SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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XTO ENERGY INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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XTO ENERGY INC.

810 Houston Street

Fort Worth, Texas 76102

April 21, 2008

Dear Stockholder:

On behalf of our Board of Directors, I invite you to attend the 2008 Annual Meeting of Stockholders to be held in Ballroom C at the Fort Worth Convention Center, 1201 Houston Street, Fort Worth, Texas, on Tuesday, May 20, 2008, at 10:00 a.m. local time.

The purposes of the meeting are set forth in the accompanying Notice of Annual Meeting of Stockholders and proxy statement. Additionally, we will review our operating results for 2007 and plans for the year ahead.

Whether or not you plan to attend the meeting, it is important that your shares be represented. Please take a moment to complete, date, sign, and return the enclosed proxy card as soon as possible, or use Internet or telephone voting according to the instructions on the proxy card. You may also attend and vote at the meeting.

Sincerely,

Bob R. Simpson Chairman of the Board and Chief Executive Officer

XTO ENERGY INC.

810 Houston Street

Fort Worth, Texas 76102

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 20, 2008

To the Stockholders of XTO Energy Inc.:

Our Annual Meeting of Stockholders will be held on Tuesday, May 20, 2008, at 10:00 a.m. local time, in Ballroom C at the Fort Worth Convention Center, 1201 Houston Street, Fort Worth, Texas, for the following purposes:

1.	To elect three directors for a term of three years or until their successors are duly elected and qualified;

2.	To approve the XTO Energy Inc. 2004 Stock Incentive Plan, as Amended and Restated as of May 20, 2008;

3.	To ratify the appointment of KPMG LLP as our independent auditor for 2008;

4.	To consider a stockholder proposal to declassify the board of directors if properly presented; and

5.	To transact any other business that may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on Monday, March 31, 2008, will be entitled to receive notice of, and to vote at, the meeting or any adjournment thereof.

Your attention is directed to the proxy statement that follows for further information about the matters to be considered at the meeting. Our annual report, including our annual report on Form 10-K for the year ended December 31, 2007 with audited financial statements, accompanies the proxy statement.

You are cordially invited to attend the meeting. Whether or not you plan to be present, please complete, date, and sign the enclosed proxy card and return it promptly in the enclosed envelope, or vote through the Internet or by telephone by following the voting procedures described on the proxy card. If you plan to attend the meeting, you may revoke your proxy prior to or at the meeting and vote in person by following the instructions in this proxy statement.

By order of the Board of Directors,

Virginia N. Anderson Secretary

Fort Worth, Texas

April 21, 2008

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held May 20, 2008. This proxy statement and the 2007 annual report are available at http://ww3.ics.adp.com/streetlink/xto.

Certain documents referred to in the proxy statement are available at www.xtoenergy.com. Please note that none of the information on our web site is incorporated by reference into this proxy statement.

PROXY STATEMENT FOR

ANNUAL MEETING OF STOCKHOLDERS

To be Held on May 20, 2008

This proxy statement is provided in connection with the solicitation of proxies by the Board of Directors of XTO Energy Inc. for the Annual Meeting of Stockholders to be held on Tuesday, May 20, 2008, and any adjournment thereof. In this proxy statement, XTO Energy is referred to as “we”, “our”, “us”, the “company” or “XTO.” We will begin mailing this proxy statement and the accompanying proxy card to stockholders on or about April 21, 2008. The purposes of the meeting are set forth in the accompanying Notice of Annual Meeting of Stockholders.

GENERAL MATTERS

Shares Outstanding and Voting Rights

All stockholders of record of our common stock as of March 31, 2008 are entitled to notice of, and to vote at, the meeting. There were 510,614,396 shares of our stock issued and outstanding on that date. Each share of stock is entitled to one vote on each matter to be voted on at the meeting. Stockholders are not entitled to cumulate their votes for the election of directors. A representative of BNY Mellon Shareowner Services, our transfer agent, will serve as the inspector of elections.

Our board requests that you complete, date, sign, and return the enclosed proxy card promptly, or vote through the Internet or by telephone, whether or not you plan to attend the meeting. Please note that there are separate arrangements for voting if you have your shares registered in the name of a broker, bank or other record holder (“street name holders”). You should check the proxy card or voting instructions forwarded by your broker, bank or other record holder to see which options are available to you.

A majority of the outstanding shares entitled to vote must be represented in person or by proxy at the meeting in order to constitute a quorum. A proxy marked “abstain” on a matter will be considered to be represented at the meeting for purposes of a quorum, but will have the same effect as a vote “against” the matter. Shares registered in the names of street name holders for which proxies are voted on some, but not all, matters (“broker non-votes”) will be counted as present for quorum purposes, but will have no effect on the matters on which they have not voted. In addition, for stockholder approval of the amendment and restatement of the 2004 stock incentive plan, under the rules of the New York Stock Exchange a majority of the outstanding shares of our common stock must vote on the matter; for this purpose, abstentions count as a vote on the matter, but broker non-votes do not.

Whether you vote by mail, Internet, or telephone, your shares of stock will be voted at the meeting in accordance with your instructions. If no specific voting instructions are designated, the shares will be voted as recommended by our board.

You may revoke a proxy at any time before it is voted at the meeting. To revoke your proxy, you may submit another signed proxy card with a later date, vote through the Internet or by telephone on a later date, vote in person at the meeting, or send a written notice of revocation to the corporate secretary of the company at our principal office, 810 Houston Street, Fort Worth, Texas 76102. If your shares are held by a street name holder and you vote by proxy instruction, you may later revoke your proxy instruction by informing the street name holder in accordance with that entity’s procedures. To vote at the meeting, you must obtain a proxy, executed in your favor, from the broker, bank or other holder of record that holds your shares and bring it to the meeting.

All stockholders of record on March 31, 2008 are invited to attend the meeting. For directions to the meeting, please contact us toll-free at 1-866-853-0556.

Cost of Solicitation

We will bear the cost of soliciting proxies, including the charges and expenses of brokerage firms and other custodians, nominees, and fiduciaries for forwarding proxy materials to beneficial owners of our common stock. Solicitations will be made primarily by mail, but certain directors, officers or other employees may solicit proxies in person, by telephone or by other means. Such persons will not receive special compensation for their solicitation services. We have engaged Mellon Investor Services LLC to solicit proxies from brokers, banks, nominees, and other institutional holders for a fee of $8,500 plus reimbursement for all reasonable out-of-pocket expenses.

Item 1.    ELECTION OF DIRECTORS

Under our bylaws, the members of our board are divided into three classes, in as equal number as possible, with staggered three-year terms. Generally, a director’s term of office continues until the third annual meeting of stockholders following election to office or until his or her successor is duly elected and qualified. The current terms of Class I, Class II and Class III directors expire at the annual meeting of stockholders in 2009, 2010 and 2008, respectively.

The board also has discretion to elect one or more advisory directors to serve for a term established by the board. Advisory directors attend meetings of the board and meetings of committees they are eligible to attend but are not entitled to vote. The board may remove an advisory director at any time, with or without cause. Advisory directors are not considered members of the board for notice, quorum, voting or other purposes, and the board can excuse any advisory director from all or any portion of any meeting.

Upon the recommendation of the corporate governance and nominating committee, the board has established that it will be composed of nine members. The corporate governance and nominating committee recommended, and the board has nominated, William H. Adams III, Keith A. Hutton and Jack P. Randall for election as Class III directors at the meeting. Each of the director nominees is currently a director and has consented to serve for the nominated term. As Class III directors, Messrs. Adams, Hutton and Randall will each serve for a three-year term continuing until the annual meeting of stockholders in 2011 or until his successor is duly elected and qualified. Biographical information (including age as of April 1, 2008) follows for each of the director nominees, each director whose term in office will continue after the meeting and each advisory director.

The persons named on the accompanying proxy card intend to vote for each of the director nominees. Should any nominee become unavailable for election, the proxies may be voted with discretionary authority for any substitute nominee nominated by our board. If the nominees are elected, our board will have nine directors, including six non-employee directors and three who are executive officers. We also have two employee advisory directors and no non-employee advisory directors.

NOMINEES FOR DIRECTOR

CLASS III	(Term to expire 2011)
William H. Adams III	Age 49. Mr. Adams has been a director of XTO since 2001. He is chairman and a principal owner of Texas Appliance Supply, Inc., a wholesale and retail appliance supply company. He is also the chief executive officer of JABB Associates, Inc., a personal investment firm. He served as regional president of Compass Bank in Fort Worth, Texas, or held similar positions with its predecessor, TexasBank, from 2001 until June 2006. Prior to that, he was employed by Frost Bank from 1995 to 2001, where he last served as president of Frost Bank-South Arlington.

Keith A. Hutton	Age 49. Mr. Hutton has been a director of XTO since April 2005, and served as an advisory director from 2000 to April 2005. He has served as our president since May 2005 and, prior to that, he was executive vice president-operations or held similar positions with us since 1987. Prior to that, he was a reservoir engineer with Sun Exploration & Production Company (1982-1987).

Jack P. Randall	Age 58. Mr. Randall has been a director of XTO since 1997. He is co-founder of Jeffries Randall & Dewey division of Jefferies & Company, Inc., an oil and gas transactions advisory and consulting business in Houston, Texas. In January 2005, Jefferies Group, Inc. acquired Randall & Dewey Partners, LP, a business Mr. Randall co-founded in 1989. He served as president of Randall & Dewey Partners, LP from 1989 to 2004. Prior to that, he was with Amoco Production Company (1975-1989), where he was manager of acquisitions and divestitures for seven years.

DIRECTORS CONTINUING IN OFFICE

CLASS I	(Term expires 2009)
Phillip R. Kevil	Age 57. Mr. Kevil has been a director of XTO since February 2004. He retired from the company in 1997. He served as vice president-taxation or held similar positions with us from 1987 to 1997. Prior to that, he was tax manager (1979-1986) and assistant tax manager (1975-1979) at Southland Royalty Company and was on the audit and tax staff of Arthur Andersen LLP (1973-1975). Mr. Kevil is a certified public accountant.

Herbert D. Simons	Age 72. Mr. Simons has been a director of XTO since 2000. In April 2007, he retired as an attorney specializing in federal income tax law. He was of counsel with the law firm of Winstead PC in Houston, Texas from 1999 until his retirement. Prior to that, he was a partner in the law firm of Butler & Binion, L.L.P. from 1972 through 1999. Mr. Simons served as a member of the Rice University Accounting Council from 1981 until 1996 and is a certified public accountant.

Vaughn O. Vennerberg II	Age 53. Mr. Vennerberg has been a director of XTO since August 2005, and served as an advisory director from 2000 to August 2005. He has served as our senior executive vice president and chief of staff since May 2005 and, prior to that, he was executive vice president-administration or held similar positions with us since 1987. Prior to that, he was employed by Cotton Petroleum Corporation and Texaco Inc. (1979-1986).

CLASS II	(Term expires 2010)
Lane G. Collins	Age 67. Dr. Collins has been a director of XTO since August 2005, and served as an advisory director from 1998 to August 2005. He is professor emeritus of accounting at Baylor University in Waco, Texas, where he taught from 1978 until May 2007. Prior to that, he taught for five years at the University of Southern California, where he earned his doctorate in business administration. Dr. Collins is a certified public accountant.

Scott G. Sherman	Age 74. Mr. Sherman has been a director of XTO since 1990. He has been the sole owner of Sherman Enterprises, a personal investment firm in Fort Worth, Texas, for the past 15 years. Prior to that, he owned and operated Eaglemotive Industries, an automotive parts manufacturing company, for 18 years. Mr. Sherman serves on the board of directors of Worth National Bank.

Bob R. Simpson	Age 59. Mr. Simpson has been a director of XTO since 1990. He was a founder of our company in 1986, has been our chairman since July 1996, and has been chief executive officer since 1986. Prior to that, he was vice president of finance and corporate development (1979-1986) and tax manager (1976-1979) at Southland Royalty Company.

ADVISORY DIRECTORS

Louis G. Baldwin	Age 58. Mr. Baldwin has served as an advisory director of XTO since 2000. He has served as our executive vice president and chief financial officer or held similar positions with us since 1986. Prior to that, he was assistant treasurer (1979-1986) and financial analyst (1976-1979) at Southland Royalty Company.

Timothy L. Petrus	Age 53. Mr. Petrus has served as an advisory director of XTO since May 2005. He has served as our executive vice president-acquisitions since May 2005. He served as senior vice president-acquisitions or held similar positions with us since 1988. Prior to that, he was vice president (1980-1988) at Texas American Bank and a senior project engineer (1976-1980) at Exxon USA.

Vote Required

The election of the nominees for director requires approval by a majority of the shares of common stock entitled to vote at the meeting, present in person or represented by proxy.

Board Recommendation

Our board recommends that the stockholders vote FOR each of the director nominees.

BOARD MEETINGS AND COMMITTEES

Our board held seven meetings during 2007. The non-employee directors also held four executive sessions during 2007. Additionally, management frequently discusses matters with the non-employee directors on an informal basis. Non-employee directors are also expected to attend management conferences twice a year to hear presentations on our performance and future plans. These meetings provide directors with an opportunity to meet and establish relationships with senior executives and key employees, and enhance leadership development and succession planning strategies. During 2007, all directors attended at least 75% of the total number of meetings of the board and the committees on which they served.

The three permanent committees of our board are the audit committee, compensation committee and corporate governance and nominating committee. All committees of the board are composed exclusively of independent directors. Each committee is governed by a charter that has been approved by our board. The charters each provide that the committee be composed of at least three directors, that each director must be independent as that term is defined from time to time by the New York Stock Exchange and the Securities and Exchange Commission, that each committee must conduct an annual evaluation of its performance and that each committee review the adequacy of its charter at least annually. Each committee has the authority to consult with outside legal, accounting and other advisors to assist in the performance of its duties. We will reimburse any fees and expenses incurred. A copy of each committee charter can be found in the Corporate Governance section of our web site at www.xtoenergy.com. You can also obtain a free copy of each charter by contacting us at 810 Houston Street, Fort Worth, Texas 76102, Attn: Corporate Secretary.

The number of meetings held during 2007, current membership and functions of the committees are described below.

Audit Committee

The audit committee held ten meetings during 2007. The committee members are Herbert D. Simons, Chairman, William H. Adams III, Lane G. Collins, Phillip R. Kevil and Scott G. Sherman. Our board has determined that all of the members of the audit committee satisfy the additional independence criteria applicable to audit committee members under the current listing standards of the New York Stock Exchange and the rules and regulations of the Securities and Exchange Commission. Additionally, the board has determined that Messrs. Collins, Kevil and Simons each qualify as an “audit committee financial expert” within the meaning of the rules and regulations of the Securities and Exchange Commission.

The audit committee is responsible for assisting the board in its oversight of the integrity of our financial statements and related disclosures, our compliance with legal and regulatory requirements, our internal control over financial reporting, disclosure controls and procedures and financial reporting practices, our internal audit function and the selection, compensation, performance, qualifications and independence of our independent registered public accounting firm serving as our independent auditor. Our independent auditor reports directly to the audit committee.

The specific functions of the audit committee are to:

•	oversee and monitor our internal control over financial reporting, disclosure controls and procedures and financial reporting practices

•	review financial statements and related disclosures

•	select, retain, compensate, oversee and replace our independent auditor

•	review and evaluate the performance, qualifications and independence of the independent auditor

•	pre-approve all audit and permitted non-audit services to be provided by the independent auditor

•	review the appointment and replacement of the persons responsible for the internal audit function

•	oversee and monitor the activities of the internal auditor

•

discuss with management the company’s earnings releases, including use of pro-forma or adjusted financial information that is not prepared in accordance with generally accepted accounting principles, and the information and earnings guidance provided to analysts

•

review and discuss quarterly reports from the independent auditor regarding critical accounting policies and practices, alternative treatments of financial information within generally accepted accounting principles and other material written communications between the independent auditor and management

•

oversee and monitor the company’s procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls and auditing matters as well as for confidential, anonymous reporting by employees of questionable accounting or auditing matters

•

oversee the adequacy of, and monitor compliance with, our codes of conduct and ethics, conflicts of interest policies and policies and procedures for the review and approval of related-party transactions

•	produce an annual report of the committee for inclusion in our proxy statement

Compensation Committee

The compensation committee held eight meetings during 2007. Members of the committee are William H. Adams III, Chairman, Lane G. Collins, Scott G. Sherman and Herbert D. Simons. Members of the committee have been determined to satisfy the additional qualification standards of Rule 16b-3 under the Securities Exchange Act of 1934 and of Section 162(m) of the Internal Revenue Code.

The compensation committee is responsible for reviewing our executive compensation programs, approving salaries and bonuses paid to the executive officers, granting all equity-based incentive awards to executive officers and making policy decisions regarding the interpretation and administration of our stock incentive plans. For a description of the compensation committee’s processes and procedures for determining executive compensation, see “Compensation Discussion and Analysis–Compensation Processes” below.

The specific functions of the compensation committee are to:

•	review and approve any corporate goals relevant to the compensation of our executive officers

•	review and approve the compensation and performance of our executive officers

•	review and approve the terms of any employment and other compensation arrangements with executive officers

•	administer and interpret our stock incentive plans

•	grant all awards to executive officers and other key employees under our stock incentive plans

•	make recommendations to the board with respect to incentive compensation and stock incentive plans, including new plans and amendments to existing plans

•	develop plans for managerial succession

•	approve all perquisites we are authorized to pay or provide to executive officers

•	monitor executive officer compliance with stock ownership guidelines

•	review and discuss with management the compensation discussion and analysis for inclusion in our proxy statement

•	produce an annual report of the committee for inclusion in our proxy statement

The committee can delegate authority to subcommittees, our chief executive officer or a committee of senior executive officers to perform certain functions for the committee. In November 2006, the committee delegated to a senior executive committee, composed of Messrs. Simpson, Hutton, Vennerberg and Baldwin, authority to grant up to 400,000 stock options from time to time to employees other than executive officers. A grant requires the approval of at least two of the four members of the senior executive committee. The senior executive committee has used its authority to make grants of stock options between regularly scheduled committee meetings to newly hired employees, in connection with promotions or as necessary for retention purposes.

Corporate Governance and Nominating Committee

The corporate governance and nominating committee held four meetings during 2007. Members of the committee are William H. Adams III, Chairman, Lane G. Collins, Phillip R. Kevil, Scott G. Sherman and Herbert D. Simons.

The corporate governance and nominating committee is responsible for identifying and recommending director nominees to the board, ensuring the board committees have qualified independent members and developing corporate governance policies and procedures for the company.

The specific functions of the corporate governance and nominating committee are to:

•	review and recommend candidates to the board as nominees for election as directors at the annual meeting of stockholders or to fill board vacancies as they may occur between stockholder meetings

•	review director nominee suggestions received from stockholders and other interested parties

•

annually review and assess the adequacy of our corporate governance guidelines, categorical standards of directors’ independence and director qualification standards, and recommend any changes deemed appropriate

•	conduct annual performance evaluations of our board and its committees

•

review and recommend any changes to director compensation levels and practices, including recommending and administering awards to non-employee directors and advisory directors under our stock incentive plans

•	make recommendations regarding director orientation and continuing education

•	generally advise the board on corporate governance matters

The corporate governance and nominating committee will review director candidates suggested for nomination by the stockholders. With respect to procedures for stockholders to suggest candidates for consideration by the committee for the 2009 annual meeting of stockholders, see “Corporate Governance Matters—Nomination Process” below.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Guidelines

Our board, upon the recommendation of the corporate governance and nominating committee, has adopted corporate governance guidelines that address significant issues of corporate governance and set forth the procedures by which the board carries out its responsibilities. The guidelines address areas such as the structure, responsibilities, qualifications, and functioning of the board and its committees, as well as director compensation, orientation and continuing education. The corporate governance and nominating committee reviews the guidelines at least annually to determine whether any changes should be recommended. A copy of the guidelines, as amended through August 2005, can be found on our web site at www.xtoenergy.com. You can also obtain a free copy of the guidelines by contacting us at 810 Houston Street, Fort Worth, Texas 76102, Attn: Corporate Secretary.

Directors’ Independence

The corporate governance guidelines require that a majority of our voting directors be independent under the rules and regulations of the New York Stock Exchange and under the categorical standards of directors’ independence adopted by the board. In February 2007, the board, upon the recommendation of the corporate governance and nominating committee, amended the categorical standards to specify the types of relationships that it has previously deemed immaterial and that should not be considered by the board in evaluating independence. The relationships deemed immaterial and reflected in the amended categorical standards include the maintenance of bank accounts for the individual executive officers on normal commercial terms at any bank where a director of the company is an executive officer or director, and the joint investment by executive officers and individual directors in projects unrelated to the company’s business, where the amount invested by any individual executive officer or director is less than $100,000. The categorical standards were also amended to clarify our standards regarding donations in excess of $1 million to non-profit organizations where a director, or director’s immediate family member, serves as an executive officer or director. A copy of our categorical standards of directors’ independence, as amended through February 2007, is attached as Appendix A and can also be found on our web site at www.xtoenergy.com.

The board, which is currently composed of nine voting members, has determined, based upon the recommendation of the corporate governance and nominating committee, that Messrs. Adams, Collins, Kevil, Sherman and Simons have no material relationship with the company, either directly or indirectly, and are independent under the New York Stock Exchange rules and our categorical standards. Specifically, the board determined that none of the directors who qualify as independent has a business, financial, family or other type of relationship with us or our executive officers (other than as a director and stockholder), except for any relationships that are immaterial under our categorical standards. In making its independence determinations, our board also considered that Dr. Collins is a retired professor of accounting at Baylor University and that the company had paid the first half of a conditional $6.8 million pledge to Baylor in honor of Mr. Simpson in May 2007. The payment was made in accordance with an agreement approved by the board in January 2007, in which Dr. Collins recused himself from the consideration of the matter and the vote. The board determined that this relationship did not impair the independence of Dr. Collins.

Codes of Ethics

The board has adopted a code of ethics for the chief executive officer and senior financial officers and a code of business conduct and ethics for all of our directors, officers and employees. A copy of each code can be found on our web site at www.xtoenergy.com. We will promptly disclose any amendments to, or waivers under, the codes with respect to executive officers and directors. You can also obtain a free copy of each code by contacting us at 810 Houston Street, Fort Worth, Texas 76102, Attn: Corporate Secretary.

Nomination Process

The corporate governance and nominating committee reviews possible candidates for nomination to the board and recommends candidates for nomination to the board for approval. The committee and the board have adopted director qualification standards that describe specific traits, abilities and experience that the committee and the board consider in determining candidates for election to the board.

The committee and the board seek individuals of high ethical character who share in our values. They also seek individuals with a variety of experience, including chief executive officers, entrepreneurs, independent business owners, licensed attorneys and certified public accountants. Additionally, we expect the board to have some members with specialized skills in the oil and gas exploration and development industry, including individuals with strong technical backgrounds. The committee is responsible for assessing the appropriate mix of skills and characteristics required of directors in the context of the perceived needs of the board at any given point in time and will review and update the criteria as deemed necessary. The qualification standards were amended in February 2007 to clarify the independence standards for serving on the board, as well as to confirm that the board should be a diverse body composed of the most qualified individuals. A copy of the director qualification standards can be found on our web site at www.xtoenergy.com.

The committee considers suggestions from many sources, including management, directors and stockholders, regarding possible candidates for nomination to the board. Possible candidates who have been suggested by stockholders are evaluated by the committee in the same manner as are other possible candidates. The committee has not retained a third-party search firm to identify candidates at this time but may do so in the future in its discretion.

Any such suggestion by a stockholder of an individual for consideration by the committee as a director nominee to be elected at the next annual meeting of stockholders should be submitted to the committee within the same time frames required in our bylaws for advance notice of a stockholder’s intention to nominate a candidate for director at that meeting. Any such suggestion should be sent to the Corporate Governance and Nominating Committee, c/o the Corporate Secretary, at 810 Houston Street, Fort Worth, Texas 76102, together with the same information as that described in our bylaws for direct stockholder nominations. The information should include the name and address of the stockholder suggesting the individual, the number of shares owned beneficially and of record by the stockholder, the suggested individual’s name and address, a description of all arrangements or understandings (if any) between the stockholder and the individual being suggested for the committee’s consideration, the information about the individual being suggested that would be required to be included in a proxy statement filed with the Securities and Exchange Commission and an indication of the individual’s willingness to be named as a nominee and to serve as a director if nominated by the committee and the board. For a complete description of the requirements, stockholders should contact the corporate secretary of the company or refer to our bylaws, a copy of which can be found on our web site at www.xtoenergy.com. With respect to the deadlines for stockholder suggestions to the committee of individuals to be considered by the committee for nomination as a candidate to be elected at the 2009 annual meeting of stockholders, see “Submission of Stockholder Proposals and Other Deadlines for the 2009 Annual Meeting of Stockholders” below.

Executive Sessions

Our non-employee directors meet in executive session without management present at least quarterly. The executive sessions are held either in conjunction with the regular quarterly meetings of the board or as separate executive meetings. The chairman of the corporate governance and nominating committee presides over executive sessions. The corporate governance guidelines also provide that there will be at least one executive session each year with only independent non-employee directors present. The non-employee directors held four executive sessions during 2007, including two executive sessions with only the independent non-employee directors present.

Director Attendance at Annual Meetings of Stockholders

It has been a long-standing practice for all of our directors to attend each annual meeting of stockholders. We have formalized this practice in our corporate governance guidelines by providing that directors and director nominees are expected to attend each annual meeting. All directors were in attendance at the last annual meeting.

Communications with Our Directors

Stockholders and other interested parties may communicate concerns to the director presiding over the executive sessions of the board, any other specific director, a board committee or to the full board by sending letters addressed to the presiding director, any other director, committee or the board at XTO Energy Inc., c/o the Corporate Secretary, at 810 Houston Street, Fort Worth, Texas 76102. These communications will be handled in accordance with the procedures adopted by the board and the audit committee. Under the procedures, our general counsel initially reviews all communications and immediately forwards to the directors all correspondence that deals with the functions of the board or its committees or that needs the directors’ immediate attention. The general counsel provides the board a summary of all correspondence received, and any director can request copies of any of the correspondence. Concerns related to accounting, internal control or auditing matters will be reported to our audit committee. Information on the procedures to communicate with directors and procedures to report accounting, internal control or auditing concerns can be found on our web site at www.xtoenergy.com.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The table below sets forth, as of March 31, 2008, beneficial ownership of our common stock by our directors, the executive officers named in the summary compensation table, all directors and executive officers as a group and all persons who were known to us to be the beneficial owners of more than 5% of the outstanding shares.

	Amount and Nature of Beneficial Ownership
Name	Number of Shares Owned (a)	Shares Acquirable Within 60 Days (b)	401(k) Plan Shares (c)	Total Beneficial Ownership	Percent (d)
Directors and Executive Officers:
Bob R. Simpson (e)	9,203,526	2,421,274	204,959	11,829,759	2.31%
Keith A. Hutton	2,669,232	1,326,661	54,848	4,050,741	*
Vaughn O. Vennerberg II	1,738,070	1,200,430	22,362	2,960,862	*
Louis G. Baldwin	1,350,684	467,501	215,419	2,033,604	*
Timothy L. Petrus	497,750	449,479	2,394	949,623	*
William H. Adams III (f)	74,487	60,805	—	135,292	*
Lane G. Collins (g)	80,861	60,805	—	141,666	*
Phillip R. Kevil (h)	82,560	64,860	—	147,420	*
Jack P. Randall (i)	34,998	117,014	—	152,012	*
Scott G. Sherman (j)	520,778	117,014	—	637,792	*
Herbert D. Simons	674,872	81,610	—	756,482	*
Directors and executive officers as a group (12 persons)	17,646,466	6,585,422	6,714,846	30,946,734	5.98%

Certain Beneficial Owners:
Wellington Management Company, LLP (k) 75 State Street Boston, MA 02109	27,209,561	—	—	—	5.33%

*	Less than 1%

(a)	Unless otherwise indicated, all shares listed are directly held with sole voting and investment power. Includes the following shares held in ordinary brokerage margin accounts: Mr. Simpson, 7,343,749 shares; Mr. Hutton, 2,543,468 shares; Mr. Vennerberg, 1,738,070 shares; Mr. Baldwin, 1,350,684 shares; Mr. Adams, 58,659 shares; Mr. Kevil, 36,637 shares; and Mr. Randall, 34,891 shares.

(b)	Includes options granted under our 1998 and 2004 stock incentive plans that are exercisable within 60 days of March 31, 2008.

(c)	Includes shares held in our 401(k) plan over which the individual has sole investment power. For all directors and executive officers as a group, includes 141,495 shares held in the 401(k) plan by other executive officers and 6,073,369 shares held in the 401(k) plan for all other employees as to which certain executive officers may be deemed to have beneficial ownership due to their collective authority to direct the vote of the shares held in participant accounts.

(d)	Computed as if all options exercisable within 60 days by such beneficial owner or all members of the group had been exercised and the equivalent number of shares was issued and outstanding.

(e)	Includes 26,625 shares held in custodial accounts for Mr. Simpson’s minor children. Excludes 37,500 shares owned by his spouse, as to which he disclaims any beneficial ownership.

(f)	Includes 15,828 shares held in his IRA account.

(g)	Includes 10,072 shares held in his IRA account and 14,141 shares held in his spouse’s IRA account.

(h)	Includes 3,750 shares owned by his spouse.

(i)	Includes 107 shares owned by his son.

(j)	Includes 479,464 shares owned by the Scott Sherman Family Limited Partnership.

(k)	Number of shares owned is as last reported on Schedule 13G dated February 14, 2008, reporting ownership as of December 31, 2007. Wellington Management Company, LLP, as an investment adviser, reports the shared power to vote 16,572,396 shares and shared power to dispose of 27,209,561 shares.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The goal of our executive compensation program is to attract and retain executives of high integrity and exceptional entrepreneurial skill who are capable of leading our company in continuing to achieve our ambitious business objectives and strategies. Our ultimate goal is to continue to create exceptional long-term value for our stockholders.

We have designed and implemented our executive compensation program to motivate and reward our executives for sustained superior operating and financial performance that results in exceptional value creation for our stockholders. In order to do so, our program is structured to encourage our entrepreneurial culture and to retain those key executives who have produced exceptional results for our stockholders, recognizing that Bob R. Simpson, a founder of the company, and the executive team that he has built are critical to our continued success.

We believe that our exceptional performance, as reflected in record operating and financial results and stockholder returns that have consistently exceeded those of our peers, merits above-market compensation. Our philosophy is that compensation should be related to sustained superior operating and financial results and exceptional value creation for our stockholders, and not necessarily determined based on survey data, tied to an overly formulaic approach or unduly influenced by wealth accumulation.

Reflecting our entrepreneurial philosophy, we have used semi-annual cash bonuses and long-term equity-based compensation to motivate and reward our executive officers, rather than deferred compensation, defined benefit pension or supplemental retirement plans that are typically less performance-based, are not necessarily aligned with stockholders’ interests and can be very costly to a company regardless of its success. Thus, our executives’ compensation is substantially at risk, and there is a meaningful opportunity for above-market rewards depending upon our annual and long-term performance.

As a result of our historical focus on performance-based equity compensation and the retention of much of that equity by our executives, they have benefited from the exceptional performance of our stock over the past 10 years along with our stockholders. Consequently, our executive compensation program has recently become more focused on retention than in prior years. We believe that as long as we continue to perform well and provide exceptional returns to our stockholders, we must structure our compensation program in a way to retain and continue to motivate our executives who are critical to our future success.

In our view, the wealth accumulated by our executives from their company compensation over the years is in line with historical increases in stockholder value that they have helped to create and should not negatively impact our compensation decisions, as it would unfairly penalize the executives for their past successes, decouple their interests from those of our long-term stockholders and be counter-productive in retaining and motivating them to achieve even greater success for our stockholders in the future. Given our entrepreneurial culture and the exceptional returns that it has generated for our stockholders, we believe that we must continue to reward our executives commensurate with the success achieved. This is especially true in the case of Mr. Simpson, given that he helped to found our company, built our management team and has guided the company successfully as our chief executive officer for over 22 years.

In September 2004, we restructured our executive compensation program to weight the compensation of named executive officers, including Mr. Simpson, more towards discretionary cash bonuses and stock options or other stock appreciation awards, and away from performance shares that vested upon achievement of specified stock price targets and resulted in additional performance share grants with higher stock price targets. The restructuring has enabled our compensation committee to exercise more timely discretion in rewarding our executives in order to better align their compensation with both our annual operating and financial results and long-term value creation for our stockholders as reflected in appreciation in the value of our stock. It has also enabled the committee to tailor its compensation decisions more precisely to its subjective judgments regarding the responsibilities, performance and contributions of each individual executive to the success of the company, and to better reflect the important role played by Mr. Simpson in that continued success. As discussed below, the committee has reviewed this decision and concluded that, in order to maintain maximum flexibility in structuring executive compensation and to limit stockholder dilution, we are, in connection with seeking stockholder approval of the amendment and restatement of the 2004 stock incentive plan, announcing our intention to maintain the option of using full-value awards in structuring equity-based compensation for the named executive officers.

Key Objectives

Align interests with the long-term interests of our stockholders. Since one of our primary objectives has been to align our executives’ interests with the long-term interests of our stockholders, our executives have always been expected to retain a significant portion of the stock that they acquire as equity compensation. Since October 2004, we have had formal ownership guidelines for our executives. Our executive officers are significant stockholders, and our stock is a majority portion of each executive’s net worth. As such, their interests are strongly aligned with those of our stockholders.

Motivate and reward value creation. Our focus is on creating long-term value for our stockholders and focusing our executive team on those efforts, without undue concern about the short-term impact of business decisions. We believe this encourages our executives to take appropriate risks in pursuit of superior rewards, while employing effective risk management tools that will enhance long-term value for our stockholders. We believe that a portion of the growth in value should go to the executives that create those exceptional stockholder returns.

Maintain entrepreneurial culture. Mr. Simpson is a founder of the company and has successfully built an executive team that shares his entrepreneurial spirit. He has created an environment where employees perform like entrepreneurs with vested ownership interests and have the meaningful opportunity to earn above-market compensation if the company creates exceptional value for our stockholders. We believe this has been an important component of our success and that it is critical to maintain this culture.

Retain talent. We believe that it is critical to our continued success to retain our executive team, especially Mr. Simpson. In an industry that has been experiencing increasing competition for talent, we have experienced very little turnover among our executive officers, other senior executives and technical staff in the past few years. The executive officers named in the summary compensation table have a combined 106 years of service with us, including Mr. Simpson’s 22 years, and we believe that this gives us a significant competitive advantage. While our compensation arrangements alone cannot guarantee that we can retain our executives, we believe that, without the appropriate compensation structure, such retention could be at risk.

Compensation Processes

Role of the Compensation Committee. Our executive compensation program is under the direction and control of the compensation committee of our board, which is composed entirely of independent, non-management directors. The committee met eight times during 2007. It generally meets in coordination with regularly scheduled board meetings and makes compensation decisions at its regular May and November meetings. It may also take additional compensation actions in the event of a new hire, promotion or other exceptional event, and at times may act by written consent. The committee’s annual review of executive compensation is in November.

Executive compensation is determined by the committee in executive session, generally with the other non-employee directors of the company present. There is no precise formula in place to arrive at executive compensation. In determining appropriate cash and equity-based compensation, the committee analyzes the operating and financial results of the company and the price of our stock during the year, and evaluates the individual’s performance and how it has contributed to our success. The committee does not assign a greater weight or value to any operating or financial result. Consequently, the types and amounts of compensation paid to our executives are the result of a subjective process undertaken by the committee guided by our objectives of executive retention, motivation and reward in order to achieve our ultimate goal of creating exceptional value for our stockholders.

The committee considers the company’s operating and financial results and changes in our stock price from year to year, and in its discretion subjectively evaluates each individual executive’s responsibilities, performance and contribution to our success, without regard to the compensation of any other person outside (external pay equity) or within (internal pay equity) the company. In making its subjective judgments for each individual executive, the committee uses our actual results to measure our success, and subjectively evaluates that executive based on those actual results and the individual’s contribution to them, rather than measuring the individual’s contribution for the year by reference to the achievement of pre-established performance goals and targets. No one element of an individual’s performance of his responsibilities or the resulting contribution to our overall operating and financial results has a material impact on the committee’s decision-making process with respect to that individual.

We do not have a policy regarding the relationship of compensation among the named executive officers or with other employees. The same design factors and compensation elements are applied to all named executive officers. Any material differences in the amount of compensation for each executive officer reflect the significant differences in the scope of individual responsibilities and contributions. The differences in compensation between that of Mr. Simpson and the other named executive officers reflect not only his leadership role, critical decision-making responsibility and significant duties, but also his status as a founder of the company and his role in successfully building and guiding the company to its success and creating exceptional stockholder value.

Role of Compensation Consultants. The committee has authority to hire legal, accounting, compensation and other consultants. The committee can determine the scope of the consultant’s assignment, the extent to which it wants management involved in any projects and the fees to be paid. The committee generally relies on consultants for equity plan design, not to establish appropriate pay levels. The committee did not retain a compensation consultant during 2007.

We retained Cogent Compensation Partners in 2008 to assist us in developing the amendments to our 2004 stock incentive plan being submitted to stockholders for approval at the meeting. Cogent advised us on the number of shares to be authorized, grant practices and caps on individual grants. It did not advise us on appropriate pay levels.

Benchmarking and Other Tools. We do not benchmark our compensation to any group of companies. While we compile a survey of competitive market compensation paid by other companies, we do not attempt to maintain a certain target percentile, benchmark any element of our compensation to that of other companies or otherwise rely on survey data to determine executive compensation for any individual executive or for all executives as a group.

In connection with its annual review of compensation each November, the committee is furnished a survey of comparative annual cash and equity compensation data for a peer group of oil and gas companies based on information we compile from public filings. The compensation data is sorted based on various performance measures that we consider important in our industry, including particularly stock price and return to stockholders, production and production growth, reserves and reserve growth, cash flow and finding and development costs per Mcfe. We use these operating and financial measures because we believe that they are indicative of how well our stock will perform. The committee also receives a report showing the compensation percentage, as a percentage of our market capitalization, of the aggregate compensation paid to all of our named executive officers relative to our peers and the sensitivity of the overall compensation of our named executive officers to a one percent change in our stock price.

In November 2006, the peer group consisted of Anadarko Petroleum Company, Apache Corporation, Chesapeake Energy Corporation, Devon Energy Corporation, EOG Resources, Inc., Hess Corporation, Kerr-McGee Corporation, Marathon Oil Corporation and Occidental Petroleum Corporation. Due to a merger, the peer group was adjusted to delete Kerr-McGee in November 2007. This information is used as a tool in the committee’s subjective determination of executive compensation, but we do not attempt to maintain a certain target percentile or otherwise rely on the survey data to determine executive compensation.

Additionally, at each quarterly board meeting directors receive a performance scorecard reviewing the company’s short- and long-term operating and financial results in a number of critical areas, including those listed above. The scorecard includes a summary of the performance highlights for the year to date and projections for year-end results. These scorecards enable the committee to evaluate the short- and long-term performance of the company.

In conjunction with its November meeting to review compensation, the committee also receives tally sheets showing each executive officer’s total compensation through the first three quarters of the year, amounts realized upon the exercise of options, prior year grants, the number of outstanding options and the estimated payments that would be made to each executive upon termination or a change in control. The committee also periodically receives a calculation of the value of each executive’s outstanding options based on current prices, as well as the value of shares the executive already owns.

The committee does not assign a weighting to any one element of compensation reflected in the tally sheets and other information in their overall decision-making process, and the tally sheets, scorecards and other information are used more to provide historical perspective and overall context for the committee’s subjective compensation decisions than to dictate any element of that compensation.

While the committee is furnished information related to prior wealth accumulation, it does not, as discussed above, consider prior bonuses or gains from prior options exercises or performance stock vesting in setting other elements of compensation. As of December 31, 2007, the value of our stock has increased 5,679% since our initial public offering in 1993. As a result of our historic focus on the use of equity-based compensation, our executives have been rewarded along with our stockholders. The committee believes that reducing compensation based on prior bonuses and prior equity gains realized by an executive officer would unfairly penalize the officer for such exceptional long-term performance and may reduce the motivation for continued high achievement on a short- and long-term basis. It would also be contrary to the objectives of our compensation program to maintain our entrepreneurial culture, to motivate and reward value creation and to retain our executive talent. Our view is that each executive officer should have an annual opportunity to be rewarded for company and individual performance.

Management’s Role. Our chief executive officer, Mr. Simpson, regularly reviews our executive compensation program and makes recommendations to the committee regarding base salary, bonus structure and equity plan design changes, if warranted. Mr. Simpson reviews with the committee his recommendations on base salary adjustments, semi-annual cash bonuses and equity compensation awards for each of the other named executive officers. The committee considers Mr. Simpson’s evaluation of the responsibilities, performance and contribution of each of the other named executive officers and his recommendations regarding base salary, cash bonuses and equity-based compensation for the executives in making its own subjective decisions.

Mr. Simpson also reviews with the committee his own performance and compensation. The committee and other non-employee directors discuss with Mr. Simpson the company’s operating and financial results and stock price, his responsibilities, performance and contributions to those results, his current compensation and his plans and expectations for the upcoming year before subjectively determining the appropriate amount and type of his compensation.

Elements of Compensation

We seek to achieve an appropriate mix between annual and long-term equity-based compensation and between cash and equity incentive awards in order to meet our objectives. We do not apply a rigid apportionment goal. Our mix of compensation elements is designed to reward superior operating and financial results and motivate exceptional long-term performance through a combination of cash and equity compensation. Additionally, when determining the mix of compensation, the committee takes into account that we do not provide deferred compensation, defined benefit pension or supplemental retirement plans.

Base Salary

We believe that some minimum portion of an executive’s cash compensation should be a fixed amount for the executive’s regular work. Base salary constitutes a relatively small portion of total cash compensation for our executives, with the primary portion being in the form of cash bonuses that are determined based on company performance.

Base salaries are reviewed annually in November, with any adjustments effective December 1, but may also be adjusted in connection with a promotion or other change in responsibilities. The salary review is subject to minimum base salary requirements set forth in employment agreements that we have with some of our executive officers. Base salary increases reflect the executive’s level of experience, changes in responsibilities, how the individual performed his or her responsibilities, how the executive’s performance contributed to the company’s success, changes in the cost of living and other factors, such as the general level of competitive salaries in the industry and the need for any catch-up or other structural adjustment.

Cash Bonuses

Cash bonuses are designed to reward executives for performance based on superior operating and financial results, with particular emphasis on those measures which we believe will result in long-term value creation for our stockholders. Rather than using a predetermined formula involving specific goals, targets and maximum payouts, the committee determines bonuses through a subjective evaluation of company results and its subjective evaluation of the individual’s performance and contribution to those results. The committee has concluded that this subjective approach has been effective in motivating and rewarding our executive team to create exceptional value for stockholders and has provided the necessary flexibility to allow us to respond to changes in our business environment.

Cash bonuses constitute a substantial portion of each executive officer’s overall cash compensation. As the individual’s level of responsibilities and impact on company results increases, a greater proportion of his or her overall cash compensation will be in the form of bonuses. We do not use specific salary multiples, pre-established performance goals or targets or other metrics to determine bonuses for executive officers.

When we restructured our equity incentive program in September 2004 to discontinue the use of performance shares for our named executive officers, our cash bonuses increased in both amount and as a percentage of overall compensation. Prior to this, the committee had granted performance shares to executive officers that vested upon the achievement of specified stock price targets.

Cash bonuses are paid to our executives as a semi-annual incentive. We pay our executives cash bonuses for a given year in two installments, with the first installment paid in December of that year, and the second installment paid in June of the following year, also reflecting the operating and financial results for the first quarter of that following year. In recent years, the second installment of Mr. Simpson’s bonus has been less than or equal to the first installment, while the second installments paid to the other named executive officers have tended to be higher than their first installments. Such increases reflect both the increasing responsibilities of certain of such executives year to year, including promotions to new positions, as well as increases in the amount of bonuses paid to such executives as a result of sustained favorable operating and financial results. Since the bonus payment made in June of the following year is also related to the results of the first quarter of the then-current year, our summary compensation table reports our executives’ bonuses in the year paid, and thus includes the June payment in that following year.

We believe that paying cash bonuses in two installments provides important motivation and retention benefits, as well as affording us greater flexibility. As noted above, payment of bonuses in two installments has allowed us to more quickly reflect in a given individual executive’s bonuses both increases in the individual’s responsibilities (including as a result of a promotion) and the general upward trend in bonus amounts as a result of sustained favorable operating and financial results. It would also allow us, in an appropriate case, to reflect more quickly any decrease in responsibilities or performance of an individual, and to adjust downward the general bonus structure to reflect any decline in company results, including any downward trend reflected in the first quarter results of that following year. All other officers and key management employees also receive their bonuses semi-annually.

The committee believes that, in exceptional cases, it may be appropriate under certain circumstances to recognize extraordinary performance by an executive officer that has substantially contributed to the success of the company through the use of special cash bonuses in addition to semi-annual bonuses. Such special bonuses would be paid separately, and would not impact the two-installment bonus structure described above. We did not pay any special bonuses to the named executive officers in 2006 or 2007.

Equity-Based Incentive Compensation

Use of Equity-Based Incentives. Given our stock performance, equity-based awards, in the form of stock options and performance shares, have historically represented the largest component of total compensation paid to our executive officers. Equity-based incentives most directly recognize the stockholder value created by our executives over the long-term and are awarded to align a significant portion of each executive’s net worth with the company’s success in creating exceptional stockholder value. This important compensation tool has been critical to maintaining our entrepreneurial culture and spirit and retaining our key executives. As a result, our executive team has acquired significant ownership in our company. To be certain that we continue to have this compensation tool, we are seeking stockholder approval of amendments to our 2004 stock incentive plan to, among other changes, increase the number of shares available for awards under the plan by 12,000,000 shares.

Equity-based incentives are granted under our 2004 stock incentive plan. This plan provides for the granting of options, stock appreciation rights, restricted stock units and shares, performance units and shares and other stock-based compensation. The committee has used only stock options, granted at 100% of fair market value on the date of grant, to compensate executive officers since the 2004 plan was originally approved by stockholders in November 2004. In the case of all stock options, the amount realized by an executive officer is based on the appreciation in the value of the stock between the date of grant and the exercise date. The vesting of options can be based on the passage of time or on achievement of performance targets, such as increases in the price of our stock.

As noted above, in September 2004 we restructured our equity incentive program to discontinue the use of performance shares for our named executive officers. Prior to this, the committee had granted performance shares to executive officers that vested upon the achievement of specified stock price targets. When the targets were achieved, new performance shares were granted with successively higher stock price targets. The committee determined at that time to discontinue using performance shares and to use stock options and other stock appreciation awards as the primary form of equity-based compensation for the named executive officers. The committee believed that this provided long-term incentive opportunities that were tied more directly to the stock appreciation benefits experienced by all stockholders, and established a better alignment of the executive’s interests with those of our stockholders.

We have reviewed this decision and concluded that, in order to enhance the effectiveness of executive compensation and for the other reasons described below, we are, in connection with seeking stockholder approval of the amendment and restatement of the 2004 stock incentive plan, announcing our intention to maintain the flexibility to grant performance shares or other full-value awards to our named executive officers. This decision is also influenced by the impact on our equity-based compensation of the adoption of Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment (“SFAS 123R”) effective January 1, 2006, which generally requires all equity-based payments to employees to be expensed based on their fair values over the expected vesting period. The use of full-value awards by public companies in general has increased as a result of SFAS 123R. Based on a review of recent trends in executive compensation, the fact that the use of full-value awards will result in less dilution for the company since fewer shares are needed to provide the desired compensation level, as well as the effects of SFAS 123R, we do not believe it is in the best interests of the company or stockholders to continue to limit the committee to using only stock options and other stock appreciation awards in our equity-based compensation program for our named executive officers.

The committee has continued the practice of tying the vesting of some portion of equity-based incentive awards granted to executive officers to the performance of our stock. When the stockholders approved the amendment and restatement of the 2004 plan in May 2006, we disclosed our intention that the vesting of at least 25% of all awards granted to executive officers would be contingent upon satisfying certain performance criteria, including achievement of stock price targets. For grants made in 2007, 50% of awards granted to each executive officer had vesting provisions tied to the achievement of stock price targets. The stock price targets are set in the discretion of the compensation committee and are determined based on current stock prices, recent price changes and price trends. Stock price targets are adjusted in the event of stock splits, extraordinary dividends or other adjustment to the capitalization of the company. Awards that are not subject to performance-based vesting criteria generally have a minimum three-year vesting period. The time vested options further support our goal of retaining executives.

As an additional retention feature, in August 2006 the committee approved a new form of stock option grant agreement for executive officers with employment agreements. The new form provides that the vesting of an option will not be accelerated upon retirement unless the option has been held at least 18 months after the date of grant. Messrs. Simpson, Hutton and Vennerberg each have employment agreements, and they are each eligible to retire. Unvested options that do not vest upon retirement are forfeited.

Equity-based incentives awarded to executive officers are based on the committee’s subjective evaluation of the executive officer’s potential contribution to the company’s long-term success and value creation, and to reward outstanding individual performance and contributions to the company. In determining the number of options to be granted, the committee also considers any exercises by the executive during the year, prior year grants and remaining unexercised options.

Equity Grant Practices. Equity-based grants are generally made in May and November at the committee’s regular meetings to review compensation. The dates of the meetings coincide with the dates of regular board meetings, which are established prior to the beginning of each year. The committee retains discretion to give out-of-cycle grants to the named executive officers. Grants are made without regard to anticipated earnings or other major announcements by the company. Our 2004 plan prohibits the repricing of stock options. In 2007, all grants to executive officers were made in November 2007, and there were no out-of-cycle grants.

The committee approves equity-based grants before or on the date of grant. The exercise price of each stock option awarded to the executive officers is the fair market value of the stock on the date of grant. Prior to November 2006, fair market value was defined in the 2004 plan as the average of the high and low price of our stock on the New York Stock Exchange on the date of grant. In November 2006, we amended the plan to provide that fair market value would equal the closing price of our stock on the date of grant.

The 2004 plan and the compensation committee’s charter allow the committee to delegate authority to grant equity-based awards to non-executive officer employees to one of the executive officers or a committee of executive officers. The compensation committee has delegated to a senior executive committee of four of our executive officers (Messrs. Simpson, Hutton, Vennerberg and Baldwin) authority to grant stock options covering up to 400,000 shares in the aggregate to employees other than executive officers. A grant requires the approval of at least two of the four members of the senior executive committee. As with the grants made directly by the compensation committee, the exercise price of options granted by the senior executive committee must be the fair market value of the stock on the date of grant. The senior executive committee has used its authority to make grants of stock options to newly hired employees, in connection with promotions or as needed for retention purposes. Grants by the senior executive committee are made on the first trading day of a month.

Stock Ownership Guidelines. To reinforce the alignment of the long-term interests of our executive officers with those of our stockholders, we have established stock ownership guidelines for executive officers. Each executive officer is expected to own a number of shares of our stock with a value that is a multiple of the executive’s current base salary, as follows:

Officer	Salary Multiple
Chief Executive Officer	8x
President	8x
Senior Executive Vice President and Chief of Staff	7x
Executive Vice Presidents	6x

Prior to adoption of these formal guidelines, it was expected that a significant, but undefined portion of stock acquired by executive officers would be retained by them. Each of our named executive officers owns shares in excess of our minimum ownership guidelines.

Perquisites and Other Benefits

The executive officers also receive perquisites and other benefits that the compensation committee believes are reasonable, competitive and consistent with the company’s executive compensation program. In some cases, the nature, types and minimum level of perquisites and other benefits are provided for in employment agreements.

In 2007, perquisites and other benefits provided to executive officers included a monthly car allowance, vehicle maintenance, registration, insurance and fuel expenses, financial consulting and tax preparation services, technology and home security services, club dues, administrative assistance, personal use of company aircraft, as well as access to company housing and tickets to sporting and other events. In January 2006, the compensation committee reviewed and amended the aircraft usage policy to provide that each year our chief executive officer could use company aircraft for personal travel for up to 50 hours, our president and senior executive vice president for up to 35 hours and our executive vice presidents for up to 24 hours. The named executive officers can also use company aircraft for personal use beyond the hours allowed by reimbursing the company its out-of-pocket costs. Executive officers can carry unused hours forward to the following year or borrow in any year up to two years of future allotted hours beyond the current year.

We also provide life insurance to all salaried employees, including the executive officers, equal to twice the employee’s base salary and bonus, up to a maximum of $1.5 million. For Messrs. Simpson, Hutton and Vennerberg, we provide an additional $3 million in life insurance as required by their employment agreements. For Messrs. Baldwin and Petrus, we provide an additional $1 million in life insurance, which is the additional amount provided to all officers.

In February 2007, in recognition of Mr. Simpson’s extraordinary contributions to the company, and as part of our charitable giving program to support higher education, the independent directors, with Dr. Collins recusing himself from the consideration of the matter and vote, approved a conditional $6.8 million pledge to assist in building an athletics and academic center at Baylor University, Mr. Simpson’s alma mater. The first installment of $3.4 million was paid in May 2007, and the second installment is expected to be paid in the first half of 2008. Concurrently, Mr. Simpson made a $3.2 million pledge for the same project. In return for these contributions, the company and Mr. Simpson obtained naming rights for the building and certain facilities within the building, and Mr. Simpson will be provided with access to certain sporting events. The building will be named the Simpson Athletics and Academic Center.

As an extension of the company’s program to support higher education, in November 2007 the board, upon the recommendation of the compensation committee, approved a matching charitable contribution program for executive officers, other than Mr. Simpson, and other officers of the company. Under the program, the company will match, on a 3-for-1 basis, up to $250,000 in aggregate contributions made by each of Messrs. Hutton, Vennerberg, Baldwin and Petrus to a designated university or college prior to the end of December 31, 2010, or any pledge made prior to that date that does not extend more than three years from the date of the pledge. The program also provides for matching grants to senior vice presidents and other officers on a sliding scale. The company did not pay any amounts under this program during 2007 with respect to any of the eligible executive officers.

In addition, regular benefits, which are available to all salaried employees, are also available to the named executive officers on the same basis. These benefits include health care benefits, a retiree medical plan, long-term care insurance and a tax-qualified 401(k) plan with the company matching 10% of the employee’s contributions up to the maximum deductible amount under the Internal Revenue Code. Unlike many of our peers, we do not have deferred compensation, defined benefit pension or supplemental retirement plans.

Employment, Severance and Change in Control Arrangements

We have various employment, severance and change in control arrangements covering some or all of our named executive officers. In addition to other provisions, such as vesting of all outstanding equity-based awards upon a change in control (a “single-trigger” approach), these arrangements provide for various cash payments and other benefits upon termination of employment, or upon the expiration of 45 days after a change in control, or earlier if the executive’s employment is terminated (a “modified single-trigger” approach). See “Potential Payments Upon Termination or Change in Control” for a description of amounts to be paid and other benefits under these arrangements under various circumstances.

Our employment, severance and change in control arrangements are also intended to preserve employee morale and productivity and encourage retention in the face of the disruptive impact of an actual or rumored change in control. They are also intended to help us attract and retain highly qualified employees, and to ensure fair treatment of employees in the event of a change in control. In addition, for the executive officers, these arrangements are intended to enable executives to objectively assess and pursue aggressively any corporate transactions that are in the best interests of stockholders without undue concern over the impact of a transaction on their own personal financial and employment situation.

We believe that, relative to the overall value of any potential transaction, our change in control payments and benefits would be reasonable. We also believe that our arrangements are designed in a manner to create incentive for our executive officers to build stockholder value and to obtain the highest value possible in the event that we are acquired. Between 40% and 70% of each executive officer’s change in control value is contingent on the value obtained for our stockholders upon a change in control.

We believe that it is appropriate to provide single-trigger vesting of all equity-based awards to provide our executive officers with the same opportunities as all of our stockholders, who are free to sell their equity at the time of a change in control and thereby realize the value created at the time of the transaction. We believe that this is the most simple and direct approach for treatment of equity awards in connection with a transaction that often eliminates the acquired company’s equity.

We also believe that it is appropriate to provide for cash payments to the named executive officers upon the expiration of 45 days after a change in control. Since under our arrangements cash payments are to be made to a named executive officers upon the expiration of 45 days after a change in control, or earlier if the executive’s employment is terminated, the executive’s employment does not necessarily have to be terminated for the executive to receive the cash payments. Unlike a “double-trigger,” our modified single-trigger arrangements for the payment of cash under such circumstances (i) encourages our executives to stay with the acquiror after the change in control, rather than seeking an immediate termination of their employment, thus providing an important post-acquisition retention incentive and promoting a smooth transition that may enhance further the perceived value of the company for the benefit of all stockholders; (ii) helps to avoid the cost, disruptions and uncertainty related to any effort by the executive to establish “good reason” for a voluntary termination to entitle him or her to the cash payments; and (iii) provides the opportunity for the acquiror to renegotiate employment and severance arrangements with any executive whom the acquiror seeks to retain, while at the same time providing the executive with a measure of financial security (which is especially important in light of the fact that the company does not have any deferred compensation, defined benefit pension or supplemental retirement plans), and not forcing the executive to remain with the acquiror if the acquiror does not intend to retain him for a reasonable period or such negotiations do not result in mutually satisfactory arrangements for the continued retention of the executive.

Employment Agreements. Employment agreements are offered to key executives to ensure the continuity and stability of management. We have employment agreements with Messrs. Simpson, Hutton and Vennerberg. The committee believes that these agreements are an important part of our overall executive compensation program because they secure the continued employment and dedication of these executives. They are also designed to smooth any transition following retirement of the executive by requiring that the executive agree to an 18-month consulting agreement.

The agreements provide for continuation of current responsibilities and titles, minimum base salary, car allowances and life insurance and the continuation of participation in equity incentive plans and various benefit programs while employed. The executive is also to be reimbursed for fuel, maintenance, registration and insurance costs for an automobile. The committee has authority to pay base salaries and car allowances in excess of the minimums provided in the agreements. The agreements also address the compensation that each executive will receive if the executive’s employment terminates under certain circumstances, including retirement, death and disability, and after a change in control, and provide us with the right to obtain a release upon any payment under the agreement and to require arbitration of any disputes under the agreement.

Change in Control Severance Plans. We have adopted change in control severance protection plans that cover all employees. The management severance plan currently covers approximately 280 employees, including all executive officers and other officers and key employees. The management severance plan addresses the compensation that each executive will receive if there is a change in control of the company. Executives entitled to receive benefits following a change in control under both an employment agreement and the management change in control severance plan must elect to receive benefits under either arrangement, but not both.

Other Agreements. In 2004, we entered into change in control performance share grant agreements with Messrs. Simpson, Hutton, Vennerberg and Baldwin providing that, if they are employed by the company on the date of a change in control, they will each receive a lump-sum cash payment equal to the value of 833,333, 687,500, 583,333 and 166,667 shares of stock, respectively, on the date of the change in control. In November 2006, we entered into a similar agreement with Mr. Petrus providing that he will receive a lump-sum cash payment equal to the value of 156,250 shares on the date of a change in control. All share amounts have been adjusted for the December 2007 five-for-four stock split. These agreements are designed to further align the executives’ interests with those of the stockholders and to reward the executives if they negotiate a favorable transaction for the stockholders.

The agreements with Messrs. Simpson, Hutton, Vennerberg and Baldwin were entered into in connection with the restructuring of our executive compensation program in September 2004 when we discontinued granting performance shares to the named executive officers and began granting them only stock options or other stock appreciation awards. The 2004 agreements replaced agreements that we had entered into with the executives in 2001 that provided for the grant of performance shares immediately prior to a change in control, with the number of shares to be granted calculated based on the price of our stock on the date of a change in control and reduced by the number of performance shares otherwise granted to the executive between the date of the original agreement and the date of the change in control. The performance shares would have vested on the date of the change in control.

If Messrs. Hutton, Vennerberg, Baldwin or Petrus is subject to the 20% parachute excise tax under Section 280G of the Internal Revenue Code, we will pay him an additional amount to “gross-up” the payment. The tax gross-up is designed to ensure that the executive officer will receive the full amount due under the terms of the employment agreement or severance plan, as applicable, and the amended change in control performance share grant agreement after payment of the excise tax.

Mr. Simpson’s employment agreement and his change in control performance share grant agreement were amended in December 2007 to eliminate the requirement that we provide a tax gross-up payment to him in connection with any excise tax. The amended agreements now provide that the total aggregate payments to him under his employment agreement or the management severance plan, as applicable, and his change in control performance share grant agreement that are contingent on a change in control will be reduced to the maximum amount that we can pay him without triggering the excise tax under the Internal Revenue Code.

Committee Review. The committee continues to review the employment agreements, management severance plan and other arrangements providing for payments upon a change in control to assess the formula and determine whether any such arrangements should be further amended. The committee recognizes that, because our compensation program was revised in 2004 to eliminate the use of performance shares for executive officers and to increase the amount of cash bonuses, the amount of the termination and change in control payments have increased. The original formula was established when cash bonus levels were much lower and performance shares were used extensively. The committee also recognizes that a large portion of the potential change in control payment for each executive officer is the result of the exceptional performance of our stock, which increased in price by 207% between September 1, 2004 and December 31, 2007. As part of its review, the committee, in connection with seeking stockholder approval of amendments to the 2004 stock incentive plan, is announcing our intention to maintain the flexibility to grant performance shares or other full-value awards to our named executive officers.

Considerations for Executive Compensation Decisions in 2007

The compensation committee discussed the primary compensation components for the named executive officers for 2007 in regularly scheduled committee meetings held in November 2006, May 2007 and November 2007.

Among the most important considerations for the committee was the relative performance of the company in our business sector based on the following measures:

•	stock performance and return to stockholders

•	production and production growth

•	reserves and reserve growth

•	finding and development costs

•	operating cash flow

Overall, the committee concluded that the executive team had delivered consistently exceptional results, as demonstrated by our strong operating and financial results and the exceptional increase in stockholder value on both an absolute basis and relative to our peers. The committee noted the following in November 2007:

•	for the first ten months of 2007, our stock price had increased 41.1%, creating $7.7 billion in additional stockholder value, substantially exceeding the performance of the Dow Jones US Exploration &

Production Index and the S&P 500 Index, and dividends paid to our stockholders through the nine-month period had increased 47% over the same prior-year period

•	production for the first nine months was up 15.5% from the prior year and had reached a record level

•	we had successfully completed the largest acquisition in our history adding approximately 1.06 Tcfe of proved reserves

•	operating cash flow for the nine-month period was up 19% and cash margins had increased to 66% of revenue

Compensation Decisions in 2007

The specific compensation components for each of the named executive officers for 2007 are discussed below:

Bob R. Simpson

Mr. Simpson is our chairman of the board and chief executive officer. Under his leadership, we are now the fifth largest holder of natural gas reserves in the United States. Mr. Simpson sets our overall strategic vision and is integrally involved in the implementation of our strategy and its execution to create value for our stockholders. His involvement includes managing a focused and disciplined acquisition and hedging program that have been critical to our success.

Under Mr. Simpson’s leadership, we have achieved industry leading performance across a broad number of metrics. The company has demonstrated the unique ability among its peers to grow production at rapid rates while still maintaining attractive levels of return on investment. Our drill-bit finding and development costs are among the lowest in the industry, and our reserve replacement has also been consistently at the top of our peer group. Strategic hedging has also been an important element of our success.

Mr. Simpson’s strategy has led to a substantial increase in stockholder value. As of December 31, 2007, our stock price was up 5,679% since our initial public offering in 1993. Stockholders have also benefited from the dividend distribution of our interests in both the Hugoton Royalty Trust in May 2006 and the Cross Timbers Royalty Trust in September 2003.

The committee has recognized Mr. Simpson’s key importance to the company. He has also been recognized by Barron’s as one of the 30 best chief executive officers in the world in each of the past four years.

The main components of Mr. Simpson’s compensation include the following:

Base Salary. The base salary for Mr. Simpson is set subject to the minimum salary set forth in his employment agreement of $1,200,000, as described under “Potential Payments Upon Termination or Change in Control” below. Effective December 1, 2007, Mr. Simpson’s base salary was increased 11.5% from $1,300,000 to $1,450,000.

Cash Bonuses. In 2007, Mr. Simpson received cash bonuses totaling $35.5 million, which was $4.5 million, or 14.5%, higher than the amount that he received in 2006. He received a $17 million bonus in June 2007, which was based on final 2006 operating and financial results and results for the first quarter of 2007, and $18.5 million in December 2007. As a result of the 2004 restructuring of our executive compensation program, Mr. Simpson’s 2005, 2006 and 2007 compensation was weighted more toward cash bonuses than in previous years when he had received substantial awards of performance shares. The committee determined that this bonus was appropriate and what it considered necessary to retain and motivate Mr. Simpson to continue to achieve exceptional results for our stockholders.

Equity-Based Incentive Compensation. During 2007, Mr. Simpson was granted options to purchase 1,276,249 shares, as adjusted for the December 2007 stock split. Of those options, one-half, or 638,124, vest only if specified stock price targets are achieved. The remainder vest ratably over a three-year period following the applicable grant date. In granting Mr. Simpson his options in 2007, the committee considered the number of options he had exercised during 2007, prior year option grants and the number of his options remaining unexercised. The committee granted additional options as a continuing long-term incentive. The committee did not rely on a specific formula to determine the number of options to grant.

Keith A. Hutton

Mr. Hutton is our president. He is responsible for our ongoing operational strategy and success of the company’s operations, as well as administering our capital budget, which for 2008 totals $2.6 billion for development and exploration and $400 million for infrastructure construction and other facilities. In making its compensation decisions for Mr. Hutton, the committee considered the recommendations of Mr. Simpson. The main components of Mr. Hutton’s compensation include the following:

Base Salary. The base salary for Mr. Hutton is set subject to the minimum salary set forth in his employment agreement of $675,000, as described under “Potential Payments Upon Termination or Change in Control” below. Effective December 1, 2007, Mr. Hutton’s base salary was increased 20% from $750,000 to $900,000.

Cash Bonuses. In 2007, Mr. Hutton received cash bonuses totaling $5.4 million, an increase of $2.075 million, or 62.4%, from 2006. He received a $2.4 million bonus in June 2007, which was based on final 2006 operating and financial results and results for the first quarter of 2007, and $3 million in December 2007.

Equity-Based Incentive Compensation. During 2007, Mr. Hutton was granted options to purchase 943,605 shares, as adjusted for the December 2007 stock split. Of those options, one-half, or 471,802, vest only if specified stock price targets are achieved. The remainder vest ratably over a three-year period following the applicable grant date.

Vaughn O. Vennerberg II

Mr. Vennerberg is our senior executive vice president and chief of staff. He is responsible for acquisition strategy and implementation, land, legal, oil and gas marketing, human resources, property management, office administration and governmental relations. In making its compensation decisions for Mr. Vennerberg, the committee considered the recommendations of Mr. Simpson. The main components of Mr. Vennerberg’s compensation include the following:

Base Salary. The base salary for Mr. Vennerberg is set subject to the minimum salary set forth in his employment agreement of $540,000, as described under “Potential Payments Upon Termination or Change in Control” below. Effective December 1, 2007, Mr. Vennerberg’s base salary increased 16.7% from $600,000 to $700,000.

Cash Bonuses. In 2007, Mr. Vennerberg received cash bonuses totaling $3.7 million, an increase of $1 million, or 37.0%, from 2006. He received a $1.65 million bonus in June 2007, which was based on final 2006 operating and financial results and results for the first quarter of 2007, and $2.05 million in December 2007.

Equity-Based Incentive Compensation. During 2007, Mr. Vennerberg was granted options to purchase 991,790 shares, as adjusted for the December 2007 stock split. Of those options, one-half, or 495,894, vest only if specified stock price targets are achieved. The remainder vest ratably over a three-year period following the applicable grant date.

Louis G. Baldwin

Mr. Baldwin is our executive vice president and chief financial officer. He is responsible for treasury, finance, accounting, tax and investor relations. Mr. Baldwin was recognized by Institutional Investor as the best chief financial officer in the oil and gas exploration and production sector for each of the past three years. In making its compensation decisions for Mr. Baldwin, the committee considered the recommendations of Mr. Simpson. The main components of Mr. Baldwin’s compensation include the following:

Base Salary. Effective December 1, 2007, Mr. Baldwin’s base salary was increased 12.5% from $400,000 to $450,000.

Cash Bonuses. In 2007, Mr. Baldwin received cash bonuses totaling $1,350,000, an increase of $575,000, or 74.2%, from 2006. He received a $600,000 bonus in June 2007, which was based on final 2006 operating and financial results and results for the first quarter of 2007, and $750,000 in December 2007.

Equity-Based Incentive Compensation. During 2007, Mr. Baldwin was granted options to purchase 396,071 shares, as adjusted for the December 2007 stock split. Of those options, one-half, or 198,035, vest only if specified stock price targets are achieved. The remainder vest ratably over a three-year period following the applicable grant date.

Timothy L. Petrus

Mr. Petrus is our executive vice president of acquisitions. He is responsible for our technical and economic evaluation of acquisitions. In making its compensation decisions for Mr. Petrus, the committee considered the recommendations of Mr. Simpson. The main components of Mr. Petrus’ compensation include the following:

Base Salary. Effective December 1, 2007, Mr. Petrus’s base salary was increased 13.3% from $375,000 to $425,000.

Cash Bonuses. In 2007, Mr. Petrus received cash bonuses totaling $1,275,000, an increase of $560,000, or 78.3%, from 2006. He received a $550,000 bonus in June 2007, which was based on final 2006 operating and financial results and results for the first quarter of 2007, and $725,000 in December 2007.

Equity-Based Incentive Compensation. During 2007, Mr. Petrus was granted options to purchase 330,723 shares, as adjusted for the December 2007 stock split. Of those options, one-half, or 165,361, vest only if specified stock price targets are achieved. The remainder vest ratably over a three-year period following the applicable grant date.

Compensation To Be Paid in 2008

In determining the bonus to be paid in June 2008, the committee will consider, among other factors, the year-end operating and financial results for 2007, as well as first quarter 2008 results. Among the most important considerations for 2007 and the first quarter of 2008 are the following:

•	our stock price was up 37% in 2007

•	return on stockholders’ equity was 25%

•	we continued to achieve above-average production and proved reserve growth rates, with compound annual growth rates of 24% and 30%, respectively, since our initial public offering in 1993

•	daily production increased by 19% to a record level

•	we replaced 309% of production volumes through drilling

•	proved oil and gas reserves increased by 32% to a record level

•	we maintained one of the lowest finding and development costs in the industry

•	operating cash flow increased 22%, to record levels

•	we completed numerous significant property and leasehold acquisitions in early 2008

In addition, the committee will consider the substantial success of the company in creating value for our stockholders, including the following:

•	we have been the fourth best performing stock on the New York Stock Exchange since our initial public offering in 1993 through December 2007

•	as of December 31, 2007, the value of our stock has increased 5,679% since our initial public offering

The committee believes that our stockholders have benefited from these accomplishments of our executive team as reflected in the company’s stock price. As is clear from the five-year performance graph below, the returns to our stockholders have been far superior to the returns provided by other companies in our industry or the equity markets in general. Our return to stockholders continues to substantially exceed the total return of the Dow Jones US Exploration & Production Index and the S&P 500 Index. The graph assumes that $100 was invested in our common stock and each index on December 31, 2002 and that all dividends were reinvested.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN

AMONG XTO ENERGY INC., THE S & P 500 INDEX

AND THE DOW JONES US EXPLORATION & PRODUCTION INDEX

	Cumulative Total Return
	12/02	12/03	12/04	12/05	12/06	12/07
XTO Energy Inc.	100.00	156.33	245.20	408.43	458.10	630.35
S & P 500 Index	100.00	128.68	142.69	149.70	173.34	182.87
Dow Jones US Exploration & Production Index	100.00	131.06	185.94	307.40	323.91	465.35

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for annual compensation paid to certain of our executive officers named in the summary compensation table to $1,000,000, unless the compensation satisfies the requirements for performance-based compensation. Stock options granted under the company’s 2004 stock incentive plan have generally been entitled to the full tax deductions available because the compensation has qualified as performance-based and, therefore, not applied against the $1,000,000 limit. Base salary and cash bonuses have not been performance-based for purposes of Section 162(m) and, therefore, were not fully deductible by the company. While the compensation committee monitors compensation paid to our named executive officers in light of the provisions of Section 162(m), the committee does not believe that compensation decisions should be constrained necessarily by how much compensation is deductible for federal income tax purposes, and the committee is not limited to paying compensation under plans that are qualified under Section 162(m). During 2007, compensation paid to covered named executive officers exceeded the maximum deductible amount.

Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment (“SFAS 123R”), requires the recognition of expense for the fair value of share-based payments. SFAS 123R was effective for the company beginning January 1, 2006. Under SFAS 123R, the fair value of awards granted to employees eligible to retire must be fully expensed upon grant, rather than over their expected vesting period, if the employee’s awards will fully vest upon retirement. Under this provision, we expensed $36 million in the second quarter of 2006 related to executive officer option grants with accelerated vesting upon retirement. In November 2006, the committee approved a form of stock option grant agreement that provides that the vesting of options will not be accelerated upon retirement unless the option has been held at least 18 months after the date of grant.

Response in Event of Restatement

We do not have a formal policy that would require us to seek to recover cash or equity compensation received by an executive officer if the company’s performance upon which the payments were based were adjusted or restated and the adjusted performance would have resulted in reduced compensation. However, in a given case, depending upon the circumstance, we would consider seeking such recovery. In addition, in all cases, we would consider any such event when making future compensation decisions for executive officers who continue to be employed by the company.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed the Compensation Discussion and Analysis and discussed it with management. Based on its review and discussions with management, the compensation committee recommended to our board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

William H. Adams III, Chairman

Lane G. Collins

Scott G. Sherman

Herbert D. Simons

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No current or former employee serves on the compensation committee. None of our executive officers serves as a member of a compensation committee or board of directors of any other entity which has an executive officer serving as a member of our board.

EXECUTIVE COMPENSATION

2007 Summary Compensation Table

The following table summarizes the total compensation awarded to, earned by or paid to our chief executive officer, chief financial officer and the three other most highly compensated executive officers for services rendered in all capacities during 2007 and 2006. Compensation paid to Messrs. Simpson, Hutton and Vennerberg is subject to employment agreements they each have with the company setting forth minimum salary and other compensation requirements. See “Potential Payments Upon Termination or Change in Control” below for a description of amounts to be paid under these employment agreements.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(a)	Option Awards ($)(b)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(c)	Total ($)
Bob R. Simpson Chairman of the Board and Chief Executive Officer	2007 2006	1,312,508 1,208,334	35,500,000 31,000,000	— —	10,179,470 19,625,239	— —	— —	260,502 229,525	47,252,480 52,063,098

Keith A. Hutton Director and President	2007 2006	762,506 681,251	5,400,000 3,325,000	— —	5,512,601 9,733,547	— —	— —	121,332 153,371	11,796,439 13,893,169

Vaughn O. Vennerberg II Director and Senior Executive Vice President and Chief of Staff	2007 2006	608,338 545,000	3,700,000 2,700,000	— —	5,211,942 8,049,032	— —	— —	164,844 154,858	9,685,124 11,448,890

Louis G. Baldwin Executive Vice President and Chief Financial Officer	2007 2006	404,170 363,334	1,350,000 775,000	— —	2,968,052 952,164	— —	— —	110,558 141,290	4,832,780 2,231,788

Timothy L. Petrus Executive Vice President—Acquisitions	2007 2006	379,170 342,917	1,275,000 715,000	— —	2,997,522 1,024,357	— —	— —	114,439 84,668	4,766,131 2,166,942

(a)	There were no stock awards to the named executive officers in 2007 or 2006, and no amounts required to be recognized for financial statement reporting purposes in either year for stock awards made to them in prior years.

(b)	Amounts reported reflect the dollar amount required to be expensed for financial statement reporting purposes in 2007 for the fair value of stock options granted to each of the named executives in 2007 as well as prior years, in accordance with SFAS 123R. Pursuant to Securities and Exchange Commission rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. We refer you to the discussion of the assumptions used in the calculation in Note 12 of Notes to Consolidated Financial Statements in our 2007 Form 10-K. Under these valuation models, the past performance of the stock is one of the variables that affects the estimated fair value of the options. For the fair value of options granted in 2007, see the “Grants of Plan-Based Awards During 2007” table below. As Messrs. Simpson, Hutton and Vennerberg are eligible for retirement and have employment agreements that accelerate the vesting of options under certain circumstances upon retirement, the fair value of their options granted in 2007 was expensed over the shorter of either an 18-month vesting period or the expected vesting period. Options granted in 2006 were fully expensed upon grant, or the shorter of either an 18-month vesting period or the expected vesting period. If the fair value of the options granted in 2006 had all been expensed over their expected vesting period, the amounts expensed in 2006 would have been $9,157,205 for Mr. Simpson, $4,523,517 for Mr. Hutton and $3,739,196 for Mr. Vennerberg. All options granted in 2006 and 2007 were under our 2004 stock incentive plan. The actual amount realized may be significantly more or less than the amount shown depending on the price of our stock at the time of exercise. The intrinsic value of the options depends solely on the extent that there is market price appreciation of our common stock. The following table summarizes the amount expensed in 2007 for options granted in 2007 and the amount expensed for options granted in prior years:

Name	Amount Expensed in 2007 for Options Granted Prior to 2007 ($)	Amount Expensed in 2007 for Options Granted in 2007 ($)
Bob R. Simpson	5,963,292	4,216,178
Keith A. Hutton	2,395,337	3,117,264
Vaughn O. Vennerberg II	1,935,497	3,276,445
Louis G. Baldwin	1,789,716	1,178,336
Timothy L. Petrus	2,013,602	983,920

(c)	All Other Compensation consists of the total of all tax reimbursements, insurance premiums, company contributions to our 401(k) plan and perquisites and other benefits provided by or paid for by the company on behalf of the named executive officers. The following table summarizes the amounts in All Other Compensation by category:

Name	Tax Reimbursements ($)(a)	Insurance Premiums ($)	Company Contributions to Our 401(k) Plan ($)	Perquisites and Other Benefits ($)(b)	Total ($)
Bob R. Simpson	2,822	42,172	15,500	200,008	260,502
Keith A. Hutton	1,140	8,532	15,500	96,160	121,332
Vaughn O. Vennerberg II	1,705	23,005	15,500	124,634	164,844
Louis G. Baldwin	2,587	4,511	15,500	87,960	110,558
Timothy L. Petrus	1,705	2,973	15,500	94,261	114,439

(a)	Represents tax reimbursement for a salary gross-up to cover premiums for a portion of the life insurance provided by the company.

(b)	The following table breaks down the perquisites and other benefits provided by category:

Name	Personal Use of Company Aircraft ($)(a)	Car Allowance ($)(b)	Vehicle Expenses ($)(c)	Financial Consulting/ Tax Preparation ($)	Club Dues ($)	Company Tickets ($)	Other ($)(d)	Total Perquisites and Other Benefits ($)(e)
Bob R. Simpson	137,648	47,800	6,497	—	2,232	4,875	956	200,008
Keith A. Hutton	45,347	44,000	4,710	—	1,568	343	192	96,160
Vaughn O. Vennerberg II	65,694	44,000	8,298	868	3,704	2,070	—	124,634
Louis G. Baldwin	45,202	38,000	1,758	817	1,919	130	134	87,960
Timothy L. Petrus	47,247	38,000	3,797	350	3,986	800	81	94,261

(a)	The value of the personal use of company aircraft is based on our aggregate incremental direct operating costs, including cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing and ramp fees, trip-related hangar and parking costs and similar variable costs. Because our aircraft are used primarily for business travel, fixed costs that do not change based on usage, such as pilots’ salaries, the acquisition costs of the company-owned or -leased aircraft and the cost of maintenance not related to trips, are excluded.

(b)	The minimum car allowances for Messrs. Simpson, Hutton and Vennerberg are set forth in their employment agreements.

(c)	Includes vehicle maintenance, registration, insurance and fuel expenses.

(d)	Includes expenses associated with information technology services, security services and expenses incurred by company employees in connection with the provision of perquisites.

(e)	Does not include a contribution of $775,000 that we made in 2007 to an educational institution attended by minor children of Mr. Simpson and other company employees as part of a $3.1 million pledge, payable in equal installments over a four-year period commencing in 2005. A portion of the pledged funds are being used to pay for the construction of a building named after Mr. Simpson. Also, does not include a contribution of $3.4 million that we made in 2007 to Baylor University in honor of Mr. Simpson as part of a conditional $6.8 million pledge, payable in two equal installments over a two-year period. This contribution was made in conjunction with a pledge made by Mr. Simpson for a building project.

Grants of Plan-Based Awards During 2007

We adopted our 2004 stock incentive plan, which was originally approved by stockholders in November 2004, to provide equity-based incentives for executive officers, other key employees and non-employee directors and advisory directors. The 2004 plan replaced the 1998 stock incentive plan that had also been approved by the stockholders. The 2004 plan, as amended and restated in April 2006 by the board, was approved by the stockholders in May 2006. The board further amended the 2004 plan in November 2006 to provide that fair market value under the plan would equal the closing price of our stock on the New York Stock Exchange on the date of the action. Prior to the amendment, fair market value was defined as the average of the high and low prices of the stock. The 2004 plan was the only stock incentive plan that we made awards under during 2007. At the meeting, we are seeking stockholder approval of proposed amendments to the 2004 plan to, among other changes, increase the number of shares available for awards.

Shown in the table below are option grants to acquire common stock made during 2007 to our named executive officers. Under our 2004 plan, at least 25% of all grants to executive officers must have vesting provisions that are contingent upon satisfying certain performance criteria, including achievement of stock price targets. During 2007, 50% of all options granted had vesting provisions contingent on achieving stock price targets. Those options are included in the table below under estimated future payouts under equity incentive plan awards. Options that will vest over a three-year period are included in the table under all other option awards. All options granted under the 2004 plan have a maximum seven-year term. We did not have any non-equity incentive awards during 2007. The target number of securities underlying estimated future payouts under equity incentive plan awards, the number of securities underlying options, the exercise price of option awards and stock price performance targets reflected in the table below and accompanying footnotes have been adjusted for the December 13, 2007 five-for-four stock split.

	Grant Date	Approval Date(a)	Estimated Future Payments Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(c)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($)(d)
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)(b)	Maximum (#)
Bob R. Simpson	11/13/07 11/13/07	11/12/07 11/12/07	— —	— —	— —	— —	638,124 —	— —	— —	— 638,125	50.304 50.304	9,479,971 10,061,955
Keith A. Hutton	11/13/07 11/13/07	11/12/07 11/12/07	— —	— —	— —	— —	471,802 —	— —	— —	— 471,803	50.304 50.304	7,009,091 7,439,390
Vaughn O. Vennerberg II	11/13/07 11/13/07	11/12/07 11/12/07	— —	— —	— —	— —	495,894 —	— —	— —	— 495,896	50.304 50.304	7,367,001 7,819,288
Louis G. Baldwin	11/13/07 11/13/07	11/12/07 11/12/07	— —	— —	— —	— —	198,035 —	— —	— —	— 198,036	50.304 50.304	2,942,008 3,122,632
Timothy L. Petrus	11/13/07 11/13/07	11/12/07 11/12/07	— —	— —	— —	— —	165,361 —	— —	— —	— 165,362	50.304 50.304	2,456,603 2,607,428

(a)	The dates in this column reflect the date the compensation committee took action to award the 2007 stock options if the date differs from the grant date.

(b)	Options listed in this column vest upon achievement of specified stock price performance targets. The options vest in 50% increments when the common stock closes at or above $56.00 and $60.00. 50% of the options vested on January 14, 2008, and the remaining 50% vested on February 26, 2008.

(c)	Options listed in this column vest in one-third increments on November 13, 2008, November 13, 2009 and November 13, 2010. None of these options has vested.

(d)	The grant date fair value was determined under SFAS 123R and represents the full grant date fair value for options granted in 2007. Pursuant to Securities and Exchange Commission rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. We refer you to the discussion of the assumptions used in the calculation in Note 12 of Notes to Consolidated Financial Statements in our 2007 Form 10-K.

Outstanding Equity Awards at December 31, 2007

The following table sets forth the number of equity awards outstanding at December 31, 2007. We did not have any stock awards outstanding for the named executive officers on December 31, 2007. The number of underlying shares and the exercise price for any option reflected in the table below with an expiration date prior to May 16, 2013 have been adjusted to reflect the company’s distribution of Hugoton Royalty Trust units to our stockholders on May 12, 2006. The number of securities underlying all options and unexercised unearned options, the option exercise price and stock price vesting targets reflected in the following table and accompanying footnotes have been adjusted for the December 13, 2007 five-for-four stock split. Some of the options listed as exercisable in the table have been exercised since December 31, 2007.

	Option Awards							Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(a)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Exercisable	Unexercisable
Bob R. Simpson	1,836,071					19.1641	11/16/2011	—	—	—	—
	1,006,943	805,556	(b)			32.8680	5/16/2013
	373,429	326,752	(c)			38.2800	11/21/2013
		638,125	(d)	638,124	(e)	50.3040	11/13/2014
Keith A. Hutton	631,106					19.1641	11/16/2011	—	—	—	—
	650,143					21.6106	5/17/2012
	503,471	402,778	(b)			32.8680	5/16/2013
	149,999	131,250	(c)			38.2800	11/21/2013
		471,803	(d)	471,802	(e)	50.3040	11/13/2014
Vaughn O. Vennerberg II	530,950					21.6106	5/17/2012	—	—	—	—
	416,666	333,334	(b)			32.8680	5/16/2013
	121,203	106,054	(c)			38.2800	11/21/2013
		495,896	(d)	495,894	(e)	50.3040	11/13/2014
Louis G. Baldwin	68,501					19.1641	11/16/2011	—	—	—	—
	135,416	108,334	(b)			32.8680	5/16/2013
	31,123	25,126	(f)			36.5720	8/14/2013
	48,760	42,666	(c)			38.2800	11/21/2013
		198,036	(d)	198,035	(e)	50.3040	11/13/2014
Timothy L. Petrus	65,015					34.9923	12/12/2012	—	—	—	—
	104,166	83,334	(b)			32.8680	5/16/2013
	27,665	22,335	(f)			36.5720	8/14/2013
	45,605	39,905	(c)			38.2800	11/21/2013
		165,362	(d)	165,361	(e)	50.3040	11/13/2014

(a)	Options listed in this column vest based on our stock closing at a specified price on the New York Stock Exchange. Any options that vest and remain unexercised at the end of a given year will be listed under option awards as exercisable options in the following year’s proxy statement.

(b)	These options vest in 50% increments on May 16, 2008 and May 16, 2009.

(c)	These options vest in 50% increments on November 21, 2008 and November 21, 2009.

(d)	These options vest at the rate of 33.33% per year on November 13, 2008, November 13, 2009 and November 13, 2010.

(e)	These options vest in 50% increments when the common stock closes at or above $56.00 and $60.00. 50% of these options vested on January 14, 2008, and the remaining 50% vested on February 26, 2008.

(f)	These options vest in 50% increments on August 14, 2008 and August 14, 2009.

Option Exercises and Stock Vested in 2007

The following table sets forth the number of shares of our common stock acquired upon the exercise of options during 2007 by the named executive officers. There were no stock awards granted or that vested during 2007. We have not granted stock awards to our named executive officers since September 2004. The number of shares acquired on exercise has been adjusted to reflect the December 13, 2007 five-for-four stock split.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(a)	Value Realized on Exercise ($)(b)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Bob R. Simpson	901,247	25,927,616	—	—
Keith A. Hutton	312,500	9,728,725	—	—
Vaughn O. Vennerberg II	991,791	29,759,497	—	—
Louis G. Baldwin	327,571	9,406,510	—	—
Timothy L. Petrus	205,723	5,404,231	—	—

(a)	The number of shares acquired represents the gross number of options exercised without reduction for the number of shares withheld to pay taxes.

(b)	The value realized on exercise was the gross number of shares acquired upon exercise times the difference between the closing price of our stock on the exercise date and the exercise price of the options.

Pension Benefits

We do not maintain a defined benefit pension plan or a supplemental retirement plan.

Non-qualified Deferred Compensation

We do not maintain a non-qualified deferred compensation plan.

Potential Payments Upon Termination or Change in Control

Employment Agreements. We have had an employment agreement with Mr. Simpson since March 1995. This agreement was amended and restated in May 2000 and amended again in August 2002. On May 14, 2006, the compensation committee approved a new employment agreement with Mr. Simpson effective May 16, 2006 and ending November 30, 2006, which automatically continues year to year unless terminated by either party on 30 days’ advance notice. We also entered into employment agreements with Mr. Hutton and Mr. Vennerberg effective May 16, 2006 and ending November 30, 2006, which automatically continue year to year unless terminated by either party on 30 days’ advance notice. The employment agreements incorporate certain provisions from the management severance plan described below.

The terms of Mr. Simpson’s latest agreement are substantially the same as his prior agreement, but were updated to reflect his then-current salary and car allowance, to address potential deferred compensation issues under Section 409A of the Internal Revenue Code, to clarify the treatment of bonuses in calculating severance payments, to address compensation that he will receive upon retirement, to provide us with the right to obtain a release upon any payment under the agreement, to require arbitration of any disputes under the agreement and to reflect benefits that we are currently providing. The agreement was amended further in December 2007 to eliminate the requirement that we provide a tax gross-up payment to him in connection with any excise tax as further described below. The amended agreement now provides that the total aggregate payments to him under his employment agreement and any other plan or agreement that are contingent on a change in control will be reduced to the maximum amount that we can pay him without triggering the excise tax under the Internal Revenue Code.

Under his agreement, Mr. Simpson is to continue to serve as chairman of the board and chief executive officer and is to receive an annual base salary of at least $1,200,000. The compensation committee has authority to pay a base salary in excess of the minimum base salary provided for in the agreement and, in November 2007, authorized a base salary of $1,450,000 commencing December 1, 2007. The agreement provides that Mr. Simpson is entitled to participate in any incentive compensation program established by us for our executive officers in a manner approved by the compensation committee. Under the agreement, he also receives a minimum of $3,000,000 of life insurance, participates in our group medical and disability insurance plans, receives a minimum of $3,500 per month for an automobile allowance and is reimbursed for fuel, maintenance, registration and insurance costs for an automobile. His automobile allowance was increased to $4,400 per month in November 2007.

The agreements with Mr. Hutton and Vennerberg contain substantially the same provisions as are in Mr. Simpson’s agreement, other than the minimum base salary and car allowance, and the excise tax gross-up described below. The minimum base salaries for Messrs. Hutton and Vennerberg are $675,000 and $540,000, respectively, and their minimum car allowance is $3,200. In November 2007, the compensation committee approved base salaries of $900,000 and $700,000 for Messrs. Hutton and Vennerberg, respectively, and increased their monthly car allowance to $4,000.

The agreements are subject to early termination upon the death or disability of the executive, by us for cause or by the executive for good reason (both defined below). If the agreement is terminated because of death or disability, or by the executive for good reason, he is entitled to receive the full severance benefits described below. If the agreement is terminated for cause, or by the executive without good reason, we are not required to make severance payments.

Under the agreements, if the executive dies, becomes disabled, terminates employment for good reason, is terminated without cause or a change in control (as defined below) occurs, the executive (or his heirs or estate, in the event of death) is entitled to a lump-sum cash payment of three times his most recent annual compensation. For this purpose, annual compensation includes salary, cash bonuses and monthly car allowance, but generally excludes the award of future benefits under our stock incentive plans. Any special bonus or any amounts we must designate as a bonus in the proxy statement under the rules and regulations of the Securities and Exchange Commission will be treated as a bonus in the calculation of any severance to be paid under the agreement. The executive will also receive ownership of any vehicles, club memberships and life insurance policies then being provided. In addition, all options, performance shares and other awards granted under our stock incentive plans will become fully vested upon any such termination or change in control, subject to exceptions as approved by the compensation committee at the time of grant, and the exercise period for unexercised options will continue for the full original term of the award.

If the executive terminates employment for good reason, is terminated without cause or a change in control occurs, the executive will also receive 18 months of medical, vision and dental benefits. There will be a one-time lump-sum cash payment made to the executive equal to the amount of any additional income tax payable by the executive that is attributable to the provision of health care benefits for 18 months. This is the same benefit that is provided to all salaried employees.

Cash payments under the agreements are to be made on or before 10 days after the date of termination, or 45 days after a change in control. The company can delay payment for up to six months if necessary to avoid additional tax under Section 409A of the Internal Revenue Code.

The agreements with Messrs. Hutton and Vennerberg further provide that, if they are subject to the 20% excise tax on excess parachute payments, we will pay them an additional amount to “gross-up” the payment so that they receive the full amount due under the terms of their agreement after payment of the excise tax. The Internal Revenue Code defines an excess parachute payment as any severance payment contingent upon a change in control where the aggregate present value exceeds three times the employee’s average annual compensation over the past five years.

Mr. Simpson’s agreement was amended in December 2007 to eliminate the requirement that we provide a tax gross-up payment to him in connection with any excise tax. The amended agreement now provides that the total aggregate payments to him under his employment agreement, as well as under the management severance plan and his change in control performance share grant agreement described below, that are contingent on a change in control will be reduced to the maximum amount that we can pay him without triggering the excise tax under the Internal Revenue Code.

Under the agreements, if an executive retires, we are required to enter into an 18-month consulting agreement with him. The executive will receive a minimum monthly payment based on his salary at the time of retirement, plus $10,000 per month for expenses. The executive will also become fully vested in all options, performance shares and other awards granted under our stock incentive plans, and the exercise period will be extended to the full term of the award, subject to any restrictions on accelerated vesting established by the compensation committee at the time of grant. Stock options granted to the executives after October 2006 must be held at least 18 months prior to retirement before the vesting will be accelerated.

An executive may terminate employment under the agreements for “good reason,” which means any one of the following:

•	a substantial change in title, status, position or responsibilities

•	failure to be reelected to the same or similar office

•	reduction of or failure to provide typical increases in base salary following a change in control

•	relocation to an office over 25 miles from his office just prior to the proposed relocation

•	breach of the agreement by us

•	failure to maintain the same level of participation in our compensation and benefit plans

A “change in control” of the company under the employment agreements is deemed to have occurred only if any person, or group of persons, acquires: (i) ownership of more than 50% of the total fair market value or total voting power of our stock, (ii) ownership of 35% or more of the total voting power of our stock over a period of 12 months (ending on the date of the most recent acquisition), or (iii) our assets that have a total gross fair market value equal to more than 40% of the total gross fair market value of all of our assets at the time over a period of 12 months (ending on the date of the most recent acquisition). A “change in control” is also deemed to have taken place if certain specified majority changes in the composition of the board occur.

Severance Plans. We have adopted change in control severance protection plans that cover all employees. The management change in control severance protection plan covers our executive officers, other officers and key employees. The plan was amended and restated in August 2006. The 2006 amendments addressed potential issues concerning deferred compensation under Section 409A of the Internal Revenue Code, added references to our 2004 stock incentive compensation plan and added provisions to specify the amount to be paid upon a change in control to the senior executive vice president and chief of staff, a new position created in 2005 and not addressed in the prior management severance plan.

Under the terms of the management severance plan, executive officers are entitled to receive a severance payment if they are employed by us after 45 days following a change in control or if they are earlier terminated other than for cause. The severance plan will not apply to any executive officer who is terminated for cause or by an executive officer’s own decision for other than good reason prior to the end of the 45-day period. “Good reason” includes a change of job status, reduction in base salary or a required move of more than 25 miles. A “change in control” under the management severance plan is deemed to have occurred only if: any person, or group of persons, becomes the direct or indirect beneficial owners of more than 25% of our voting securities; a merger or consolidation results in our stockholders holding less than 50% of the voting shares of the surviving entity; certain specified majority changes in the composition of the board occur; or we have agreed to dispose of all or substantially all of our assets or outstanding common stock.

If entitled to severance payments under the terms of the management severance plan, and subject to the cap on payments to Mr. Simpson as previously described, Messrs. Simpson, Hutton and Vennerberg will receive three times their annual salary, bonus and car allowance. All other executive officers will receive two and one-half times their annual salary, bonus and car allowance. All executive officers will also receive 18 months of medical, vision and dental benefits. Any special bonus or any amounts that we are required to designate as a bonus in our proxy statement or otherwise under the rules and regulations of the Securities and Exchange Commission will be treated as a bonus in the calculation of any severance to be paid under the management severance plan. In addition, all options, performance shares and other awards granted under our stock incentive plans will become fully vested upon any such change in control, and the exercise period for unexercised options will continue for the full original term of the award. The management severance plan also provides that, if an executive officer is subject to the 20% excise tax on excess parachute payments, we will pay the executive officer an additional amount to “gross-up” the payment so that the executive officer will receive the full amount due under the terms of the management severance plan after payment of the excise tax. Pursuant to amendments to Mr. Simpson’s employment agreement, the amount to be paid Mr. Simpson will be reduced so that the aggregate amount we pay him upon a change in control under this plan, his employment agreement, and his change in control performance share grant agreement described below will not trigger an excise tax under the Internal Revenue Code.

Cash amounts payable under the management severance plan to Messrs. Simpson, Hutton and Vennerberg upon a change in control are the same amounts that they would receive under their employment agreements upon a change in control. If a given change in control triggers benefits under both, they may each elect to receive severance benefits provided under the management severance plan in lieu of, but not in addition to, the severance benefits under his employment agreements.

Other Agreements. In February 2001, we entered into change in control performance share grant agreements with Messrs. Simpson, Hutton, Vennerberg and Baldwin providing that, if they were employed by us on the date of a change in control, they would each receive a grant of performance shares immediately prior to the change in control. The number of shares to be granted was to be calculated based on the price of our stock immediately prior to the change in control and reduced by the number of performance shares granted to the executive between the date of the agreement and the date of the change in control. This agreement was designed to reward the executives for any premium over the market price that they were able to receive for the stockholders upon a change in control. Additionally, Messrs. Hutton, Vennerberg and Baldwin would each have received additional performance shares immediately prior to a change in control, without regard to the price of our stock and without reduction for any performance shares granted between the date of the agreement and the change in control. The performance shares would have vested on the date of the change in control.

When we restructured our equity incentive compensation program in September 2004 and started granting only options or other stock appreciation awards to the named executive officers rather than performance shares, the compensation committee and the executive officers each agreed to amend and restate their change in control performance share grant agreements. The new agreements delete the provisions regarding the grant of performance shares based on the price of our stock and the additional grants to Messrs. Hutton, Vennerberg and Baldwin. Under the new agreements, on the date of a change in control Messrs. Simpson, Hutton, Vennerberg and Baldwin will each receive a lump-sum cash payment equal to the value of 833,333, 687,500, 583,333 and 166,667 shares of our stock, respectively, as adjusted for the March 15, 2005 four-for-three stock split and the December 13, 2007 five-for-four stock split. In November 2006, the compensation committee approved a similar agreement with Mr. Petrus providing for a lump-sum cash payment to him on the date of a change in control equal to the value of 156,250 shares, as adjusted for the December 13, 2007 five-for-four stock split.

A “change in control” of the company under the change in control performance share grant agreements is deemed to have occurred only if: any person, or group of persons, become the direct or indirect beneficial owners of more than 25% of our voting securities; a merger or consolidation results in our stockholders holding less than 50% of the voting shares of the surviving entity; certain specified majority changes in the composition of the board occur; or we have agreed to dispose of all or substantially all of our assets or outstanding common stock.

All amounts to be paid under these agreements will be adjusted for any future stock splits or other extraordinary transactions. Except in the case of Mr. Simpson, as described above, if an executive officer is subject to the 20% excise tax on excess parachute payments, we will pay the executive officer an additional amount to “gross-up” the payment so that the executive officer receives the full amount due under the terms of the agreement after payment of the excise tax. The amount to be paid Mr. Simpson will be reduced so that the aggregate amount we pay him upon a change in control under this agreement, the management severance plan and his employment agreement will not trigger an excise tax under the Internal Revenue Code.

The following tables set forth the estimated potential payments and other benefits each of our named executive officers would have received in the event of a change in control, or if they had been terminated for any reason, including retirement, termination without cause or resignation for good reason, termination for cause or resignation without good reason, or death or disability. We have assumed that the event triggering the payment occurred on December 31, 2007. The table does not include amounts that may be accrued but unpaid for salary or vacation pay at the time of the triggering event or life insurance proceeds that are provided on the same basis to all employees. All calculations assume a stock value of $51.36 per share, which was the closing price of our common stock on December 31, 2007, and are based on the base salary and car allowance in effect as of that date. The footnotes after the following tables apply to all of the tables in this section.

Bob R. Simpson

Estimated Potential Payments and Benefits	Change in Control ($)	Retirement ($)		Termination Without Cause/Quit For Good Reason ($)	Termination For Cause/Quit Without Good Reason ($)	Death or Disability ($)
Payments:
Base Salary	4,350,000	—		4,350,000	—	4,350,000
Bonus (a)	111,000,000	—		111,000,000	—	111,000,000
Stock Options—Vesting Accelerated (b)	20,517,976	14,896,342		20,517,976	—	20,517,976
Cash Value—Change in Control Performance Shares	42,799,983	—		—	—	—
Car Allowance	158,400			158,400	—	158,400
Consulting Fee (c)	—	2,175,000		—	—	—
Consulting Expenses (d)	—	180,000		—	—	—
Perquisites and Other Benefits:	—	—		—	—	—
Health Care	23,703	—	(e)	23,703	—	—
Health Care Gross-Up	12,763	—		12,763	—	—
Life Insurance Proceeds	—	—		—	—	3,000,000
Reduction to Avoid 280G Tax Gross-Up (f)	(21,166,975)	—		—	—	—

Total	157,695,850	17,251,342		136,062,842	—	139,026,376

Keith A. Hutton

Estimated Potential Payments and Benefits	Change in Control ($)	Retirement ($)		Termination Without Cause/Quit For Good Reason ($)	Termination For Cause/Quit Without Good Reason ($)	Death or Disability ($)
Payments:
Base Salary	2,700,000	—		2,700,000	—	2,700,000
Bonus (a)	18,000,000	—		18,000,000	—	18,000,000
Stock Options—Vesting Accelerated (b)	10,161,367	7,448,171		10,161,367	—	10,161,367
Cash Value—Change in Control Performance Shares	35,310,000	—		—	—	—
Car Allowance	144,000	—		144,000	—	144,000
Consulting Fee (c)	—	1,350,000		—	—	—
Consulting Expenses (d)	—	180,000		—	—	—
Perquisites and Other Benefits:	—	—		—	—	—
Health Care	23,703	—	(e)	23,703	—	—
Health Care Gross-Up	12,763	—		12,763	—	—
Life Insurance Proceeds	—	—		—	—	3,000,000
280G Tax Gross-Up (g)	23,928,329	—		—	—	—

Total	90,280,162	8,978,171		31,041,833	—	34,005,367

Vaughn O. Vennerberg II

Estimated Potential Payments and Benefits	Change in Control ($)	Retirement ($)		Termination Without Cause/Quit For Good Reason ($)	Termination For Cause/Quit Without Good Reason ($)	Death or Disability ($)
Payments:
Base Salary	2,100,000	—		2,100,000	—	2,100,000
Bonus (a)	12,300,000	—		12,300,000	—	12,300,000
Stock Options—Vesting Accelerated (b)	8,598,528	6,164,012		8,598,528	—	8,598,528
Cash Value—Change in Control Performance Shares	29,959,983	—		—	—
Car Allowance	144,000	—		144,000	—	144,000
Consulting Fee (c)	—	1,050,000		—	—	—
Consulting Expenses (d)	—	180,000		—	—	—
Perquisites and Other Benefits:	—	—		—	—	—
Health Care	23,098	—	(e)	23,098	—	—
Health Care Gross-Up	12,437	—		12,437	—	—
Life Insurance Proceeds	—	—		—	—	3,000,000
280G Tax Gross-Up (g)	17,426,284	—		—	—	—

Total	70,564,330	7,394,012		23,178,063	—	26,142,528

Louis G. Baldwin

Estimated Potential Payments and Benefits	Change in Control ($)	Retirement ($)		Termination Without Cause/Quit For Good Reason ($)	Termination For Cause/Quit Without Good Reason ($)	Death or Disability ($)
Payments:
Base Salary	1,125,000	—		—	—	—
Bonus (a)	3,750,000	—		—	—	—
Stock Options—Vesting Accelerated (b)	3,351,198	—		—	—	—
Cash Value—Change in Control Performance Shares	8,560,017	—		—	—	—
Car Allowance	105,000	—		—	—	—
Consulting Fee	—	—		—	—	—
Consulting Expenses	—	—		—	—	—
Perquisites and Other Benefits:	—	—		—	—	—
Health Care	23,043	—	(e)	—	—	—
Health Care Gross-Up	12,408	—		—	—	—
Life Insurance Proceeds	—	—		—	—	1,000,000
280G Tax Gross-Up (g)	—	—		—	—	—

Total	16,926,666	—		—	—	1,000,000

Timothy L. Petrus

Estimated Potential Payments and Benefits	Change in Control ($)	Retirement ($)		Termination Without Cause/Quit For Good Reason ($)	Termination For Cause/Quit Without Good Reason ($)	Death or Disability ($)
Payments:
Base Salary	1,062,500	—		—	—	—
Bonus (a)	3,625,000	—		—	—	—
Stock Options—Vesting Accelerated (b)	2,742,502	—		—	—	—
Cash Value—Change in Control Performance Shares	8,025,000	—		—	—	—
Car Allowance	105,000	—		—	—	—
Consulting Fee	—	—		—	—	—
Consulting Expenses	—	—		—	—	—
Perquisites and Other Benefits:	—	—		—	—	—
Health Care	23,043	—	(e)	—	—	—
Health Care Gross-Up	12,408	—		—	—	—
Life Insurance Proceeds	—	—		—	—	1,000,000
280G Tax Gross-Up (g)	5,264,524	—		—	—	—

Total	20,859,977	—		—	—	1,000,000

(a)	Bonus amounts are calculated based on the highest semi-annual bonus paid in the preceding 12 months. The highest semi-annual bonus is doubled to determine the annual bonus amount to be included in the calculation. That amount is then multiplied by three for Messrs. Simpson, Hutton and Vennerberg and by two and one-half for Messrs. Baldwin and Petrus.

(b)

Amounts represent the spread between the exercise price and the closing price of our common stock on December 31, 2007 of options that would vest on an accelerated basis if a change in control or other triggering event occurred on that day. This amount does not include any value for options that were vested as of the end of 2007. Options granted after October 2006 to Messrs. Simpson, Hutton and Vennerberg will not vest on an accelerated basis upon retirement unless the option has been held at least 18 months. The value of options that would vest upon retirement of Messrs. Simpson, Hutton and Vennerberg reflect the value of unvested options held for at least 18 months on December 31, 2007.

(c)	The executive will enter into an 18-month consulting agreement with us and receive a minimum monthly payment based on his salary at the time of retirement.

(d)	The executive will receive $10,000 per month for expenses during the term of the consulting agreement.

(e)	The executive is eligible for retiree health care on the same basis as all company employees. Each of our executive officers is eligible to retire with these benefits.

(f)	Represents the reduction in the amount Mr. Simpson would receive in order to avoid the imposition of the 20% excise tax under the Internal Revenue Code.

(g)	For purposes of making these calculations, we assumed an individual effective tax rate of 55%, consisting of a 35% income tax rate and 20% excise tax rate, and used taxable wages for each individual for the years 2003 through 2007. Facts and circumstances at the time of a change in control transaction, as well as changes in the executive officer’s compensation history preceding a transaction, could materially impact whether and to what extent the excise tax will be imposed and the amount of any potential gross-up. The gross-up amount included in the table is the maximum amount that would be payable based on the assumptions described above.

DIRECTOR COMPENSATION

Directors and advisory directors who are also our employees receive no additional compensation for service on our board. We use a combination of cash and equity-based compensation to attract and retain qualified non-employee directors to serve on our board. In setting non-employee director compensation, we consider the significant time commitment necessary for directors to fulfill their duties to the company and the extensive involvement of our directors on committees of the board. We have a smaller board, with six non-employee directors, and they must each commit a substantial amount of time to serving on multiple committees and/or attending committee meetings and executive sessions. As with our compensation of executive officers, we believe that it is necessary and appropriate to pay directors cash and equity compensation that is higher than market comparables if we achieve above-market results, and that director compensation should not necessarily be determined in relation to the size of the company or based on survey data, but rather should be consistent with successful value creation for our stockholders. Finally, we encourage increased director ownership of our stock, which further aligns directors’ interests with the interests of our stockholders.

Our corporate governance and nominating committee is responsible for evaluating and recommending to the board the cash and equity-based compensation for non-employee directors. The committee did not retain a consultant in 2007 to advise on director compensation. There were no changes made to the amount of cash or equity compensation paid to directors during 2007.

The specific components of our directors’ 2007 annual compensation, including cash, equity-based compensation and perquisites and other benefits, are described below. All stock amounts, vesting prices and other per share amounts described below and in the director compensation table and footnotes that follow have been adjusted to reflect the December 13, 2007 five-for-four stock split. We do not have a deferred compensation or pension plan for our directors.

Annual Retainer. Each non-employee director receives an annual retainer of $180,000, and each non-employee advisory director receives an annual retainer of $90,000. The annual retainer is paid in four quarterly installments. Non-employee directors and advisory directors receive no additional meeting fees or fees for serving as chairs of committees, but are provided with or reimbursed for travel in conjunction with their attendance at meetings of the board and committees, stockholder meetings and other designated company events. We do not currently have any non-employee advisory directors.

Equity-Based Compensation. Under our 2004 stock incentive plan, non-employee directors and advisory directors may receive grants of stock, options to purchase stock or other forms of equity-based awards under the plan, covering up to an aggregate of 25,000 shares of our stock annually. Grants to directors under the plan are discretionary and must be approved by our corporate governance and nominating committee and the board. Pursuant to this discretionary authority, in February 2007 each non-employee director received a grant of 4,166 shares of our stock, which vested immediately. In November 2007, each non-employee director was granted an option to purchase 20,000 shares. These options vest the earlier of one-third each year on the anniversary date of the grant, or in 50% increments when our stock closes at or above $56.00 and $60.00. One-half of these options vested on January 14, 2008 when our stock closed above $56.00, and the other half vested on February 26, 2008 when our stock closed above $60.00.

Under our 1998 stock incentive plan, grants to our non-employee directors were automatic. Directors began receiving stock awards that vested immediately in February 2001. We have always awarded a set number of shares rather than determining the number of shares to be granted based on a specified cash value. We believe that this rewards the directors for the appreciation in stock price over time rather than capping the dollar value of shares that will be received. The original number of shares awarded was 1,000. Through a series of stock splits since February 2001, the number of shares granted each year has increased to 4,166, and as of March 31, 2008, the value of the stock has increased 1,195% since February 2001.

In February 2008, our board approved a new form of grant agreement for non-employee directors in order to further align the interests of the directors with our stockholders. The new form of agreement places a two-year restriction on the transfer or sale of shares granted to the directors that vested immediately.

Our schedule for granting equity awards to non-employee directors differs from our executive officer schedule. Executive officer grants are generally made in May or November each year, and director grants are generally made in February and November each year. We have retained the practice of granting stock awards at the first meeting of directors each year as a carry-over from our 1998 plan that provided for automatic stock grants each February.

Our corporate governance guidelines provide that each non-employee director is expected to own shares of our stock equal in value to three times the annual cash retainer. Based on the closing price of our stock on December 31, 2007, the last trading day of the year, our directors are expected to own approximately 10,514 shares of stock. Directors have three years after first being elected to achieve this level of ownership. Each of our directors owns shares in excess of our minimum ownership guidelines.

Perquisites and Other Benefits. Non-employee directors and their families are allowed personal use of company aircraft for up to 14 hours per year. Directors can carry unused hours forward to the following year or can borrow in any year up to two years’ worth of future allotted hours beyond the current year. Non-employee directors have personal use of company office space and company tickets, as well as access to company housing, subject to availability. Additionally, we pay the expenses for spouses or guests of our non-employee directors to attend our semi-annual management conferences that our directors are expected to attend.

In November 2007, the board approved a matching charitable contribution program for non-employee directors as an extension of the company’s program to support higher education. Under the program, the company will match, on a 3-for-1 basis, up to $250,000 in aggregate contributions made by a non-employee director to a designated university or college prior to the end of December 31, 2010, or any pledge made prior to that date that does not extend more than three years from the date of the pledge. The company did not pay any amounts under this program during 2007 with respect to any non-employee director.

Health Plans. Non-employee directors are eligible to participate in our medical plan and retiree health plan. Dependents of eligible non-employee directors may also participate in the plans at premiums that we establish from time to time. Under the medical plan, directors can receive medical insurance on the same terms as is available to all employees. Under the retiree health plan, they can receive medical insurance at premiums that we establish from time to time if, at the time that the director retires from the board, the director has any combination of age and years of service that totals 60, with a minimum age of 45 and a minimum of five years of service on our board. When a non-employee director or dependent of such a director becomes eligible for insurance under a government-sponsored plan or is eligible for insurance under the plan of an employer, he or she is no longer eligible to participate in the retiree health plan. None of the non-employee directors or their dependents is currently receiving benefits under our retiree health plan.

Non-employee directors are eligible to participate in our long-term care insurance plan that provides for custodial care. This insurance provides home health care, nursing home and assisted-living facility benefits. We pay for a certain level of coverage for the directors, and a director may also purchase additional long-term care insurance for the director and the director’s spouse on the same terms and at the same premiums available to an employee or an employee’s spouse.

Change in Control Severance Plan. We have also adopted a change in control severance plan for our non-employee directors. The plan is intended to enable directors to objectively assess any corporate transactions that are in the best interests of stockholders without undue concern over the impact of a transaction on their own personal financial situation.

Each non-employee director and advisory director is eligible to receive cash payments under the plan upon a change in control. Each director will receive a payment equal to three times the applicable annual cash retainer then in effect plus three times the value of the annual stock grant. The value of the annual stock grant equals the number of shares most recently granted to the director in the form of a stock award that vested immediately multiplied by the closing price of our common stock on the day the change in control occurs. This plan was amended in August 2006 to address potential issues concerning deferred compensation under Section 409A of the Internal Revenue Code and to provide for the accelerated vesting of options, performance shares, restricted shares and other equity-based awards under our stock incentive plans in the event of a change in control. The plan was also amended to clarify that a director will not be entitled to benefits under the plan if the director’s services are terminated prior to a change in control, unless the termination is involuntary and is at the request of a third party seeking to effect a change in control or was otherwise in connection with a change in control. A “change in control” is deemed to have occurred only if: any person, or group of persons, becomes the direct or indirect beneficial owners of more than 25% of our voting shares; a merger or consolidation results in our stockholders holding less than 50% of the voting shares of the surviving entity; certain specified majority changes in the composition of the board occur; or we have agreed to dispose of all or substantially all of our assets or outstanding common stock. If there had been a change in control of the company on December 31, 2007, each non-employee director would have received $1,181,897, and all of their outstanding options would have vested. The value of unvested options was $21,120 on December 31, 2007. This calculation is based on a share price of $51.36, which was the closing price of our stock on December 31, 2007.

The following table sets forth the compensation received by our non-employee directors during 2007:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(a)	Option Awards ($)(b)	All Other Compensation ($)(c)	Total ($)
William H. Adams III	180,000	169,416	327,863	114,919	792,198
Lane G. Collins	180,000	169,416	327,863	1,276	678,555
Phillip R. Kevil	180,000	169,416	327,863	24,823	702,102
Jack P. Randall	180,000	169,416	327,863	25,797	703,076
Scott G. Sherman	180,000	169,416	327,863	44,218	721,497
Herbert D. Simons	180,000	169,416	327,863	44,003	721,282

(a)	Represents the grant date fair value of shares awarded to the directors required to be expensed for financial statement reporting purposes in 2007 in accordance with SFAS 123R. The value is for stock awards made in 2007, and is based on the fair market value of $40.67, which is the split adjusted closing price of the stock on the grant date. These stock awards vested immediately, and there were no outstanding stock awards at the end of 2007 or 2006.

(b)	Amounts reported reflect the dollar amount required to be expensed for financial statement reporting purposes in 2007 for the fair value of stock options granted to each of the directors in 2007 as well as prior years, in accordance with SFAS 123R. The amount expensed in 2007 for grants made in 2007 for each director was $121,657, and the amount expensed for grants made prior to 2007 was $206,206. The grant date fair value of the options granted in 2007 to each director calculated in accordance with SFAS 123R was $340,640. Pursuant to Securities and Exchange Commission rules, these amounts exclude the impact of estimated forfeitures related to service-based vesting conditions. We refer you to the discussion of the assumptions used in the calculation in Note 12 of Notes to Consolidated Financial Statements in our 2007 Form 10-K. Under these valuation models, the past performance of our common stock is one of the variables that impacts the estimated fair value. The actual amount realized may be significantly more or less than the amount shown depending on the price of our stock at the time of exercise. The intrinsic value of the options depends solely on the extent that there is market price appreciation of our common stock. The aggregate number of options outstanding for each director at the end of 2007 was as follows:

Name	Aggregate Options Outstanding as of December 31, 2007 (#)
William H. Adams III	60,805
Lane G. Collins	60,805
Phillip R. Kevil	72,860
Jack P. Randall	117,014
Scott G. Sherman	117,014
Herbert D. Simons	81,610

(c)	Represents the value of personal use of company aircraft, company offices, insurance premiums for long-term care insurance and personal use of company tickets. The value for Mr. Adams also includes $47,037 for our cost to provide him and his family with health insurance and $6,000 for our cost to provide him an office. The value for Mr. Kevil also includes $6,000 for our cost to provide him an office. The value for Mr. Simons also includes $6,444 for our cost to provide him with health insurance. The value of the personal use of company aircraft is $60,748, $16,516, $24,810, $41,562 and $35,550 for Messrs. Adams, Kevil, Randall, Sherman and Simons, respectively. The value of the personal use of company aircraft is based on our aggregate incremental direct operating costs, including cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing and ramp fees, trip-related hangar and parking costs, and similar variable costs. Because our aircraft are used primarily for business travel, fixed costs that do not change based on usage, such as pilots’ salaries, the acquisition costs of the company-owned or -leased aircraft and the cost of maintenance not related to trips, are excluded.

RELATIONSHIPS AND TRANSACTIONS WITH MANAGEMENT AND OTHERS

It is our policy that all related persons must avoid any activity that is or has the appearance of conflicting with our business interests, except under guidelines approved by our board or as permitted in our employee handbook. This policy is included in our code of business conduct and ethics. A director or executive officer is required to disclose any interest in any transaction involving the company, and that transaction must be approved by a majority of disinterested directors. Directors and executive officers are instructed to advise the general counsel or the corporate governance and nominating committee of any situation that might be perceived as a conflict of interest. At least annually, each director and executive officer must complete a detailed questionnaire specifying any transaction or business relationship that may give rise to a conflict of interest. The audit committee oversees the adequacy of our policies and procedures for the review and approval of related-party transactions and monitors compliance with the policies and procedures.

In February 2007, in recognition of Mr. Simpson’s extraordinary contributions to the company, and as part of our charitable giving program to support higher education, the disinterested directors, with Dr. Collins and Mr. Simpson recusing themselves from the consideration of the matter and vote, approved a conditional $6.8 million pledge to assist in building an athletics and academic center at Baylor University, Mr. Simpson’s alma mater. We paid the first installment of $3.4 million in May 2007, and the second installment is expected to be paid in the first half of 2008. Concurrently, Mr. Simpson made a $3.2 million pledge for the same project. In return for these contributions, the company and Mr. Simpson obtained naming rights for the building and certain facilities within the building, and Mr. Simpson will also be provided with access to certain sporting events. The building will be named the Simpson Athletics and Academic Center.

Occasionally, we may have employees who are related to our directors or executive officers. We compensate those individuals consistent with our policies that apply to all employees with equivalent qualifications, experience and responsibilities. During 2007, Keith Hutton’s sister, Nina Hutton, was employed as our vice president—environmental, health and safety. In 2007, her salary, bonus and car allowance totaled approximately $340,000, and she was granted 7,375 restricted shares that vest ratably over a three-year period. She has been employed by us since 1992, which was prior to Mr. Hutton becoming an executive officer or director, she does not report to Mr. Hutton or any of his operational groups, and her compensation is reviewed and approved by our compensation committee. We expect her cash compensation in 2008 to be at least the amount paid in 2007.

Jack Randall, one of our directors, was a co-founder and director of Randall & Dewey Partners, L.P., which was acquired by Jefferies Group, Inc. in 2005 and now operates as Jefferies Randall & Dewey Division of Jefferies & Company, Inc. We have in the past retained Jefferies Randall & Dewey for advisory and consulting services in connection with acquisitions and other strategic transactions and consider the advice that we receive from Jefferies Randall & Dewey in connection with our acquisitions as in the best interests of the company and our stockholders. During 2007, we paid Jefferies Randall & Dewey approximately $1,050,000 for advisory services in connection with the acquisition of certain properties during 2007. Also during 2007, we paid Jefferies & Company, Inc. a fee of $1,598,167 as one of 18 co-managers of our June 2007 common stock offering, a fee of $352,625 as one of 19 co-managers of our July 2007 debt offering and a fee of $369,375 as one of eight co-managers of our August 2007 debt offering. Jefferies & Company, Inc. also received a fee of $1,644,500 as one of 24 co-managers of our common stock offering in February 2008 and received a fee of $492,020 as one of 25 co-managers of our April 2008 debt offering. We expect that Jefferies Randall & Dewey and Jefferies & Company, Inc. will provide additional services to us in 2008. All of the transactions with Jefferies Randall & Dewey and with Jefferies & Company, Inc. were approved by the disinterested members of the board, with Mr. Randall recusing himself from the consideration of the matter and vote.

In November 2007, the disinterested members of the board, with Mr. Simpson recusing himself from the consideration of the matter and vote, authorized the company, through one of our subsidiaries, to enter into an agreement with Mr. Simpson to obtain a pipeline easement across property that he owns in North Texas at the standard rate for easements in the area of $15.00 per foot plus damages. The route across Mr. Simpson’s property was the shortest, most economical route for the pipeline and enabled us to avoid the expense of having to condemn other lands. In March 2008, we paid him a total of $185,782 for the easement across 12,252 feet of his property and damages.

We have entered into indemnification agreements with our directors, executive officers and certain other officers and key employees. These agreements were approved in part to enable us to attract and retain qualified directors, officers and key employees. The general purpose of the indemnification agreements is to indemnify the directors, officers and key employees to the fullest extent permitted by law against risks of claims and actions against them arising out of their service to and activities on behalf of the company. The agreements require us to advance expenses in certain circumstances to such persons in connection with claims made against them and are in addition to any other rights they may have under our restated certificate of incorporation, bylaws and applicable laws. The indemnification agreements were amended in November 2007 to clarify that expenses will be reimbursed only if the director or officer is successful in defending against any claims or actions, including the dismissal of a claim or cause of action.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and 10% stockholders to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the Securities and Exchange Commission and the New York Stock Exchange. We must be provided with copies of the reports. To our knowledge, based solely on the information furnished to us and written representations from executive officers and directors, we believe that all applicable Section 16(a) filing requirements with respect to our stock were complied with during and for the year ended December 31, 2007 for all executive officers and directors, other than Mr. Adams, who had one late filing of a Form 5 related to a charitable gift of 100 shares. This gift has now been reported.

Item 2.	APPROVAL OF 2004 STOCK INCENTIVE PLAN
AS AMENDED AND RESTATED AS OF MAY 20, 2008

General

In May 2006, our stockholders approved the XTO Energy Inc. Amended and Restated 2004 Stock Incentive Plan (the “2004 plan”). As adjusted for the five-for-four stock split in December 2007, we are authorized to issue up to 42,187,500 shares of our common stock under the 2004 plan, of which 3,125,000 can be “full-value” awards. As of March 31, 2008, we had 2,329,405 shares remaining available for future grants.

In order to provide a sufficient pool of shares to enable us to grant equity-based awards to attract and retain qualified employees and directors over the next two to three years, our board, upon the recommendation of the compensation committee, has approved amendments to increase the number of shares available under the 2004 plan, the number of shares available for full-value awards and the annual per-person limit for such full-value awards, as well as a restatement of the plan to incorporate other administrative and conforming amendments (the “2008 plan”), subject to stockholder approval at the meeting. The 2008 plan, if approved by the stockholders, will be the only stock incentive plan under which we can grant equity-based awards.

We retained Cogent Compensation Partners in 2008 to assist us in developing the 2008 plan. Cogent advised us on the number of shares to be authorized, grant practices and caps on individual grants. They did not advise us on appropriate award levels.

The compensation committee and the board believe that it would be in the company’s and the stockholders’ best interest for the stockholders to approve the 2008 plan in order to provide incentives to employees and directors to contribute to our continued success, to continue to provide employees and directors with a proprietary ownership interest in the company, to maintain competitive compensation levels, to attract and retain competent and talented employees and directors, and to provide incentives to employees and directors for continued service. Stockholder approval of the 2008 plan is also sought to preserve the deductibility of certain performance-based compensation under Section 162(m) of the Internal Revenue Code. In addition to amending the 2004 plan, the committee also believes that it is in the company’s and stockholders’ best interests to revise our grant practices to maintain the flexibility to grant the named executive officers “full-value” awards.

Under the 2008 plan, we will be able to grant stock options, stock appreciation rights (“SARs”), stock units, stock awards, bonus shares, dividend equivalents, and other stock-based awards (collectively, “awards”) as a means to encourage participants to focus on and contribute to creating exceptional value for our stockholders. All of our employees and directors are eligible to participate in the 2008 plan.

As of March 31, 2008, we had 18,268,991 stock options outstanding under both the 2004 plan and our 1998 stock incentive plan, with a weighted average exercise price of $32.73 per share and a weighted average remaining term of 5 years. We also had 2,217,008 restricted shares outstanding under the 2004 plan that had not vested, with a weighted average remaining term of 2.2 years.

The following general description of the amendments and the other material features of the 2008 plan is qualified in its entirety by reference to the copy of the 2008 plan attached as Appendix B hereto. Unless otherwise noted, the provisions of the 2008 plan are the same as those under the 2004 plan, as approved by stockholders in May 2006, and all share numbers have been adjusted for the five-for-four stock split in December 2007.

2008 Plan Highlights and Changes to the Administration of the Plan

The 2008 plan is nearly identical in design to the 2004 plan, but has a few important differences as described below:

•	The number of additional shares requested is 12,000,000, which represents 2.35% of our outstanding shares of common stock at March 31, 2008. After adding in the 2,329,405 shares remaining available for future grants, we could grant awards covering up to 14,329,405 additional shares, representing only 2.81% of our common stock outstanding.

•

Of the 14,329,405 shares that would be available for future grants, 6,000,000 shares could be subject to “full-value” awards, including awards granted to our named executive officers. Any additional grants of full-value awards beyond this limit would be counted at a 3-to-1 premium factor against the remaining available share pool. The prior practice of not granting full-value awards to our named executive officers would be discontinued, giving the compensation committee flexibility to grant any type of award authorized under the plan to our named executive officers.

•	The annual individual per-person limit on full-value awards is being increased from 833,333 shares to 1,000,000 shares.

•

In 2008, we will continue to honor the three-year average run rate or grant rate commitment we made in 2006 regarding the granting of awards for the period 2006 through 2008, using a premium run rate factor for full-value awards.

•	The term of the 2008 plan is extended until 2013.

Continuing Features of the 2008 Plan and Administration of the Plan

Several important features of the 2004 plan are proposed to be retained in the 2008 plan:

•	Individual per-person limits are provided on annual awards of options and SARs settled in cash or stock, full-value awards, dividend equivalents and non-employee director awards.

•	A large group of our employees are eligible to participate.

•	Minimum three-year vesting is required on awards not subject to performance-based criteria, subject to acceleration.

•	The maximum term of awards is seven years.

•	Repricing of options and SARs is prohibited.

•	Shares surrendered to pay taxes will not go back into the pool of available shares.

•

SARs settled in shares will be counted on a gross basis. Each share underlying a stock-settled SAR will be counted against the 2008 plan limit similar to a stock option, rather than just the net shares issued upon exercise. We have not issued any SARs under the 2004 plan.

•	Dividend-equivalent rights may not be issued in tandem with options or SARs.

•

At least 25% of the awards to the named executive officers will be performance-based, with vesting contingent solely on satisfying performance criteria, including achievement of common stock price targets, established by the compensation committee.

Background

The committee’s compensation strategy has been to use performance-based equity compensation as a significant component of overall employee compensation. The committee has chosen to utilize equity compensation plans, which includes the use of common stock in the company’s 401(k) plan, to compensate employees rather than implementing defined benefit pension plans or supplemental retirement plans that are not aligned with stockholders’ interests. The board also believes a portion of director’s compensation should be in the form of equity-based awards.

The committee and the board believe that this strategy has been a critical element in the exceptional value created for our stockholders and our above-market performance as reflected in the consistently improving stock price and steady underlying growth. The closing price of our common stock on April 15, 2008 was $65.29, up 27.1% since the beginning of the year, and up 98.9% since the stockholders last approved the amendment and restatement of the 2004 plan to add shares on May 16, 2006.

Our future growth strategy involves attracting and retaining the best and most qualified employees and directors in the energy industry and continuing to motivate them to superior achievements with our incentive program. Since the 2004 plan was approved in May 2006, the number of employees has increased 37%, from 1,761 to 2,420, as a result of our acquisition of new oil and gas properties. The number of management and other key employees has also increased. At the same time, the competition for qualified technical employees has continued to increase dramatically in the oil and gas industry, particularly in the area of our operations. The need to grant stock options or restricted shares for recruiting purposes has increased as competition for qualified technical employees in our industry has increased.

In September 2004, the committee restructured our equity incentive program to discontinue the use of full-value awards for the named executive officers, and to provide that all future grants to the named executives would be in the form of options or other stock appreciation awards, which helped align the executives’ interests with the interests of stockholders. The committee has concluded that, in order to maintain maximum flexibility in structuring executive compensation, it will retain the option of granting any form of award authorized under the plan and will no longer limit future awards to the named executive officers to options or other stock appreciation awards. The committee continues to reinforce the alignment of interests with stockholders through stock ownership guidelines for executive officers and directors. We have reviewed this decision and concluded that, in order to maintain maximum flexibility in structuring executive compensation and for the other reasons described below, we are, in connection with seeking stockholder approval of the amendment and restatement of the 2004 stock incentive plan, announcing our intention to maintain the flexibility to grant performance shares or other full-value awards to our named executive officers. This decision is also influenced by the impact on our equity-based compensation of the adoption of SFAS 123R. The use of full-value awards by public companies in general has increased as a result of SFAS 123R. Based on a review of recent trends in executive compensation, the fact that the use of full-value awards will result in less dilution for the company since fewer shares are needed to provide the desired compensation level, as well as the effects of SFAS 123R, we do not believe it is in the best interests of the company or our stockholders to continue to limit the committee to using only stock options or other stock appreciation awards in our equity-based compensation program for our named executive officers.

Because of our extensive focus on equity-based incentive compensation as a means to recruit and retain highly qualified employees, the exceptional performance of our common stock, and the growing number of eligible employees, the committee is recommending that the 2008 plan be approved by our stockholders.

Shares Available and Limitations on Awards

Pursuant to the terms of the 2008 plan, the aggregate number of shares of common stock available for issuance pursuant to awards since the inception of the plan in 2004 is increased from 42,187,500 to 54,187,500. Of the 2,329,405 shares remaining available and the 12,000,000 additional shares being added, a total of 6,000,000 shares may be subject to “full-value” awards, meaning awards other than options, SARs that are settled in cash or stock, and other awards for which the participant pays at least the fair market value for the shares of common stock subject thereto, as determined on the date of grant of the award. In the event that the number of shares available for full-value awards are used, we can grant additional full-value awards with each additional full-value award counted as three shares against the remaining shares available for awards. The foregoing share limits are subject to the share counting rules under the 2008 plan and will be adjusted by the committee in the event of certain transactions as described in “Adjustments to Shares Available, Award Limits, and Outstanding Awards” below.

Individual Limits

All awards other than dividend equivalents will be expressed in shares of common stock or share equivalents or valued by reference to shares. The annual individual per-person limits under the 2004 plan for stock options and SARs settled in cash or stock and the limits for directors are not proposed to be amended, but are adjusted for the five-for-four stock split in December 2007. The limits for full-value shares are being increased.

The maximum number of shares of common stock with respect to which options and SARs settled in cash or stock may be made under the 2008 plan to any individual employee participant during any calendar year is 4,166,666. The maximum number of shares of common stock with respect to which all awards other than options, SARs settled in cash or stock, and dividend equivalents may be made under the 2008 plan to any individual employee participant during any calendar year is 1,000,000. An employee participant may not accrue dividend equivalents during any calendar year in excess of the amount of dividends actually declared with respect to 4,166,666 shares. The maximum aggregate number of shares of common stock with respect to which awards may be made under the 2008 plan to any individual non-employee director or advisory director during any calendar year is 25,000. These individual limits will apply without regard to whether the grants are to be paid in stock or cash. Cash payments (other than for dividend equivalents) will equal the fair market value of the shares to which the cash payment relates. The foregoing share limits will be adjusted by the committee in the event of certain transactions as described in “Adjustments to Shares Available, Award Limits, and Outstanding Awards” below.

Run Rate Limitation

When the amendment and restatement of the 2004 plan was approved in 2006, we agreed to keep the average annual grant rate for awards for the fiscal years 2006, 2007, and 2008 at or below a premium factor run rate or grant rate of 2.5% of our shares of common stock outstanding. This is the mean run rate plus one standard deviation for the company’s applicable GICS industry group for the 2006 proxy season as published by Institutional Shareholder Services. We agreed that our average annual run rate for this three-year period would equal the average of the run rates for each of the three years, calculated for each year as the number of shares subject to awards granted under the 2004 plan, plus awards granted by us under any other equity plan at the time, divided by the number of shares of common stock that were outstanding at year end. For purposes of calculating the number of shares subject to awards granted in a year, full-value awards count as equivalent to two option shares based on a moderate annual stock price volatility of between 25% and 52%. Any awards that are settled only in cash will not be counted for this purpose. We will continue to honor this commitment in 2008.

Share Counting

For administrative purposes, we will reserve shares for issuance when grants payable in shares of common stock are made under the 2008 plan. Any shares of common stock related to awards which (i) terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares, (ii) are settled in cash in lieu of shares or are designated to be settled only in cash, or (iii) are exchanged prior to the issuance of shares for awards not settled in shares, will not reduce or otherwise count against the shares available and limitations on awards described above, and the shares reserved for those grants will again be available for grants under the 2008 plan. As was the case under the 2004 plan, shares used to cover the exercise price of stock options, and any shares used to cover any tax withholding obligations in connection with any award, will not again be available for awards under the 2008 plan. In addition, the total number of shares subject to grants of SARs to be settled in stock will be counted against the pool of available shares, not just the net shares issued upon exercise.

Repricing

The 2008 plan prohibits the repricing of stock options or SARs awarded under the 2008 plan, or amending the plan to allow repricing, without stockholder approval. Repricing is defined to include lowering the exercise price of an option or SAR after it is granted or canceling an option or SAR at a time when its exercise price exceeds the fair market value of the common stock in exchange for another option or SAR or other award, other than in connection with an adjustment to our capitalization as described below under “Adjustments to Shares Available, Award Limits, and Outstanding Awards.”

Administration

With respect to awards made to our employees, the 2008 plan will be administered and interpreted by the compensation committee. With respect to awards made to non-employee directors, the 2008 plan will be administered by the corporate governance and nominating committee of the board. The term “committee” refers to the compensation committee or the corporate governance and nominating committee, depending on the identity of the award recipient.

The committee has the authority to determine who will receive awards, the time when awards will be made, and the type, size, and terms of each award. The committee has the authority to amend the terms of any award, to the extent that the amendment does not materially impair the rights or obligations of the participant, unless the participant consents to the amendment or the amendment is required by law or permitted by the 2008 plan. The committee also has the authority to deal with any other matters arising under the 2008 plan. Members of the compensation committee currently are William H. Adams III, Lane G. Collins, Scott G. Sherman, and Herbert D. Simons. Members of the corporate governance and nominating committee currently are William H. Adams III, Lane G. Collins, Phillip R. Kevil, Scott G. Sherman, and Herbert D. Simons.

Eligibility

Employees, officers, and non-employee directors, including any non-employee advisory directors, of the company and its subsidiaries and affiliates will be eligible to receive awards under the 2008 plan. While all 2,420 of our employees are eligible to participate in the 2008 plan, the committee intends to focus awards on management and other key employees. Approximately 280 management and other key employees would currently qualify to participate in the 2008 plan, and we may expand the group that will qualify to receive awards. Six non-employee directors are eligible to receive awards under the 2008 plan.

Types of Awards

Options. The committee may grant incentive stock options (“ISOs”) and nonqualified stock options. To qualify as ISOs, options must meet additional federal income tax requirements, including a limitation that the aggregate fair market value of ISOs that first become exercisable by a participant during any given calendar year may not exceed $100,000. Further, ISOs cannot be granted to any owner of 10% or more of the total combined voting power of all classes of our stock or that of our subsidiaries, unless the ISOs (i) have an exercise price of 110% of the fair market value of our common stock on the date of grant, and (ii) may not be exercised more than five years after the date of grant.

An option entitles the participant to purchase a number of shares of our common stock at a price (exercise price), which will be not less than 100% of the fair market value of our common stock on the date the option is granted. Pursuant to amendments to the 2004 plan adopted by the board in November 2006, fair market value equals the closing price of our common stock on the date of grant. Prior to the amendment, fair market value was defined to equal the average of the high and low prices of our common stock on the date of grant.

The exercise price of an option must be paid in full (1) in cash, (2) in shares of previously owned common stock having a fair market value on the date of exercise equal to the amount of the exercise price (by delivery of the shares or attestation to ownership of the shares), (3) through a broker by having the broker sell shares of common stock simultaneously with the exercise of the option, or (4) by any other method permitted by the committee. Shares of common stock used to pay the exercise price of an option must have been held by the participant for the requisite period of time, if any, to avoid adverse accounting consequences to the company.

The term of each option will be fixed by the committee but may not exceed seven years from the date of grant. The committee will determine when options may be exercised and may accelerate the exercisability of outstanding options at any time for any reason. Dividend equivalents may not be granted with respect to options.

Stock Appreciation Rights. The committee may grant SARs. When an SAR is exercised, the participant receives the excess of the fair market value of a share of our common stock on the date of exercise, over the grant price of the SAR, which will not be less than 100% of the fair market value of a share of our common stock on the date the SAR is granted. The committee will determine when the SAR may be exercised, the method of exercise, whether cash, shares of common stock, or a combination of the two will be payable to the participant upon exercise, whether the SAR will be in tandem with any other award, and any other terms and conditions of the SAR. Dividend equivalents may not be granted with respect to SARs. The term of an SAR may not exceed seven years from the date of grant.

Stock Units. The committee may grant stock units. Each stock unit represents the right of the participant to receive a share of our common stock or an amount of cash based upon the value of a share of our common stock. Stock units may vest based on performance or vest over time. The committee will determine the number of stock units to be granted and the terms applicable to each grant. The committee may grant dividend equivalents with respect to stock units.

Stock Awards. The committee may grant shares of common stock as stock awards. Stock awards may be in the form of performance shares that vest based on performance criteria or restricted shares that vest over time. The committee will determine the number of shares granted, any vesting or other restrictions applicable to the shares, and the conditions under which any restrictions will lapse. Until any restrictions lapse, a participant generally cannot sell, assign, transfer, pledge, or otherwise dispose of the shares subject to stock awards. A participant will have the right to vote shares of common stock subject to stock awards and to receive any dividends or other distributions paid on the shares during the restricted period. Upon election of the participant on the date of vesting, and upon approval by the committee, the company may purchase some or all of the participant’s vested shares under stock awards at the fair market value on the date the committee determines that the stock awards have vested. Within seven business days after receipt of the participant’s election, the committee will inform the participant of its decision whether to approve the purchase of such shares subject to stock awards.

Bonus Shares. The committee may grant shares of common stock as a bonus, or grant shares of common stock or other awards in lieu of company obligations to pay cash or grant awards under other plans or compensatory arrangements. Shares of common stock or other awards granted under the 2008 plan will be subject to such other terms as determined by the committee, including the grant of dividend equivalents in connection with such awards. Non-employee directors can receive grants under this section as part of their compensation for service as a director in addition to any other awards under the 2008 plan.

Dividend Equivalents. The committee may grant dividend equivalents in connection with certain other awards granted under the 2008 plan. Dividend equivalents may not be granted in connection with options or SARs. No dividend equivalents have ever been granted under the 2004 plan in connection with any outstanding options or SARs. A dividend equivalent is an amount determined by multiplying the number of shares of common stock subject to an award by the per share dividend paid by us on our common stock. Dividend equivalents may be accrued as a cash obligation, or may be converted to stock units, at the discretion of the committee. Dividend equivalents may be paid in cash, shares of common stock, or a combination of the two, at the discretion of the committee.

Other Stock-Based Awards. The committee may grant other stock-based awards that are based upon or measured by reference to, or payable in, shares of common stock. The committee may grant dividend equivalents with respect to other stock-based awards. Other stock-based awards may be paid in cash, shares of common stock, or a combination of the two, at the discretion of the committee.

Qualified Performance-Based Compensation

Options, SARs, stock units, stock awards, bonus shares, dividend equivalents or other stock-based awards granted to an employee may be considered “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code (see discussion of Section 162(m) under “Federal Income Tax Consequences” below). In order for these awards, other than options and SARs, to be considered performance-based, the committee must establish in writing, at the beginning of the performance period: (1) the objective performance goals that must be met in order for the grants to be payable or the restrictions to lapse, (2) the period during which performance will be measured, (3) the maximum amounts that may be payable if the performance goals are met, and (4) other conditions that the committee deems appropriate. The committee may reduce, but not increase, the amount of compensation that is payable upon achievement of the designated performance goals.

The Committee will use objectively determinable performance goals based upon one or more of the following business criteria: market price of our common stock, cash flow, reserve value, net asset value, earnings, net income, operating income, cash from operations, revenue, margin, EBITDA (earnings before interest, taxes, depreciation, and amortization), EBITDAX (earnings before interest, taxes, depreciation, amortization, and exploration expense), net capital employed, return on assets, stockholder return, reserve replacement, return on equity, return on capital employed, production, assets, unit volume, sales, market share, finding and development costs, overhead costs, general and administration expense, or strategic business criteria consisting of one or more objectives based upon meeting specified goals relating to acquisitions or divestitures. The targeted level or levels of performance with respect to such goals may be established at such levels and in such terms as the committee determines, including in absolute or per share terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. The performance goals may relate to one or more business units or the performance of the company as a whole, individual performance, or any combination of the foregoing and need not be uniform among participants.

Deferrals

The committee may permit a participant to defer receipt of cash or shares of common stock that would otherwise be due to a participant in connection with any award, subject to applicable requirements of Section 409A of the Internal Revenue Code.

Tax Consequences

The following description of the federal income tax consequences of awards under the 2008 plan is a general summary. State, local, and other taxes may also be imposed in connection with awards. This discussion is intended for the information of stockholders considering how to vote on the 2008 plan at the meeting and not as tax guidance to individuals who may participate in the 2008 plan.

Incentive Stock Options. There generally are no federal income tax consequences to a participant or to the company upon the grant of an ISO. A participant will not recognize income for purposes of the regular federal income tax upon the exercise of an ISO. However, for purposes of the alternative minimum tax, in the year in which an ISO is exercised the amount by which the fair market value of the shares of common stock acquired upon exercise exceeds the exercise price will be treated as an item of adjustment and included in the computation of the participant’s alternative minimum taxable income.

A participant will recognize income when he or she sells shares of common stock acquired upon exercise of an ISO. If the shares acquired upon exercise of an ISO are disposed of after two years from the date the ISO was granted and after one year from the date the shares were transferred to the participant upon the exercise of the ISO, the participant will recognize long-term capital gain or loss in the amount of the difference between the amount realized on the sale and the exercise price. The company will not be entitled to any corresponding tax deduction.

If a participant disposes of the shares of common stock acquired upon exercise of an ISO before satisfying both holding period requirements (a “disqualifying disposition”), any gain recognized on the disposition will be taxed as ordinary income to the extent of the difference between the fair market value of the shares on the date of exercise (or the sale price, if less) and the exercise price. We generally will be entitled to a tax deduction in that amount. The gain, if any, in excess of the amount recognized as ordinary income will be a long- or short-term capital gain, depending upon the length of time the shares were held before the disposition.

Nonqualified Stock Options and SARs. A participant who receives a nonqualified stock option or SAR will recognize no income at the time of the grant. Upon exercise of a nonqualified stock option, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares of common stock on the date of exercise over the exercise price. Upon exercise of an SAR, the participant will recognize ordinary income equal to the cash or fair market value of the shares of any common stock received. The basis in shares of common stock acquired upon exercise of a nonqualified stock option will equal the fair market value of such shares at the time of exercise, and the holding period of the shares (for capital gain purposes) will begin on the date of exercise. The basis in any shares of common stock acquired upon the exercise of an SAR normally is the amount the participant recognized as ordinary income in connection with the SAR exercise, and the holding period of such shares will begin on the date of exercise. In general, we will be entitled to a tax deduction in the same amount and at the same time as the participant recognizes ordinary income.

Taxation of Shares of Common Stock Used to Exercise Options. Shares of our common stock delivered to pay for shares of common stock purchased upon the exercise of an ISO or nonqualified stock option will be valued at the fair market value at the date of exercise. Unless the delivery of shares of common stock constitutes a disqualifying disposition of shares acquired upon exercise of an ISO, no taxable gain or loss will be realized on the surrender of such shares. For federal income tax purposes, the participant receives the same tax basis and holding period in a number of the new shares of common stock acquired upon exercise of the option equal to the number of old shares exchanged. The participant will receive a tax basis in the other new shares acquired upon exercise of the option equal to zero in the case of an ISO or equal to their fair market value at the date of exercise in the case of a nonqualified stock option, and a new holding period in either case.

Stock Units. A participant who receives a stock unit will not recognize taxable income until the unit is paid to the participant. When the unit is paid, the participant will recognize ordinary income in an amount equal to the cash or fair market value of any shares of common stock paid to the participant. We generally will be entitled to a tax deduction in the same amount and in the same year.

Stock Awards. A participant who receives a stock award generally will not recognize taxable income until the shares of common stock subject to the stock award are transferable by the participant or no longer subject to a substantial risk of forfeiture for federal tax purposes, whichever occurs first. When the shares are either transferable or are no longer subject to a substantial risk of forfeiture, the participant will recognize ordinary income in an amount equal to the fair market value of the shares at that time, less any amounts paid for the shares.

Bonus Shares, Dividend Equivalents, and Other Stock-Based Awards. A participant will recognize ordinary income when bonus shares, dividend equivalents, and other stock-based awards are paid to the participant, in an amount equal to the cash or the fair market value of any shares of common stock paid to the participant. The company generally will be entitled to a corresponding tax deduction when the participant recognizes ordinary income.

Section 162(m). Section 162(m) of the Internal Revenue Code generally disallows a public company’s tax deduction for compensation paid to certain executive officers named in the summary compensation table in excess of $1,000,000 in any year. Compensation that qualifies as “qualified performance-based compensation” is excluded from the $1,000,000 limit and, therefore, remains fully deductible by the company that pays it. Assuming the 2008 plan is approved by our stockholders, we intend that options and SARs granted under the 2008 plan will not be subject to the Section 162(m) deduction limit, and we intend that other awards that are contingent upon achieving performance goals as described in “Qualified Performance-Based Compensation” above will not be subject to the Section 162(m) deduction limit. Other awards under the 2008 plan may be subject to the deduction limit. The committee has in the past approved compensation that has not qualified as tax deductible under Section 162(m), and reserves the right to do so in the future, whether under the 2008 plan or otherwise.

Transferability of Awards

Except as otherwise provided by the committee with respect to nonqualified stock options, awards under the 2008 plan are not transferable by the participant except by will or the laws of descent and distribution. The committee may authorize the transfer of all or a portion of nonqualified options to immediate family members or to an entity involving immediate family members, subject to certain restrictions.

Death, Disability, Retirement, and Other Terminations of Employment or Service

In the event of termination of employment or service as a non-employee director by reason of death, the participant’s options and SARs will vest immediately upon the date of death, and may thereafter be exercised by the participant’s estate, or by such person who acquires the right to exercise such option by inheritance, by bequest, or otherwise by reason of such participant’s death, for one year after such death. In the event of a participant’s termination of employment by reason of permanent disability or in the event of a participant’s retirement, and except as provided below in the case of certain executive officers with employment agreements, the participant’s options and SARs may thereafter be exercised (to the extent then exercisable) within one year after such termination. In the event of a participant’s termination of employment by reason other than death, disability or retirement, the participant’s ISOs terminate immediately and nonqualified options and SARs (to the extent then exercisable) may be exercised within 90 days after termination, unless termination is for cause, and then nonqualified options and SARs terminate immediately. The stated exercise periods can be modified by the committee.

Upon the death of a participant, outstanding and unvested stock units, stock awards, dividend equivalents, and other stock-based awards will vest immediately. Unless the committee otherwise provides in an award agreement or other agreement with a participant, upon termination of employment due to permanent disability, retirement, or other termination of employment of an employee, or termination of service as a director for any reason other than death, prior to vesting, outstanding and unvested stock units, stock awards, dividend equivalents, and other stock-based awards will be canceled, will not vest, and will be returned us.

When one of our non-employee directors does not continue as a director for any reason (other than death), the non-employee director may thereafter exercise those options and SARs that were exercisable when the director ceased to be a director for two years after such date.

Pursuant to employment agreements and grant agreements we have with Messrs. Simpson, Hutton and Vennerberg, options and SARs that they hold at retirement will vest as long as they have been held at least 18 months prior to the date of retirement, and they may be exercised over the remaining term of the option or SAR. Additionally, under these agreements, unless otherwise provided in an award agreement, outstanding and unvested stock units, stock awards, dividend equivalents and other stock-based awards will vest upon retirement.

Adjustments to Shares Available, Award Limits, and Outstanding Awards

Subject to provisions in the 2008 plan regarding a change in control, if there is any change in the number or kind of shares of common stock outstanding by reason of (i) a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) a merger, reorganization, or consolidation, (iii) a reclassification or change in par value, or (iv) any other extraordinary or unusual event affecting the outstanding common stock, or if the value of outstanding shares of common stock is reduced as a result of a spinoff or our payment of an extraordinary cash dividend or distribution, or dividend or distribution consisting of any of our assets other than cash, the maximum number and kind of shares of common stock available for awards under the 2008 plan, other limitations on the maximum number and kind of shares of common stock for which awards may be granted, the number and kind of shares covered by outstanding awards, and the price per share, applicable market value, or performance targets of such awards shall be appropriately adjusted by the committee to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of common stock to preclude, to the extent practicable, the enlargement or dilution of rights under such awards.

If a change in control occurs, all outstanding options and SARs will become fully exercisable and the restrictions on all other outstanding awards will lapse. If a change in control occurs in which we are not the surviving corporation (or we survive only as a subsidiary of another corporation), all outstanding options and SARs that are not exercised will be assumed by, or replaced with comparable options by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and other awards that remain outstanding will be converted into similar awards of the surviving corporation (or a parent or subsidiary of the surviving corporation).

In the event of a change in control, the committee may require that participants surrender their outstanding options in exchange for a payment, in cash or stock. The committee may determine that participants holding stock units, stock awards, dividend equivalents, or other stock-based awards will receive a payment in settlement of these awards, in an amount and form determined by the committee.

The committee making any determinations with respect to awards or replacement awards following a change in control must be composed of the same members as composed the committee immediately before the change in control. If the committee members do not meet this requirement, the automatic provisions of the 2008 plan, described above, will apply, and the committee shall not have discretion to vary them.

For purposes of the 2008 plan, a change in control occurs if:

(i) “Continuing Directors” no longer constitute a majority of the board; the term “Continuing Director” means any individual who is a member of the board on the date hereof or was nominated for election as a director by, or whose nomination as a director was approved by, the board with the affirmative vote of a majority of the continuing directors;

(ii) any person or group of persons (as defined in Rule 13d-5 under the Securities Exchange Act of 1934) together with such person’s or its affiliates, becomes the beneficial owner, directly or indirectly, of 25% or more of the voting power of our then outstanding securities entitled generally to vote for the election of our directors;

(iii) in the case of a merger or consolidation to which we are a party, the stockholders of the company immediately prior to the effective date of such merger or consolidation have beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of less than 50% of the combined voting power to vote for the election of directors of the surviving corporation or other entity following the effective date of such merger or consolidation; or

(iv) there is a sale of all or substantially all of our assets or we are liquidated or dissolved.

The committee may provide in an award that a sale or other transaction involving a subsidiary or other business unit will be considered a change in control for purposes of an award, or the committee may establish other provisions that are applicable in the event of a specified transaction.

Amendment and Term of the Plan

The board is permitted to amend the 2008 plan in response to changes in securities or other laws or to comply with stock exchange rules or requirements. The 2008 plan may be terminated, modified, or amended by the board; but, without stockholder approval, the board may not increase the number of shares of common stock available under the 2008 plan or any award limits in the plan (except pursuant to the plan’s adjustment provisions), change the participants or class of participants eligible to participate in the 2008 plan, amend the section requiring stockholder approval for the repricing of any outstanding options or SARs, or adopt any other material revision that would require stockholder approval under the rules promulgated by the New York Stock Exchange. No termination, modification, or amendment can adversely affect any outstanding awards without the participant’s consent. No awards may be made under the 2008 plan after the fifth anniversary of the date upon which our stockholders have approved the 2008 plan.

New Plan Benefits

Awards under the 2008 plan generally will be granted in the discretion of the committee. Therefore, the type, number, recipients and other terms of such awards cannot be determined at this time.

It is expected that the corporate governance and nominating committee will recommend annual awards to non-employee directors and advisory directors, but no determination has been made at this time as to the number or type of awards that will be granted. During 2006 and 2007, each non-employee director was granted an option to purchase 20,000 shares of our stock and awarded 4,166 shares that vested immediately. In February 2008, each non-employee director was awarded 4,166 shares that vested immediately, with a two-year restriction on the sale or other transfer.

The committee has not made any determinations as to which of our officers or other employees will receive awards under the 2008 plan. If the 2008 plan is approved by stockholders, it is expected that awards will be made under the 2008 plan in connection with our semi-annual performance review and compensation cycle in May 2008.

Equity Compensation Plan Information as of December 31, 2007

The following table summarizes information as of December 31, 2007 relating to our equity compensation plans, under which grants of stock options, stock awards, performance shares, restricted shares and other rights to acquire shares of our stock may be granted from time to time:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (1)) (3)
Equity compensation plans approved by stockholders (a)	23,000,157	$29.94	2,478,718
Equity compensation plans not approved by stockholders	—	—	—

Total	23,000,157	$29.94	2,478,718

(a)	Column (1) does not include 2,284,236 restricted shares that were unvested at December 31, 2007, which represent the only full-value awards that we had outstanding under our equity compensation plans. The unvested restricted shares are included in outstanding shares at December 31, 2007, and have already been deducted from the number of shares remaining available for future issuance under our equity compensation plans in column (3). The weighted average exercise price in column (2) does not take these awards into account.

Vote Required

Approval of the 2008 plan requires approval by a majority of the shares of common stock entitled to vote at the meeting, present in person or represented by proxy.

Board and Compensation Committee Recommendation

Our board and compensation committee recommend that the stockholders vote FOR the approval of the 2008 plan.

INDEPENDENT AUDITOR AND AUDITOR FEES

The audit committee retained KPMG LLP, an independent registered public accounting firm, as our independent auditor in 2007 and 2006.

During 2007 and 2006, we incurred the following fees with KPMG:

	2007	2006
Audit fees (a)	$1,273,792	$1,312,396
Audit-related fees (b)	27,500	22,000
Tax fees (c)	152,934	150,704
All other	—	—

Total	$1,454,226	$1,485,100

(a)	Audit fees include fees for the audit of our annual financial statements included in our Form 10-K, review of financial statements included in our Form 10-Qs, audit of our internal control over financial reporting, the issuance of comfort letters in connection with debt and equity offerings and services that are normally provided by the independent auditor in connection with statutory and regulatory filings or engagements.

(b)	Audit-related fees relate to financial audits of employee benefit plans.

(c)	Tax fees in 2007 include $111,978 for tax planning issues and $40,956 for assistance with an IRS audit. Tax fees in 2006 include $85,704 for tax planning issues, $50,000 for assistance with an IRS audit and $15,000 for review of federal income tax returns.

The audit committee must give prior approval to all of KPMG LLP services and fees. This includes any audit, audit-related and tax services or, to the extent permitted by law, non-audit services. The audit committee has delegated to its chairman authority to approve any increases in fees previously approved or new services requested, provided that the chairman presents any approval so given to the audit committee at its next scheduled meeting. All audit, audit-related and tax services rendered by KPMG LLP in 2007 and 2006, and the fees for those services, were approved in advance by the audit committee or its chairman.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The audit committee oversees the financial reporting process on behalf of the board. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. The company’s independent registered public accounting firm (“independent auditor”) is responsible for performing an independent audit of the company’s financial statements and internal control over financial reporting.

In fulfilling its oversight responsibilities, the audit committee has reviewed and discussed with management and the independent auditor the company’s audited financial statements for the fiscal year ended December 31, 2007. The audit committee also has discussed with the independent auditor the matters required to be discussed by Statement of Auditing Standards No. 114, The Auditor’s Communications with Those Charged With Governance. The audit committee has discussed with the independent auditor its independence from management and the company, including the matters in the written disclosures and the letter from the independent auditor required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and has considered the compatibility of the provision of any permitted non-audit services with the auditors’ independence.

In reliance on the reviews and discussions referred to in the above paragraph, the audit committee recommended to the board, and the board approved, that the company’s year-end audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the Securities and Exchange Commission.

Audit Committee

Herbert D. Simons, Chairman

William H. Adams III

Lane G. Collins

Phillip R. Kevil

Scott G. Sherman

Item 3.    RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITOR

Our audit committee has appointed KPMG LLP to audit our financial statements for 2008. Representatives of KPMG LLP will be present at the meeting and will have the opportunity to make a statement if they so desire and to respond to appropriate questions. Although Securities and Exchange Commission rules and New York Stock Exchange corporate governance listing standards require that the audit committee be directly responsible for selecting and retaining the independent auditor, we are asking our stockholders to ratify the appointment of KPMG LLP. In the event that the stockholders fail to ratify the appointment of KPMG LLP, the audit committee will reconsider this appointment, but will make the final determination of the independent auditor for 2008.

Vote Required

The ratification of the appointment of the independent auditor requires approval by a majority of the shares of common stock entitled to vote at the meeting, present in person or represented by proxy.

Board Recommendation

Our board recommends that the stockholders vote FOR ratification of the appointment of KPMG LLP to audit our financial statements for 2008.

Item 4.    IF PROPERLY PRESENTED, STOCKHOLDER PROPOSAL

TO DECLASSIFY THE BOARD OF DIRECTORS

The company has received notice submitted by Gerald R. Armstrong, 820 Sixteenth Street, No. 705, Denver, Colorado, 80202-3227, 303-355-1199, that he intends to present the resolution described below for consideration by the stockholders at the meeting. Mr. Armstrong is the beneficial owner of approximately 1,250 shares of our common stock. In accordance with applicable proxy regulations, the proposal and supporting statement, for which the company accepts no responsibility, are set forth below exactly as they were submitted by the proponent.

Proposal by Gerald R. Armstrong

RESOLUTION

That the shareholders of XTO Energy Inc. request its Board of Directors to take the steps necessary to eliminate classification of terms of its Board of Directors to require that all Directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of the previously-elected Directors.

STATEMENT

The proponent believes the election of directors is the strongest way that shareholders influence the directors of any corporation. Currently, our board of directors is divided into three classes with each class serving three-year terms. Because of this structure, shareholders may only vote for one-third of the directors each year. This is not in the best interest of shareholders because it reduces accountability.

U. S. Bancorp, Associated Banc-Corp, Piper-Jaffray Companies, Fifth-Third Bancorp, Pan Pacific Retail Properties, Qwest Communications International, Xcel Energy, Greater Bay Bancorp, North Valley Bancorp, Pacific Continental Corporation, Regions Financial Corporation, CoBiz Financial Inc., Marshall & Illsley Corporation, and Wintrust Financial, Inc. are among the corporations electing directors annually because of the efforts of the proponent.

The performance of our management and our Board of Directors is now being more strongly tested due to economic conditions and the accountability for performance must be given to the shareholders whose capital has been entrusted in the form of share investments.

A study by researchers at Harvard Business School and the University of Pennsylvania’s Wharton School titled “Corporate Governance and Equity Prices” (Quarterly Journal of Economics, February, 2003), looked at the relationship between corporate governance practices (including classified boards) and firm performance. The study found a significant positive link between governance practices favoring shareholders (such as annual directors election) and firm value.

While management may argue that directors need and deserve continuity, management should become aware that continuity and tenure may be best assured when their performance as directors is exemplary and is deemed beneficial to the best interests of the corporation and its shareholders.

The proponent regards as unfounded the concern expressed by some that annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by shareholders. In the unlikely event that shareholders do vote to replace all directors, such a decision would express dissatisfaction with the incumbent directors and reflect a need for change.

If you agree that shareholders may benefit from greater accountability afforded by annual election of all directors, please vote “FOR” this proposal.

Board of Directors’ Statement in Opposition to Stockholder Proposal

The stockholder proposal recommends that the board act to implement the election of all directors each year. Under our bylaws, the board is divided into three classes, with directors in each class elected for three-year terms. Approximately one-third of the directors stand for election each year, and a majority of the board can be replaced in the course of two annual meetings occurring approximately one year apart. We have had this board structure since the company became a publicly-held entity in 1993. The company’s board of directors believes that the classified board structure has served the company and its stockholders well for the reasons described below and continues to be in the best interests of the company and all of its stockholders. For these reasons, the board recommends that stockholders vote against this proposal.

The board views a classified board structure as promoting continuity and stability with a view to creating and sustaining maximum long-term stockholder value. A classified board ensures that a majority of the directors at any time will have prior experience and in-depth knowledge of the company and its strategic goals. With a minimum three-year term, directors develop a more thorough understanding of the company’s operations, benefit from ongoing experience and are more able to focus on the company’s long-term strategies. The board believes that the company has benefited from this long-term focus as reflected in the value of the company’s stock that has increased 5,679% since 1993 and increased 36% in 2007.

The board also believes that a classified board can play an important role in ensuring that the interests of all stockholders are protected in connection with an unsolicited takeover proposal. Because it takes two meetings of stockholders to replace a majority of our board, potential acquirors will be encouraged to negotiate with the board on an arm’s-length basis rather than engaging in hostile or abusive takeover tactics. This enables the board to evaluate the adequacy and fairness of any takeover proposal and weigh alternative methods of maximizing stockholder value. The board, with its prior experience and knowledge of the company, will also be in a better position to effectively negotiate with a potential acquiror to realize the greatest possible stockholder value.

Despite the proponent’s contention to the contrary, the board believes that the benefits of the current classified board structure do not compromise the directors’ accountability to stockholders and that the company’s performance demonstrates the board’s long-term focus on enhancing stockholder value. Every director is required to uphold his or her fiduciary duties to our stockholders and the company, regardless of how often the director stands for election. Further, since one-third of our directors are elected each year, the stockholders have an effective means to communicate their views on the performance of the company and directors. The accountability of our directors is further enhanced through the majority vote standard for the election of directors that the company has had in place since 1993.

Because the proposal is a recommendation, its approval will not automatically eliminate our classified board. If stockholders approve the proposal, the board will take note of the vote and carefully consider the views of the stockholders as expressed in the vote on this proposal.

Vote Required

Approval of the stockholder proposal requires approval by a majority of the shares of common stock entitled to vote at the meeting, present in person or represented by proxy.

Board Recommendation

Our board recommends that the stockholders vote AGAINST the stockholder proposal.

OTHER MATTERS

Other Proposals at the 2008 Annual Meeting of Stockholders

The board does not know of any business to be presented for consideration at the meeting other than those matters described in this proxy statement. If any other business should properly come before the meeting, however, it is intended that the persons named in the accompanying proxy card will vote on those matters in accordance with their best judgment.

Submission of Stockholder Proposals and Other Deadlines for the 2009 Annual Meeting of Stockholders

Stockholder proposals intended to be presented pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 for inclusion in our proxy statement and accompanying proxy card for our 2009 annual meeting of stockholders must be received at our principal executive offices in Fort Worth, Texas, on or before December 22, 2008, and must meet the requirements of Securities and Exchange Commission Rule 14a-8.

In addition, if a stockholder intends to raise a matter at the 2009 annual meeting, and has not sought inclusion of the matter in the proxy statement and accompanying proxy card pursuant to Rule 14a-8, the stockholder must comply with the advance notice provisions in our bylaws. These provisions require that written notice of an intention to raise a matter at an annual meeting of stockholders must be received by the secretary of the company not less than 90 days, or more than 120 days, before the anniversary date of the immediately preceding annual meeting of stockholders. For the 2009 annual meeting, notice must be received no earlier than January 20, 2009, and no later than February 19, 2009. If notice is received after February 19, 2009, the persons named in the proxy card may exercise discretionary voting authority with respect to the matter if raised at the 2009 annual meeting, without our including any discussion of it in the proxy statement. We also reserve the right to reject, rule out of order, or take other appropriate action with respect to any matter raised at a stockholders’ meeting that did not comply with the requirements described above or other applicable requirements. A stockholder who desires to raise such matters should contact the corporate secretary of the company for the specific requirements prescribed by our bylaws or refer to the copy of the bylaws available on our web site at www.xtoenergy.com.

A stockholder desiring to nominate an individual for election as a director at the 2009 annual meeting must comply with the advance notice provisions in our bylaws. The bylaws require that written notice to nominate a director be received by the board, with a copy to the president and the corporate secretary of the company, not later than 120 days in advance of the annual meeting date. For the 2009 annual meeting, notice of intent to nominate a director at the meeting must be received by January 19, 2009. A stockholder desiring to suggest an individual for consideration by the corporate governance and nominating committee as a possible candidate for election as a director at the 2009 annual meeting should submit the suggestion to the committee, c/o the secretary, by January 19, 2009. For a description of the information required to suggest an individual for consideration by the committee for election as a director, which requirements apply also to direct stockholder nominations, see “Corporate Governance Matters-Nomination Process.” For a complete description of the bylaw requirements, contact the corporate secretary of the company, or refer to the copy of the bylaws available on our web site at www.xtoenergy.com.

Annual Report Including Form 10-K

Our 2007 annual report, including our annual report on Form 10-K for the year ended December 31, 2007 with audited financial statements, accompanies this proxy statement. Additional copies of our annual report on Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission, will be furnished without charge to our stockholders upon written request to: Investor Relations, XTO Energy Inc., 810 Houston Street, Fort Worth, Texas 76102.

By Order of the Board of Directors,

Virginia N. Anderson

Secretary

Fort Worth, Texas

April 21, 2008

Appendix A

XTO ENERGY INC.

Categorical Standards of Directors’ Independence

(As amended through February 20, 2007)

It is a policy of the Board of Directors that a majority of the voting directors be independent of the Company. The Board of Directors will not include the non-voting advisory directors in determining whether a majority of the directors are independent. For a director to be deemed independent, the Board of Directors must affirmatively determine that the director has no material relationship with the Company or any member of the senior management of the Company or its affiliates. This determination shall be disclosed in the proxy statement for each annual meeting of the Company’s stockholders.

A director who at all times during the previous three years (unless another time period is indicated) has met all of the following categorical standards shall be presumed to be “independent”:

•

The Company has not employed the director, and has not employed any of his or her immediate family members as an executive officer. Employment as an interim Chairman or Chief Executive Officer will not disqualify a director from being considered independent following that employment.

•

Neither the director, nor any of his or her immediate family members, has received more than $100,000 during any twelve-month period within the past three years in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). Compensation received by a director for former service as an interim Chairman or interim Chief Executive Officer and compensation received by an immediate family member for service as a non-executive employee of the Company will not be considered in determining independence under this test.

•

The director has not been employed by, or a partner of, the Company’s internal or external auditors, nor are any of his or her immediate family members currently employed as a partner of such firm or currently participating in the firm’s audit, assurance or tax compliance (but not tax planning) practice or were within the last three years (but are no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•

Neither the director, nor any of his or her immediate family members, has been part of an “interlocking directorate” in which an executive officer of the Company serves on the compensation (or equivalent) committee of another company that employs the director or any of his or her immediate family members in an executive officer capacity.

•

Neither the director, nor any of his or her immediate family members (except in a non-executive officer capacity), has been employed by or affiliated with a significant supplier or customer of the Company. For the purposes of this categorical standard, a supplier or customer shall be considered significant if its sales to, or purchases from, the Company represent the greater of (a) $1 million or (b) more than 2% of such other company’s consolidated gross revenues.

•

Neither the director, nor any of his or her immediate family members, has received more than $50,000 under personal services contracts with the Company, its chairman, chief executive officer or other executive officers, or any affiliate of the Company.

•

Neither the director, nor any of his or her immediate family members, has been an executive officer or director of a foundation, university or other non-profit organization to which the Company gives directly, or indirectly through the provision of services, more than $1,000,000 per annum or 2% of the total annual donations received by the foundation, university or other non-profit organization (whichever is less).

A-1

•

Neither the director, nor any of his or her immediate family members, either directly or indirectly as a partner, shareholder, or officer of another company, owns more than 10% of the Company’s common stock.

•

Neither the director, nor any of his or her immediate family members, has been employed as an executive officer of a lender that is currently considered a significant lender of the Company. For the purposes of this categorical standard, a lender shall be considered significant if the credit extended is more than 10% of the consolidated assets of the Company.

For purposes of these standards: (a) “immediate family” means a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than employees) sharing a person’s home, but excluding any person who is no longer an immediate family member as a result of legal separation or divorce, or death or incapacitation; and (b) “executive officer” has the same meaning specified for the term “officer” in Rule 16a-1(f) under the Securities Exchange Act of 1934.

The Corporate Governance and Nominating Committee (“Governance Committee”) and the Board of Directors will undertake an annual review of the independence of all non-employee voting directors. In advance of the meeting at which this review occurs, each non-employee voting director will be asked to provide the Governance Committee and the Board of Directors with full information regarding the director’s business and other relationships with the Company and with senior management to enable the Board of Directors to evaluate the director’s independence.

The Board of Directors, upon the recommendation of the Governance Committee, has concluded that the following types of relationships shall be deemed immaterial and not considered by the Board of Directors in evaluating independence:

•	The maintenance of bank accounts for the individual executive officers on normal commercial terms at any bank where a director of the Company is an executive officer or director.

•

The joint investment by executive officers and individual directors in projects unrelated to the Company’s business where the amount invested by any individual executive officer or director is less than $100,000.

A-2

Appendix B

XTO ENERGY INC.

2004 STOCK INCENTIVE PLAN

AS AMENDED AND RESTATED AS OF MAY 20, 2008

1.    Purpose

The purpose of the XTO Energy Inc. 2004 Stock Incentive Plan, as Amended and Restated as of May 20, 2008 (the “Plan”), is to provide designated employees of XTO Energy Inc. and its subsidiaries and affiliates (collectively the “Company”) and non-employee members of the Board of Directors of the Company with the opportunity to receive equity incentive compensation. The Company believes that the Plan will (i) help closely align the interests of Plan participants with the stockholders to generate a strong incentive to contribute to the Company’s future success and prosperity, thus enhancing the value of the Company for the benefit of its stockholders; (ii) provide participants with a proprietary ownership interest in the Company commensurate with Company performance, as reflected in increased stockholder value; (iii) maintain competitive compensation levels, thereby attracting and retaining highly competent and talented employees and directors; and (iv) provide an incentive to employees and directors for continued service with the Company. The Plan will be effective as of the date adopted by the Board of Directors, subject to approval by the stockholders of the Company.

2.    Definitions

Whenever used in this Plan, the following terms will have the respective meanings set forth below:

(a) “Award” means an Option, Stock Appreciation Right, Stock Unit, Stock Award, Bonus Shares, Dividend Equivalent or Other Stock-Based Award granted under the Plan.

(b) “Award Agreement” means the written instrument that sets forth the terms and conditions of an Award, including all amendments thereto.

(c) “Board” means the Company’s Board of Directors.

(d) “Bonus Shares” means a grant of shares of Stock described in Section 11.

(e) “Change in Control” shall be deemed to have occurred if:

(i) “Continuing Directors” no longer constitute a majority of the Board; the term “Continuing Director” means any individual who is a member of the Board on the Effective Date or was nominated for election as a director by, or whose nomination as a director was approved by, the Board with the affirmative vote of a majority of the Continuing Directors;

(ii) any person or group of persons (as defined in Rule 13d-5 under the Exchange Act) together with such person’s or its affiliates, becomes the beneficial owner, directly or indirectly, of 25% or more of the voting power of the Company’s then outstanding securities entitled generally to vote for the election of the Company’s directors;

(iii) in the case of a merger or consolidation to which the Company is a party, the stockholders of the Company immediately prior to the effective date of such merger or consolidation have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of less than 50% of the combined voting power to vote for the election of directors of the surviving corporation or other entity following the effective date of such merger or consolidation; or

(iv) the sale of all or substantially all of the assets of the Company or the liquidation or dissolution of the Company occurs.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Committee” means (i) with respect to Awards to Employees, the Compensation Committee of the Board, a subcommittee thereof, or another committee appointed by the Board to administer the Plan, or its delegate, and (ii) with respect to Awards made to Non-Employee Directors, the Corporate Governance and Nominating Committee of the Board, a subcommittee thereof, or another committee appointed by the Board to administer the Plan with respect to Non-Employee Directors.

(h) “Company” means XTO Energy Inc. and its subsidiaries and affiliates.

(i) “Dividend Equivalent” means an Award described in Section 12.

(j) “Effective Date” of the Plan means the date the Plan was most recently amended and restated by the Board.

(k) “Employee” means an employee of the Company (including an officer or director who is also an employee).

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m) “Exercise Price” means the per share price at which shares of Stock may be purchased under an Option, as designated by the Committee.

(n) “Fair Market Value” of Stock means, unless the Committee determines otherwise with respect to a particular Award, the closing market price on the Grant Date of the Award or the date of another specified event, or on the next business day, if such date is not a business day, or if no trading occurred on such date, then on the first day preceding such date on which trading occurred, of a share of Stock traded on the New York Stock Exchange, or any other public securities market selected by the Committee; provided, however, that, if shares of Stock shall not have been traded on the New York Stock Exchange or other public securities market for more than 10 days immediately preceding such date or if deemed appropriate by the Committee for any other reason, the Fair Market Value of shares of Stock shall be as determined by the Committee in such other manner as it may deem appropriate.

(o) “Grant Date” means the date on which the Committee takes action or is deemed to take action to grant an Award.

(p) “Incentive Stock Option” means an Option that is intended to meet the requirements of an incentive stock option under Section 422 of the Code.

(q) “Non-Employee Director” means a member of the Board who is not an employee of the Company and includes advisory directors who are not employees of the Company.

(r) “Nonqualified Stock Option” means an Option that is not intended to meet the requirements of an incentive stock option under Section 422 of the Code.

(s) “Option” means an Award to purchase shares of Stock described in Section 7.

(t) “Other Stock-Based Award” means any Award based on, measured by or payable in Stock (other than an Award described in Section 7, 8, 9, 10, 11, or 12 of the Plan) described in Section 13.

(u) “Participant” means an Employee or Non-Employee Director designated by the Committee to participate in the Plan.

(v) “Plan” means this XTO Energy Inc. 2004 Stock Incentive Plan, as Amended and Restated as of May 20, 2008, as in effect from time to time.

(w) “Senior Executive” means the Chairman, the Chief Executive Officer, the President, the Senior Executive Vice President and Chief of Staff and any Executive Vice President of the Company.

(x) “Stock” means the common stock of the Company or any successor security.

(y) “Stock Appreciation Right” means an Award described in Section 8.

(z) “Stock Award” means an Award of Stock described in Section 10 and may be in the form of performance shares that vest based on performance or restricted shares that vest over time.

(aa) “Stock Unit” means an Award of a unit representing a share of Stock described in Section 9 and may be in the form of phantom or restricted units that vest based on performance or that vest over time.

3.    Administration

(a) Committee. The Plan shall be administered and interpreted by the Compensation Committee with respect to Awards to Employees. The Plan shall be administered and interpreted by the Corporate Governance and Nominating Committee with respect to Awards to Non-Employee Directors. The Committee, as applicable, that has authority with respect to a specific Award shall be referred to as the “Committee” with respect to that Award.

(b) Committee Authority. The Committee shall have the full power and express authority to (i) administer and interpret the Plan, (ii) make factual determinations, (iii) adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business, (iv) determine the Participants to whom Awards shall be made under the Plan, (v) determine the type, size and terms and other conditions of the Awards to be made to each such Participant, (vi) determine the time when the Awards will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (vii) amend the terms and conditions of any previously issued Award, subject to the material impairment provisions of Section 21(a) and the provisions of Section 21(b), and (viii) deal with any other matters arising under the Plan.

(c) Committee Determinations. The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be final, conclusive, and binding on all persons having any interest in the Plan or in any Awards granted hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, in keeping with the objectives of the Plan, and need not be uniform as to similarly situated Participants.

(d) Delegation of Committee Authority. The Committee may delegate any or all of its power and authority under this Section 3 relating to the selection of Employees for participation, the grant of Awards to Employees, and other actions under the Plan relating to Employees, to the extent permitted by applicable law and stock exchange requirements. Such delegation shall be made only to a Senior Executive or a committee of two or more Senior Executives. In the case of any such delegation, reference in the Plan to the Committee shall be deemed to include the Senior Executive or committee to which authority has been delegated with respect to Employees; provided, however, that the Committee may impose any term or limitation upon the exercise of such delegated authority not inconsistent with the Plan. The Committee may not make such delegation with respect to any Award granted to a Senior Executive. The Committee may delegate to officers or other Employees, subject to such terms as the Committee shall determine, the duty to perform ministerial functions under the Plan.

(e) Limitation of Liability. Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer of the Company or other Employee, the

Company’s independent registered public accounting firm, or any executive compensation consultant, legal counsel, or other professional retained by the Company to assist in the administration of the Plan. No member of the Committee, nor any officer or other Employee acting on behalf of the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan or any Award, and all members of the Committee and any Senior Officer or other Employee acting on behalf of the Committee shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination, or interpretation.

4.    Awards

(a) Types of Awards. Awards under the Plan may consist of Options described in Section 7, Stock Appreciation Rights described in Section 8, Stock Units described in Section 9, Stock Awards described in Section 10, Bonus Shares described in Section 11, Dividend Equivalents described in Section 12 and Other Stock-Based Awards described in Section 13. All Awards shall be subject to such terms and conditions as the Committee may determine and as are specified in writing by the Committee in the Award Agreement.

(b) Award Agreements. All Awards shall be evidenced by Award Agreements. All Awards shall be conditional upon the Participant’s acknowledgement, in writing or by acceptance of the Award, that all decisions and determinations of the Committee shall be final, conclusive, and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under such Award.

(c) Minimum Vesting Provisions. All Awards can become exercisable or have restrictions that lapse based on the passage of time or achievement of designated performance-based criteria. Awards, other than Bonus Shares, which are not subject to achievement of performance-based criteria, will have a minimum vesting period of ratably over three years, subject to acceleration as described herein.

5.    Shares Subject to the Plan

(a) Shares Authorized. The total aggregate number of shares of Stock that may be issued under the Plan is 54,187,500 shares, subject to adjustment. All shares of Stock that may be issued under the Plan may be granted in the form of Nonqualified Stock Options or Incentive Stock Options.

(b) Limit on “Full-Value” Awards. Within the aggregate limit described in subsection (a), the maximum number of shares of Stock that may be issued under the Plan in connection with “full-value” Awards, meaning Awards other than Options, SARs settled in cash or stock, or Awards for which the Participant pays at least the Fair Market Value for the shares of Stock subject thereto, determined on the Grant Date of the Award (in cash or other consideration designated as acceptable by the Committee), on or after May 20, 2008 is 6,000,000 shares of Stock, subject to adjustment. Notwithstanding the foregoing, in the event the number of shares of Stock available for full-value Awards has been used, the Company may grant additional full-value Awards from the remaining shares available for grant under subsection (a) with each such full-value Award counting as three shares against the remaining shares available under subsection (a).

(c) Source of Shares. Shares issued under the Plan may be authorized but unissued shares of Stock or treasury shares.

(d) Share Counting. For administrative purposes, when the Committee makes an Award that may be payable in Stock, the Committee shall reserve a number of shares equal to the maximum number of shares that may be issued under the Award. The total number of shares subject to an option or SAR settled in Stock shall be counted against the share limits described in subsections (a) and (b) above. Any shares of Stock related to Awards which (i) terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares, (ii) are settled in cash in lieu of the issuance of shares, or (iii) are exchanged prior to the issuance of shares for Awards not settled in shares, shall not reduce or otherwise count against the share limits described in subsections (a) and (b) above. Shares or Stock withheld or tendered to pay withholding tax obligations shall not become available again for Awards under the Plan. Awards paid in cash shall not count against the share limits described in subsections (a) and (b) above.

(e) Individual Limits. All Awards under the Plan, other than Dividend Equivalents, shall be expressed in shares of Stock or share equivalents, or valued by reference to shares of Stock. The maximum aggregate number of shares of Stock with respect to which Options and SARs settled in cash or stock may be granted under the Plan to any individual during any calendar year shall be 4,166,666 shares, subject to adjustment. The maximum aggregate number of shares of Stock with respect to which all Awards, other than Options, SARs settled in cash or stock, and Dividend Equivalents, may be granted under the Plan to any individual during any calendar year shall be 1,000,000 shares, subject to adjustment. A Participant may not accrue Dividend Equivalents during any calendar year in excess of the amount of dividends actually declared with respect to 4,166,666 shares, subject to adjustment. The maximum aggregate number of shares of Stock with respect to which Awards may be granted to any individual Non-Employee Director during any calendar year shall be 25,000 shares, subject to adjustment. The individual limits of this subsection (e) shall apply without regard to whether the Awards are to be paid in Stock or cash. All cash payments (other than with respect to Dividend Equivalents) shall equal the Fair Market Value of the shares of Stock to which the cash payments relate.

(f) Adjustments. Subject to Section 19, if there is any change in the number or kind of shares of Stock outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization, or consolidation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Stock is reduced as a result of a spinoff or the Company’s payment of an extraordinary cash dividend or distribution, or dividend or distribution consisting of any assets of the Company other than cash, the maximum number and kind of shares of Stock available for issuance under the Plan, the maximum number and kind of shares of Stock available for issuance of “full-value” Awards, the maximum number and kind of shares of Stock for which any individual may receive Awards or Dividend Equivalents in any year, the number and kind of shares of Stock covered by outstanding Awards, and the price per share or the applicable market value or performance target of such Awards shall be appropriately adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of Stock to preclude, to the extent practicable, the enlargement or dilution of rights under such Awards; provided, however, that any fractional shares resulting from such adjustment shall be eliminated.

6.    Eligibility for Participation

(a) Eligible Persons. Employees and Non-Employee Directors shall be eligible to participate in the Plan.

(b) Selection of Participants. The Committee shall select the Employees and Non-Employee Directors to receive Awards.

7.    Options

(a) General Requirements. The Committee may grant Options to an Employee or Non-Employee Director upon such terms and conditions as the Committee may determine under this Section 7. The Committee shall determine the number of shares of Stock that will be subject to each grant of Options. The Committee may not grant Dividend Equivalents with respect to Options.

(b) Type of Option, Price, and Term.

(i) The Committee may grant Incentive Stock Options or Nonqualified Stock Options or any combination of the two, all in accordance with the terms and conditions set forth herein. Incentive Stock

Options may be granted only to Employees of the Company or its parents or subsidiaries, as defined in section 424 of the Code. Nonqualified Stock Options may be granted to Employees or Non-Employee Directors.

(ii) The Exercise Price of an Option shall be determined by the Committee and shall be equal to or greater than the Fair Market Value of a share of Stock on the Grant Date; provided, however, that an Incentive Stock Option may not be granted to an Employee who, at the time of grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any parent or subsidiary, as defined in section 424 of the Code, unless the Exercise Price is not less than 110% of the Fair Market Value of the Stock on the Grant Date.

(iii) The Committee shall determine the term of each Option, which shall not exceed seven years from the Grant Date. However, an Incentive Stock Option that is granted to an Employee who, at the time of grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any parent or subsidiary, as defined in section 424 of the Code, may not have a term that exceeds five years from the Grant Date.

(c) Exercisability of Options. Options shall become exercisable in accordance with such terms and conditions as may be determined by the Committee. The Committee may accelerate the exercisability of any or all outstanding Options at any time for any reason.

(d) Exercise of Options. A Participant may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company. The Participant shall pay the Exercise Price for the Option (i) in cash, (ii) by delivering shares of Stock owned by the Participant and having a Fair Market Value on the date of exercise equal to the Exercise Price or by attestation to ownership of shares of Stock having an aggregate Fair Market Value on the date of exercise equal to the Exercise Price, (iii) by payment through broker-assisted cashless exercise arrangements, or (iv) by such other method as the Committee may approve. Shares of Stock used to exercise an Option shall have been held by the Participant for the requisite period of time, if any, to avoid adverse accounting consequences to the Company with respect to the Option. Payment for shares of Stock to be issued pursuant to the exercise of an Option, and any required withholding taxes, must be received by the Company by the time specified by the Committee depending on the type of payment being made, but in all cases prior to the issuance of the shares.

(e) Limits on Incentive Stock Options. Each Award Agreement with respect to an Incentive Stock Option shall provide that, if the aggregate Fair Market Value of the Stock on the Grant Date of the Incentive Stock Option which first becomes exercisable by a Participant during any calendar year, under the Plan or any other plan of the Company or a parent or subsidiary, as defined in section 424 of the Code, exceeds $100,000, then the Option, as to the excess, shall be treated as a Nonqualified Stock Option.

8.    Stock Appreciation Rights

(a) General Requirements. The Committee may grant Stock Appreciation Rights (“SARs”) to an Employee or Non-Employee Director upon such terms and conditions as the Committee may determine under this Section 8. An SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, in cash, Stock or a combination of the two, the excess of (i) the Fair Market Value of a share of Stock on the date of exercise, over (ii) the grant price of the SAR as determined by the Committee as of the Grant Date of the SAR, which shall be equal to or greater than the Fair Market Value of a share of Stock on the date the SAR is granted.

(b) Terms of SARs. The Committee shall determine the time or times when an SAR may be exercised in whole or in part, the method of exercise, method of settlement, whether cash, Stock, or a combination of the two shall be payable to the Participant upon exercise, the method by which Stock will be delivered or deemed to be delivered to Participants, whether an SAR shall be in tandem with any other Award, and any other terms and conditions of an SAR. The Committee may not grant Dividend Equivalents with respect to an SAR. The term of an SAR may not exceed seven years from the Grant Date.

9.    Stock Units

(a) General Requirements. The Committee may grant Stock Units to an Employee or Non-Employee Director upon such terms and conditions as the Committee may determine under this Section 9. Each Stock Unit shall represent the right of the Participant to receive a share of Stock or an amount of cash based upon the value of a share of Stock. All Stock Units shall be recorded in memo bookkeeping accounts for purposes of the Plan.

(b) Terms of Stock Units. The Committee may grant Stock Units that are payable on terms and conditions determined by the Committee. Stock Units may be paid at the end of a specified vesting or performance period. The Committee shall determine the number of Stock Units to be granted and the requirements applicable to such Stock Units. The Committee may grant Dividend Equivalents with respect to Stock Units.

(c) Payment with Respect to Stock Units. Payment with respect to Stock Units shall be made in cash, Stock, or a combination of the two, as determined by the Committee.

10.    Stock Awards

(a) General Requirements. The Committee may issue shares of Stock to an Employee or Non-Employee Director under a Stock Award upon such terms and conditions as the Committee may determine under this Section 10, subject to restrictions or no restrictions, as determined by the Committee. Shares of Stock issued pursuant to Stock Awards may be issued for cash consideration or for no cash consideration. The Committee may establish conditions under which restrictions on Stock Awards shall lapse over a period of time or according to such other criteria, including performance criteria, as the Committee may determine. The Committee shall determine the number of shares of Stock to be issued pursuant to a Stock Award.

(b) Restrictions on Transfer. While shares of Stock subject to a Stock Award are subject to restrictions on transferability, a Participant may not sell, assign, transfer, pledge, or otherwise dispose of such shares except upon death as described in Section 17(a). Each certificate for shares of Stock subject to a Stock Award shall contain a legend giving appropriate notice of the restrictions on the shares. The Participant shall be entitled to have the legend removed when all restrictions on such shares have lapsed. The Company may retain possession of any certificates for shares of Stock subject to a Stock Award until all restrictions on such shares have lapsed. If non-certificated shares representing the Stock subject to a Stock Award are registered in the name of the Participant, such shares shall be maintained in a separate restricted share account subject to terms, conditions and restrictions of like effect.

(c) Right to Vote and to Receive Dividends. Once shares of Stock subject to a Stock Award have been registered in the name of a Participant, the Participant shall have the right to vote such shares of Stock and to receive any dividends or other distributions paid on such shares during the restriction period. Dividends paid on Stock Awards are not considered Dividend Equivalents.

(d) Purchase of Stock by the Company. On the date all restrictions on shares of Stock subject to a Stock Award have lapsed, subject to the approval by the Committee, the Participant may request the Company to purchase some or all of the Participant’s shares subject to the Stock Award at the Fair Market Value on the date the restrictions have lapsed. Within seven business days after receipt of the Participant’s request, the Committee shall inform the Participant of its decision whether to approve the purchase of such shares of Stock.

11.    Bonus Shares and Awards in Lieu of Other Cash Obligations

The Committee may grant shares of Stock as a bonus, or grant shares of Stock or other Awards in lieu of Company obligations to pay cash or grant awards under other plans or compensatory arrangements. Stock or Awards granted hereunder shall be subject to such other terms as shall be determined by the Committee.

12.    Dividend Equivalents.

(a) General Requirements. When the Committee makes an Award, other than an Option or SAR, the Committee may grant Dividend Equivalents in connection with the Award, under such terms and conditions as the Committee may determine under this Section 12. Dividend Equivalents may be accrued as a cash obligation, or may be converted to Stock Units, and deferred Dividend Equivalents may accrue interest, all as determined by the Committee. The amount to be paid under a Dividend Equivalent shall be determined by multiplying the number of shares of Stock subject to an Award by the per-share cash dividend, or the per-share fair market value (as determined by the Committee) of any dividend in consideration other than cash, paid by the Company on its Stock.

(b) Payment with Respect to Dividend Equivalents. Dividend Equivalents may be payable in cash, Stock, or a combination of the two, as determined by the Committee.

13.    Other Stock-Based Awards

The Committee may grant other Awards not specified in Sections 7, 8, 9, 10, 11 and 12 that are based on, measured by, or payable in Stock to Employees or Non-Employee Directors on such terms and conditions as the Committee may determine under this Section 13. Other Stock-Based Awards may be payable in cash, Stock, or a combination of the two, as determined by the Committee. The Committee may grant Dividend Equivalents with respect to Other Stock-Based Awards.

14.    Qualified Performance-Based Awards

(a) Designation as Qualified Performance-Based Awards. The Committee may grant Employees Options, SARs, Stock Units, Stock Awards, Dividend Equivalents, or Other Stock-Based Awards considered to be “qualified performance-based compensation” under Section 162(m) of the Code, in which case the provisions of this Section 14 shall apply to such Awards.

(b) Performance Goals. When Awards are made under this Section 14, the Committee shall establish in writing (i) the objective performance goals that must be met, (ii) the period during which performance will be measured, (iii) the maximum number of shares of Stock or amount of cash that may be paid if the performance goals are met, and (iv) any other conditions that the Committee deems appropriate and consistent with the requirements of Section 162(m) of the Code for “qualified performance-based compensation.” The performance goals shall satisfy the requirements for “qualified performance-based compensation.” The Committee shall not have discretion to increase the amount of compensation that is payable, but may reduce the amount of compensation that is payable, pursuant to Awards identified by the Committee as “qualified performance-based compensation.”

(c) Business Criteria Used for Objective Performance Goals. The Committee shall use objectively determinable performance goals based on one or more of the following business criteria: market price of the Stock, cash flow, reserve value, net asset value, earnings, net income, operating income, cash from operations, revenue, margin, EBITDA (earnings before interest, taxes, depreciation and amortization), EBITDAX (earnings before interest, taxes, depreciation, amortization and exploration expense), net capital employed, return on assets, stockholder return, reserve replacement, return on equity, return on capital employed, production, assets, unit volume, sales, market share, finding and development costs, overhead costs, general and administration expense, or strategic business criteria consisting of one or more objectives based on meeting specified goals relating to acquisitions or divestitures. The targeted level or levels of performance with respect to such goals may be established at such levels and in such terms as the Committee may determine, including in absolute terms or per share terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. The performance goals may relate to one or more regions or districts or may relate to the performance of the Company as a whole, individual performance, or any combination of the foregoing. Performance goals need not be uniform as among Participants.

(d) Timing of Establishment of Goals. The Committee shall establish the performance goals in writing either before the beginning of the performance period or during a period ending no later than the earlier of (i) 90 days after the beginning of the performance period or (ii) the date on which 25% of the performance period has been completed, or such other date as may be required or permitted under applicable regulations under Section 162(m) of the Code.

(e) Certification of Results. The Committee shall certify the performance results for the performance period for the Award after the performance period ends. The Committee shall determine the amount, if any, to be paid pursuant to each Award based on the achievement of the performance goals and the satisfaction of all other terms of the Award. Certification by the Committee is not required for compensation that is attributable solely to the increase in the value of the Stock.

(f) Death, Disability or Other Circumstances. The Committee may provide that Awards under this Section 14 shall be payable, in whole or in part, in the event of the Participant’s death or permanent disability, a Change in Control, or under other circumstances consistent with the applicable regulations under Section 162(m) of the Code.

15.    Deferrals

The Committee may permit or require a Participant to defer receipt of the payment of cash or the delivery of shares of Stock that would otherwise be due to the Participant in connection with any Award. Awards that are not paid currently shall be recorded as payable on the Company’s records for the Plan.

16.    Withholding of Taxes

(a) Required Withholding. All Awards shall be subject to applicable federal (including FICA), state, and local tax withholding requirements. The Company may require that the Participant or other person receiving or exercising Awards pay to the Company the amount of any federal, state, or local taxes that the Company is required to withhold with respect to such Awards, or the Company may deduct from wages or other amounts payable by the Company the amount of any withholding taxes due with respect to such Awards.

(b) Election to Withhold Shares. If the Committee so permits, a Participant may elect to satisfy the Company’s tax withholding obligation with respect to Awards paid in Stock by having shares withheld at the time such Awards become taxable. Shares may not be withheld in an amount that would result in additional compensation being recorded by the Company in its financial statements. The election must be in a form and manner prescribed by the Committee.

17.    Transferability of Awards

(a) Restrictions on Transfer. Except as described in subsection (b), only the Participant is entitled to any rights under an Award during the Participant’s lifetime, and a Participant may not transfer those rights except by will or by the laws of descent and distribution. When a Participant dies, the personal representative, beneficiary, or other person entitled to succeed to the rights of the Participant may acquire the rights under an Award. Any such successor must furnish proof satisfactory to the Company of the successor’s entitlement to receive the rights under an Award under the Participant’s will or under the applicable laws of descent and distribution.

(b) Transfer of Nonqualified Stock Options to or for Family Members. Notwithstanding the foregoing, the Committee may provide that a Participant may transfer Nonqualified Stock Options to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with the applicable securities laws, according to such terms as the Committee may determine; provided, however, that the Participant receives no consideration for the transfer of the Options and the transferred Options shall continue to be subject to the same terms and conditions as were applicable to the Options immediately before the transfer.

18.    Death, Disability, Retirement, and Other Termination of Employment or Service

Unless otherwise determined by the Committee:

(a) Employee Nonqualified Stock Options and Stock Appreciation Rights.

(i) Upon the death of an Employee, all Nonqualified Stock Options and SARs shall vest immediately on the date of death and may be exercised by the Employee’s estate, or by a person who acquires the right to exercise such Nonqualified Stock Option or SAR by bequest or inheritance or by reason of the death of the Employee; provided, however, that such exercise occurs within both (x) the remaining term of the Nonqualified Option or SAR and (y) one year after such death. The provisions of this Section shall apply notwithstanding that the Employee’s employment may have terminated prior to death, but the Nonqualified Stock Options and SARs shall only be exercisable to the extent any rights exercisable on the date of termination of the Employee’s employment remained exercisable on the date of death.

(ii) Upon termination of an Employee’s employment by reason of retirement or permanent disability (as each is determined by the Committee), the Employee may exercise any Nonqualified Stock Option or SAR to the extent exercisable on the date of termination of the Employee’s employment; provided, however, such exercise occurs within both (x) the remaining term of the Nonqualified Option or SAR and (y) one year after such termination.

(iii) In the event of the termination of an Employee’s employment for cause (as determined by the Committee), all Nonqualified Stock Options and SARs shall terminate immediately upon the termination of the Employee’s employment.

(iv) Upon termination of an Employee’s employment by reason other than death, retirement, permanent disability, or cause, the Employee may exercise any Nonqualified Stock Option or SAR, to the extent exercisable on the date of termination of the Employee’s employment; provided, however, such exercise occurs within both (x) the remaining term of the Nonqualified Option or SAR and (y) 90 days after the date of termination.

(b) Incentive Stock Options

(i) Upon the death of an Employee, any Incentive Stock Option shall vest immediately on the date of death and may be exercised by the Employee’s estate or by a person who acquires the right to exercise such Incentive Stock Option by bequest or inheritance or by reason of the death of the Employee; provided, however, that such exercise occurs within both (x) the remaining term of the Incentive Stock Option and (y) one year after the Employee’s death. The provisions of this Section shall apply notwithstanding that the Employee’s employment may have terminated prior to death, but the Incentive Stock Options shall only be exercisable to the extent any Incentive Stock Options exercisable on the date of termination of the Employee’s employment remained exercisable on the date of death.

(ii) Upon termination of an Employee’s employment by reason of permanent disability or retirement (as each is determined by the Committee), the Employee may exercise any Incentive Stock Option, to the extent exercisable on the date of termination of the Employee’s employment; provided, however, such exercise occurs within both (x) the remaining term of the Incentive Stock Option and (y) one year after such termination.

(iii) Except as provided in (b)(i) and (b)(ii) or otherwise determined by the Committee, all Incentive Stock Options shall terminate immediately upon the termination of the Employee’s employment.

(iv) Notwithstanding the terms of the Award, the tax treatment available pursuant to Section 422 of the Code upon the exercise of an Incentive Stock Option shall not be available to an Employee who exercises any Incentive Stock Option more than one year after the date of termination of employment due to death or permanent disability or three months after the date of termination of employment due to retirement.

(c) Other Employee Awards. Upon the death of an Employee all outstanding Stock Units, Stock Awards, Dividend Equivalents, and Other Stock-Based Awards shall vest immediately. Unless the Committee provides for vesting upon permanent disability, retirement, or other termination of employment, upon any such termination of employment of an Employee prior to vesting of Stock Units, Stock Awards, Dividend Equivalents, and Other Stock-Based Awards, all such outstanding and unvested Awards to the Participant shall be canceled, shall not vest, and shall be returned to the Company.

(d) Non-Employee Directors. When a Non-Employee Director does not continue as a director of the Company for any reason (other than in the event of death), the Non-Employee Director may thereafter exercise only those Options and SARs that were exercisable upon the date that the director ceased to be a director and only during the shorter of (x) the period occurring within two years after such date or, (y) the remaining term of the Option or SAR. The provisions of Section 18(a)(i) relating to the death of an Employee shall also apply to Options and SARs granted to Non-Employee Directors. The provisions of Section 18(c) shall also apply to all other Awards to Non-Employee Directors.

19.    Consequences of a Change in Control

(a) Vesting of Awards. Upon a Change in Control, all outstanding Options and SARs shall be fully exercisable, and restrictions on outstanding Stock Units, Stock Awards, Dividend Equivalents, and Other Stock-Based Awards shall lapse. Such acceleration or lapse shall take place as of the date of the Change in Control or such other date as the Committee may specify.

(b) Assumption of Awards. Upon a Change in Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), all outstanding Options and SARs that are not exercised prior to the Change in Control shall be assumed by, or replaced with comparable awards by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and other Awards shall remain outstanding after the Change in Control and be converted to comparable awards of the surviving corporation (or a parent or subsidiary of the surviving corporation). Such assumption or replacement shall take place as of the date of the Change in Control or such other date as the Committee may specify.

(c) Other Alternatives. Notwithstanding the foregoing, in the event of a Change in Control, the Committee may take any of the following actions with respect to any or all outstanding Awards, without the consent of any Participant: (i) the Committee may require that Participants surrender their outstanding Options and SARs in exchange for payment by the Company, in cash, Stock, or a combination of the two, as determined by the Committee, in an amount equal to the amount, if any, by which the then Fair Market Value of the shares of Stock subject to the Participant’s unexercised Options and SARs exceeds the Exercise Price or grant price, and (ii) with respect to Participants holding Stock Units, Stock Awards, Dividend Equivalents, or Other Stock-Based Awards, the Committee may determine that such Participants shall receive payment in settlement of such Stock Units, Stock Awards, Dividend Equivalents, or Other Stock-Based Awards, in such amount and form and on such terms as may be determined by the Committee. Such surrender or settlement shall take place as of the date of the Change in Control or such other date as the Committee may specify.

(d) Other Transactions. The Committee may provide in an Award that a sale or other transaction involving a subsidiary or other business unit of the Company shall be considered a Change in Control for purposes of the Award, or the Committee may establish other provisions that shall be applicable in the event of a specified transaction.

(e) Committee. The Committee making the determinations under this Section 19 following a Change in Control must be composed of the same members as composed the Committee immediately before the Change in Control. If the Committee members do not meet this requirement, the automatic provision of subsections (a) and (b) shall apply, and the Committee shall not have discretion to vary them.

20.    Requirements for Issuance of Shares

No shares of Stock shall be issued in connection with any Award unless and until all legal and stock exchange requirements applicable to the issuance of such shares have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Award made on the Participant’s undertaking in writing to comply with such restrictions on the Participant’s subsequent disposition of such shares as the Committee shall determine, and certificates representing such shares may be legended to reflect any such restrictions. Certificates or book-entries representing shares of Stock issued under the Plan shall be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed on any certificate or other document.

21.    Amendment and Termination of the Plan

(a) Amendment. The Board may amend or terminate the Plan at any time; provided, however, that the Board shall not amend the Plan without approval of the stockholders of the Company if such amendment is material and approval is required in order to comply with the Code or applicable laws or stock exchange requirements. No amendment or termination of the Plan shall, without the consent of the Participant, materially impair any rights or obligations under any Award previously made to the Participant, unless such right has been reserved in the Plan or the Award, or except as provided in Section 22(b). An amendment to the Plan shall not be considered material if it curtails rather than expands the scope of the Plan.

(b) No Repricing Without Stockholder Approval. Notwithstanding anything in the Plan to the contrary, the Committee may not reprice Options or SARs, nor may the Board amend the Plan to permit such repricing, unless the stockholders of the Company provide prior approval for such repricing or amendment. The term “repricing” shall have the meaning given that term in Section 303A(8) of the New York Stock Exchange Listed Company Manual, as in effect from time to time.

(c) Termination of Authority to Make Awards Under the Plan. No Awards shall be made after May 20, 2013. The Plan shall remain in effect thereafter in accordance with its terms until such time as the Company has no further rights or obligations under the Plan with respect to outstanding Awards, unless the Plan is earlier terminated by the Board.

(d) Termination of 1998 Stock Incentive Plan. Effective November 16, 2004, the authority to grant new awards under the Company’s 1998 Stock Incentive Plan terminated. In other respects, the 1998 Stock Incentive Plan remains in effect in accordance with its terms with respect to outstanding awards.

22.    Miscellaneous

(a) Stand-Alone, Additional, Tandem, and Substitute Awards. Awards may be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company or any business entity to be acquired by the Company, or any other right of a Participant to receive payment from the Company. Such additional, tandem, and substituted or exchanged Awards may be granted at any time. The Committee may determine that, in granting a new Award, the intrinsic value of any surrendered Awards or awards under another plan or issued by a business entity being acquired may be applied to reduce the Exercise Price of any Option, grant price of any SAR, or purchase price of any other Award. “Substitute Awards” shall include Awards granted or shares of Stock issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a business entity acquired by the Company or with which the Company combines.

(b) Compliance with Law and Stock Exchange Requirements. The Plan, the exercise of Options and SARs, and the obligations of the Company to issue or transfer shares of Stock under Awards shall be subject to all applicable laws and stock exchange requirements and to approvals by any governmental or regulatory agency or stock exchange as may be required. With respect to persons subject to Section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In addition, it is the intent of the Company that Options designated Incentive Stock Options comply with the applicable provisions of Section 422 of the Code, that Awards intended to constitute “qualified performance-based awards” comply with the applicable provisions of Section 162(m) of the Code and that Awards comply with applicable provisions of Section 409(A) of the Code. To the extent that any legal requirement of Section 16 of the Exchange Act or Sections 422, 162(m) or 409(A) of the Code as set forth in the Plan or in any Award Agreement ceases to be required under Section 16 of the Exchange Act or Sections 422, 162(m) or 409(A) of the Code, that provision shall cease to apply. The Committee may revoke any Award if it is contrary to law, governmental regulation, or stock exchange requirements or modify an Award to bring it into compliance with any government regulation or stock exchange requirements. The Committee may agree to limit its authority under this subsection.

(c) Enforceability. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

(d) Unfunded Status of the Plan; Limitation on Rights. This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to ensure the payment of any Awards. Nothing contained in the Plan and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between the Company, the Board, or the Committee and any Participant or any other person. No Participant or any other person shall under any circumstances acquire any property interest in any specific assets of the Company. To the extent that any person acquires a right to receive payment from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

(e) Rights of Participants. Nothing in this Plan shall entitle any Employee, Non-Employee Director or other person to claim a right to receive an Award. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employment or service of the Company.

(f) No Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to any Award. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(g) Governing Law. The validity, construction, interpretation, and effect of the Plan and Award Agreements shall be governed and construed by and determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.

PROXY

XTO Energy Inc.

810 Houston Street, Fort Worth, Texas 76102

This proxy is solicited by the Board of Directors of XTO Energy Inc.

for the Annual Meeting of Stockholders on May 20, 2008

The undersigned hereby appoints Vaughn O. Vennerberg II and Virginia N. Anderson and each of them as proxies, each with the power to appoint a substitute, and hereby authorizes each of them to vote all shares of XTO Energy Inc. Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m. on Tuesday, May 20, 2008, in Ballroom C at the Fort Worth Convention Center, 1201 Houston Street, Fort Worth, Texas, or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement and upon such other business as may properly come before the annual meeting or any adjournment thereof.

This proxy card, when properly signed, will be voted in the manner directed herein by the undersigned. If no direction is given, this proxy will be voted FOR Items 1, 2 and 3 listed herein, and AGAINST Item 4. As to such other matters that may properly come before the Annual Meeting of Stockholders, this proxy will be voted by the proxies listed above according to their discretion.

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

You can now access your XTO Energy Inc. account online.

Access your XTO Energy Inc. stockholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for XTO Energy Inc., now makes it easy and convenient to get current information on your stockholder account.

• View account status	• View payment history for dividends

• View certificate history	• Make address changes

• View book-entry information	• Obtain a duplicate 1099 tax form

• Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

****TRY IT OUT****

www.bnymellon.com/shareowner/isd

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER:	1-800-370-1163

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR ITEMS 1, 2 AND 3 LISTED BELOW AND AGAINST ITEM 4

Please mark here ☐ for address change or comments. SEE REVERSE SIDE Please mark your vote as indicated in this example. ☒

1.	Election of Directors.

CLASS III DIRECTORS (Three-Year Term):

	01 William H. Adams III	FOR	AGAINST	ABSTAIN
		☐	☐	☐

	02 Keith A. Hutton	FOR	AGAINST	ABSTAIN
		☐	☐	☐

	03 Jack P. Randall	FOR	AGAINST	ABSTAIN
		☐	☐	☐

2.	Approval of the 2004 Stock Incentive Plan, as Amended and Restated through May 20, 2008.

	FOR	AGAINST	ABSTAIN
	☐	☐	☐

3.	Ratification of the appointment of KPMG LLP as the Company’s independent auditor for 2008.

	FOR	AGAINST	ABSTAIN
	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 4 BELOW.

4.	Stockholder proposal to declassify the Board of Directors.

	FOR	AGAINST	ABSTAIN
	☐	☐	☐

SIGNATURE	SIGNATURE	DATE

Please sign EXACTLY as your name or names appear hereon. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please give full title as such. Joint owners should each sign. If a corporation, sign in corporate name by president or other authorized officer. If a partnership, sign in partnership name by authorized person.

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the Annual Meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned your proxy card.

Internet http: //www.proxyvoting.com/xto		Telephone 1-866-540-5760

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

You can view the Annual Report and Proxy Statement on the internet at http://ww3.ics.adp.com/streetlink/xto.